     As filed with the Securities and Exchange Commission on March 13, 1998

                      Registration No. 333-_______________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        UNITED COMMUNITY FINANCIAL CORP.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Ohio                             6036                        34-1856319
-------------------------------    -----------------------------    --------------------
(State or other jurisdiction        (Primary Standard Industrial      (I.R.S. employer
of incorporation or organization)    Classification Code Number)    identification number)

                             275 FEDERAL PLAZA WEST
                           YOUNGSTOWN, OHIO 44503-1203
                                 (330) 742-0500
          -------------------------------------------------------------
          (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                DOUGLAS M. MCKAY
                        UNITED COMMUNITY FINANCIAL CORP.
                             275 FEDERAL PLAZA WEST
                           YOUNGSTOWN, OHIO 44503-1203
                                 (330) 742-0500
                      --------------------------------------
                     (Name, address, including Zip Code, and
                     telephone number, including area code,
                              of agent for service)

                                 With copies to:
                                 Terri R. Abare
                              Kathleen M. Molinsky
                       Vorys, Sater, Seymour and Pease LLP
                       Atrium Two, 221 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-4000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
Title of each class                  Proposed maximum   Proposed maximum
of securities to be   Amount to be   offering price     aggregate offering  Amount of
registered            registered     per share          price(1)            registration fee
-----------------------------------------------------------------------------------------------
Common shares,
without par value     34,715,625     $10.00             $347,156,250        $105,199
-----------------------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of calculating the registration fee.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              CROSS REFERENCE SHEET
         Showing the location in the Prospectus of the Items of Form S-1

Form S-1 Item and Caption                                      Prospectus Heading
-------------------------                                      ------------------
1.     Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus...........   Cover Page

2.     Inside Front and Outside Back Cover Pages
           of Prospectus....................................   Cover Page, Back Cover Page

3.     Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges.....................
                                                               PROSPECTUS SUMMARY; SELECTED FINANCIAL INFORMATION AND OTHER
                                                                 DATA; RISK FACTORS

4.     Use of Proceeds......................................   USE OF PROCEEDS

5.     Determination of Offering Price......................   Cover Page; THE CONVERSION - Pricing and Number of
                                                                 Common Shares to be Sold

6.     Dilution.............................................   RISK FACTORS; THE CONVERSION - Tax Considerations; COMPARISON
                                                                 OF VALUATION AND PRO FORMA INFORMATION WITHOUT FOUNDATION;
                                                                 PRO FORMA DATA

7.     Selling Security Holders.............................   Not Applicable

8.     Plan of Distribution.................................   Cover Page; THE CONVERSION - General;
                                                                 - Subscription Offering; - Community Offering; Public
                                                                   Offering; and
                                                                 - Plan of Distribution

9.     Description of Securities to be Registered...........   DESCRIPTION OF AUTHORIZED SHARES

10.    Interest of Named Experts and Counsel................   Not Applicable

11.    Information with Respect to the Registrant
       (a)  Description of Business.........................   THE BUSINESS OF THE COMPANY

       (b)  Description of Property.........................   THE BUSINESS OF THE COMPANY - Properties

       (c)  Legal Proceedings...............................   THE BUSINESS OF THE COMPANY - Legal Proceedings

       (d)  Market Price and Dividends......................   Cover Page; PROSPECTUS SUMMARY - Dividend Policy; MARKET FOR
                                                                 COMMON SHARES; DIVIDEND POLICY

       (e)  Financial Statements............................   FINANCIAL STATEMENTS

       (f)  Selected Financial Data.........................   SELECTED FINANCIAL INFORMATION AND OTHER DATA

       (g)  Supplementary Financial Information.............   Not Applicable

       (h)  Management's Discussion and Analysis of
              Financial Condition and Results of Operations    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                                   FINANCIAL CONDITION AND RESULTS OF
                                                                   OPERATIONS
       (i)  Changes in and Disagreements with
              Accountants on Accounting and Financial
              Disclosure....................................   CHANGE IN ACCOUNTANTS

       (j)  Directors and Executive Officers................   MANAGEMENT

       (k)  Executive Compensation..........................   PROSPECTUS SUMMARY; RISK FACTORS - Potential Awards of Shares
                                                                 to Directors, Officers and Employees Pursuant to Benefit
                                                                 Plans; MANAGEMENT - Compensation; and - Stock Benefit Plans
       (l)  Security Ownership of Certain Beneficial
              Owners and Management.........................     THE CONVERSION - Intended Purchase by Directors and
                                                                   Executive Officers; - Limitations on Purchases of Common
                                                                   Shares; - Restrictions on Transfer of Common Shares by
                                                                   Directors and Officers
       (m)  Certain Relationships and Related
              Transactions..................................   Not Applicable

12.    Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities.....   Not Applicable

PROSPECTUS

                        UNITED COMMUNITY FINANCIAL CORP.
             (PROPOSED HOLDING COMPANY FOR THE HOME SAVINGS AND LOAN
                          COMPANY OF YOUNGSTOWN, OHIO)

          UP TO 28,937,500 COMMON SHARES, $10 PURCHASE PRICE PER SHARE

         United Community Financial Corp., an Ohio corporation (the "Holding Company"), is hereby offering up to 28,937,500 common shares, without par value (the "Common Shares"), in connection with the conversion of The Home Savings and Loan Company of Youngstown, Ohio, (the "Company"), from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under Ohio law (the "Conversion").

         Subject to the rights and restrictions established by the Company's Plan of Conversion (the "Plan"), Common Shares are offered hereby at a price of $10 per share in a subscription offering (the "Subscription Offering") to (a) each account holder who, at the close of business on July 31, 1996 (the "Eligibility Record Date"), had one or more deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with the Company (the "Eligible Account Holders"), (b) the United Community Financial Corp. Employee Stock Ownership Plan (the "ESOP"), (c) each account holder who, at the close of business on ___________, 1998 (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit with the Company (the "Supplemental Eligible Account Holders"), (d) members of the Company eligible to vote at the Special Meeting ("Other Eligible Members") and (e) directors, officers and employees of the Company. ALL SUBSCRIPTION RIGHTS TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING ARE NONTRANSFERABLE AND WILL EXPIRE AT 12:00 NOON, EASTERN DAYLIGHT TIME, ON _____ ___, 1998 (THE "SUBSCRIPTION EXPIRATION DATE"). PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS OR SUBSCRIBING FOR COMMON SHARES ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION (THE "OTS"). SEE "THE CONVERSION - SUBSCRIPTION OFFERING."

         To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining Common Shares may be offered to the general public in a direct community offering in which preference will be given to natural persons residing in Mahoning, Columbiana and Trumbull Counties, Ohio (the "Community Offering"). See "THE CONVERSION - Community Offering." Shares not subscribed for in the Subscription Offering and the Community Offering will be offered to members of the general public in a syndicated public offering (the "Public Offering"). The Subscription Offering, the Community Offering and the Public Offering are referred to collectively in this Prospectus as the "Offering."
                                                        (Continued on next page)

         THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OTS, THE DIVISION OF FINANCIAL INSTITUTIONS OF THE DEPARTMENT OF COMMERCE OF THE STATE OF OHIO (THE "DIVISION"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE DIVISION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

         AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THE RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

         FOR INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE CONVERSION INFORMATION CENTER AT (___) __________.

============================================================================================================================
                                                 Subscription              Estimated Expenses and         Estimated Net
                                                  Price (1)             Underwriting Commissions (2)         Proceeds
----------------------------------------------------------------------------------------------------------------------------
Per share Minimum                                   $10.00                          $0.15                     $9.85
Per share Mid-point                                 $10.00                          $0.14                     $9.86
Per share Maximum                                   $10.00                          $0.13                     $9.87
Per share Maximum, as adjusted                      $10.00                          $0.13                     $9.87
Total Minimum                                    $212,500,000                    $3,172,000                $209,328,000
Total Mid-point                                  $250,000,000                    $3,500,000                $246,500,000
Total Maximum                                    $289,375,000                    $3,845,000                $285,530,000
Total Maximum, as adjusted                       $334,656,250                    $4,240,000                $330,416,250
============================================================================================================================

(1) The aggregate Subscription Price is based on an independent appraisal of the pro forma market value of the Holding Company and the Company, as converted, reduced to reflect the intended issuance of up to 1,250,000 common shares to the Home Savings Charitable Foundation (the "Foundation"). As of February 24, 1998, the independent appraiser's valuation of the pro forma value of the Company, as converted, and the Holding Company and giving effect to the contribution to the Foundation, was $262,500,000, resulting in a range of values from a minimum of $223,125,000 to a maximum of $301,875,000, with an adjusted maximum, based on OTS regulations, of $347,156,250. As a result of the issuance of shares to the Foundation, the actual amount of the Offering ranges from a minimum of $212,500,000 to a maximum of $289,375,000 (the "Adjusted Valuation Range"), with an adjusted maximum of $334,656,250. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold, and - Contribution to the Foundation" and "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITHOUT FOUNDATION." The additional shares available for sale pursuant to the adjusted maximum of the Adjusted Valuation Range may be sold without the resolicitation of persons who subscribe for Common Shares in the Subscription Offering and the Community Offering. The actual number of Common Shares to be sold in connection with the Conversion will be based upon the final valuation of the Company, as converted and the Holding Company, as determined by an independent appraiser upon the completion of the Offering. See "THE CONVERSION Pricing and Number of Common Shares to be Sold."

(2) Expenses of the Conversion payable by the Company and the Holding Company include legal, accounting, appraisal, printing, mailing and miscellaneous expenses. Such expenses also include sales commissions, estimated to be between $1,819,250 and $2,886,896, and reimbursable expenses payable to Trident Securities, Inc. ("Trident") and McDonald & Company Securities, Inc. ("McDonald & Company"). Such sales commissions may be deemed to be underwriting fees, although Trident and McDonald & Company will solicit subscriptions for the Common Shares on a "best efforts" basis only and have no obligation to purchase any of the Common Shares. See "THE CONVERSION - Plan of Distribution." Actual expenses may vary from the estimates.



      TRIDENT SECURITIES, INC.               MCDONALD & COMPANY SECURITIES, INC.
                  The date of this Prospectus is May ___, 1998.

         The minimum number of Common Shares any person may purchase in the Offering is 25. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 30,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 30,000 Common Shares. In the event shares are available for the Community Offering or the Public Offering, each person, together with any Associate (hereinafter defined) or other persons Acting in Concert (hereinafter defined), may purchase in the Community Offering and the Public Offering up to 30,000 Common Shares. Except for the ESOP, which may purchase up to 10% of the total Common Shares sold in the Offering, no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 1% of the Common Shares sold in the Offering. Subject to OTS regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Company. If the purchase limitations are increased after the commencement of the Subscription Offering, persons who have subscribed for the maximum amount will be given the opportunity to increase their subscriptions. See "THE CONVERSION - Limitations on Purchases of Common Shares."

         Common Shares may be subscribed for in the Offering only by returning the accompanying Stock Order Form and Certification Form (the "Stock Order Form"), along with full payment of the purchase price per share for all Common Shares subscribed for, so that it is received by the Company no later than 12:00 noon, Eastern Daylight Time, on ______ ___, 1998. Payment for Common Shares may be made (i) in cash, if delivered in person; (ii) by check, bank draft, or money order made payable to the Company; or (iii) by authorization of withdrawal from deposit accounts in the Company. Once tendered, subscription orders cannot be revoked without the consent of the Company or the Holding Company. No payments by wire transfer will be accepted and the Holding Company is not obligated to accept orders submitted on photocopied or telecopied Stock Order Forms. See "THE CONVERSION - Use of Stock Order Forms; and - Payment for Common Shares."

         THE COMPLETION OF THE CONVERSION IS CONTINGENT UPON (I) THE APPROVAL OF THE PLAN AND THE ADOPTION OF AMENDED ARTICLES OF INCORPORATION AND AN AMENDED CONSTITUTION BY THE COMPANY'S VOTING MEMBERS AT A SPECIAL MEETING OF MEMBERS OF THE COMPANY TO BE HELD AT ___:00 __.M., EASTERN DAYLIGHT TIME, ON JUNE ___, 1998, AT _______________________, YOUNGSTOWN, OHIO (THE "SPECIAL MEETING"), (II)
THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES AND (III) CERTAIN OTHER FACTORS. SEE "THE CONVERSION."

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO







                                      [MAP]

                               PROSPECTUS SUMMARY

         The following information is not complete and is qualified in its entirety by the detailed information and the financial statements and accompanying notes appearing elsewhere in this Prospectus. The purchase of the Common Shares is subject to certain risks. See "RISK FACTORS."

UNITED COMMUNITY FINANCIAL CORP.

         The Holding Company was incorporated under Ohio law in February 1998 for the purpose of purchasing all of the capital stock of the Company to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of the Company, the investments made with the net proceeds retained from the sale of Common Shares and a loan to be made by the Holding Company to the ESOP to fund the ESOP's purchase of Common Shares in the Conversion. See "USE OF PROCEEDS."

         Following the Conversion, the Board of Directors intends to manage the Holding Company to promote the long-term best interests of the Holding Company and its shareholders. Initially, following the Conversion, the Company will have capital in excess of the level required to support its current asset size and operations. Management believes that the holding company structure and retention of proceeds could facilitate geographic expansion and diversification into other activities although there are no present arrangements, agreements or understandings, written or oral to do so. The holding company structure will also facilitate the repurchase of shares in the open market, subject to the discretion of the Holding Company's Board of Directors.

         The office of the Holding Company is located at 275 Federal Plaza West, Youngstown, Ohio 44503-1203, and its telephone number is (330) 742-0500.

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

         The Company is a mutual savings and loan association which was organized under Ohio law in 1889. At December 31, 1997, the Company had total assets of approximately $1.0 billion, total deposits of $886.8 million and total equity of $141.4 million, which represented 13.5% of total assets. For the year ended December 31, 1997, the Company earned approximately $13.0 million, for a return on average assets of 1.23%.

         The Company is a community-oriented institution which operates from 14 offices located throughout Mahoning, Columbiana and Trumbull Counties in Northeastern Ohio. Nine of the Company's offices are located in Mahoning County, three are in Columbiana County and two are in Trumbull County. The Company's home office is located in Youngstown which is approximately 75 miles northwest of Pittsburgh, Pennsylvania and 75 miles southeast of Cleveland, Ohio. Approximately 431,000 people live in the Company's primary market area which makes it the 7th largest metropolitan area in the State of Ohio.

         Based on FDIC-published data as of June 30, 1997, the Company had the largest deposit market share in Mahoning County, the third largest share in Columbiana County and the eleventh largest share in Trumbull County. The Company has customer relationships with over 47,000 households in its primary market area, and in 1997 the Company was the leading originator of purchase money residential mortgage loans in Mahoning County.

         The Company believes that, as competition intensifies in the financial services industry, customers will gravitate toward quality customer service, and a prime focus of the Company's competitive strategy is to emphasize personal service and convenience. Highlights of the Company's strategy include the following:

- Increasing the loan portfolio. The Company is a very traditional savings and loan company. At December 31, 1997, one- to four-family real estate loans represented 74.2% of total loans. While the Company intends to remain committed to financing home ownership, it also believes it must gradually expand the types of loan products it offers in order to meet the needs of its market area and to improve profitability. As a result, in 1996, the Company began to commit substantial resources to the commercial lending area, which is headed and staffed by individuals with very extensive commercial banking experience. The Company is also attempting to increase the loan portfolio by utilizing a newly developed central information file that captures the necessary customer profile information to more effectively cross-sell additional services to its existing customer base.

- Maintaining asset quality. The Company believes that high asset quality is a critical component of long-term financial success and, therefore, remains committed to a conservative credit culture. At December 31, 1997, nonperforming assets as a percentage of total assets were .98%, compared to 1.14% in 1993. Over the past five years this ratio has averaged .89%. Nonperforming loans as a percentage of total loans were 1.60% at December 31, 1997, compared to 2.04% at December 31, 1993. Over the past five years this ratio has averaged 1.54%. In addition, total charge-offs have averaged only $250,000 a year over the past five years.

- Managing interest rate risk. Although the Company's liabilities are more sensitive to changes in interest rates than its assets, the Company has attempted to mitigate this risk and enhance return by maintaining a relatively large portfolio of high quality investments. At December 31, 1997, total cash and investments (including mortgage-backed securities) was approximately $396.3 million, or 37.9% of total assets. Of that amount, approximately $132.8 million consisted of securities classified as "available for sale."

         As an Ohio savings and loan association, the Company is subject to supervision and regulation by the OTS, the Division and the FDIC. The Company is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and the deposit accounts of the Company are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION."

         The main office of the Company is located at 275 Federal Plaza West, Youngstown, Ohio 44503-1203, and its telephone number is (330) 742-0500.

THE CONVERSION

         GENERAL. On December 9, 1997, the Board of Directors of the Company approved the Plan, which provides for the conversion of the Company from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio. The OTS and the Division have approved the Plan, subject to the approval of the Plan by the Company's voting members at the Special Meeting, and to the satisfaction of certain other conditions. See "THE CONVERSION - Conditions and Termination."


         The Company has operated as an independent community oriented savings association since 1889. It is the intention of the Company to continue to operate as an independent savings association following the Conversion.

         OFFERING. Pursuant to the Plan, Common Shares are hereby offered at a price of $10 per share to (a) Eligible Account Holders, (b) the ESOP, (c) Supplemental Eligible Account Holders, (d) Other Eligible Members and (e) directors, officers and employees of the Company. See "THE CONVERSION - Subscription Offering."

         To the extent Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Holding Company may offer Common Shares in the Community Offering, subject to certain limitations. Preference will be given in the Community Offering to natural persons residing in Mahoning, Columbiana and Trumbull Counties, Ohio. The Boards of Directors of the Holding Company and the Company have the right to reject, in whole or in part, any order for Common Shares submitted in the Community Offering. See "THE CONVERSION - Community Offering."

         If Common Shares remain available after the completion of the Community Offering, the Holding Company may offer Common Shares in the Public Offering for sale on a best efforts basis by a syndicate of registered broker-dealers to be formed by Trident and McDonald & Company, subject to certain limitations. The Board of Directors of the Holding Company and the Company have the right to reject, in whole or in part, any order for Common Shares submitted in the Public Offering. See "THE CONVERSION - Public Offering."

         PURCHASE LIMITATIONS. The Plan authorizes the Boards of Directors of the Holding Company and the Company to establish limits on the number of Common Shares which may be purchased in the Offering. The minimum number of Common Shares any person may purchase in the Offering is 25. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 30,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 30,000 Common Shares. In the event shares are available for the Community Offering or the Public Offering, each person, together with any Associate or other persons Acting in Concert, may purchase in the Community Offering up to 30,000 Common Shares. Purchases in the Subscription Offering, the Community Offering and the Public Offering are subject to the additional limitation that no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 1% of the Common Shares sold in the Offering. Such limitations do not apply to the ESOP, which intends to purchase up to 8% of the Common Shares sold in the Offering. Subject to applicable regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors. See "THE CONVERSION - Limitations on Purchases of Common Shares."

         In addition to the purchase limitations established by the Plan, OTS regulations impose restrictions on certain acquisitions of more than 10% of the outstanding shares of the Company by any person or company, individually or Acting in Concert with others. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND ANTI-TAKEOVER PROVISIONS." The sale of Common Shares in the Offering will be subject to the approval of the Plan by the voting members of the Company at the Special Meeting, to the final valuation of the Common Shares, as determined by the independent appraiser upon the completion of the Offering, and to certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; - Public Offering; and - Pricing and Number of Common Shares to be Sold."

         The Subscription Offering will terminate and subscription rights will expire if not exercised by 12:00 noon, Eastern Daylight Time, on _________, 1998. The Community Offering, if any, will be terminated on or before ____ Eastern Daylight Time __________ ____, 1998, unless extended. Any continuation of the Community Offering or the Public Offering beyond __________ ___, 1998, will require the consent of the OTS and the Division, and persons who have subscribed for Common Shares in the Offering will be given the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

         PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON SHARES. To ensure that Eligible Account Holders and Supplemental Eligible Account Holders are properly identified as to their stock purchase priorities, such parties MUST LIST ALL DEPOSIT ACCOUNTS on the order form, giving all names on each deposit account and the account numbers at the applicable date. THE FAILURE TO PROVIDE ACCURATE AND COMPLETE ACCOUNT INFORMATION ON THE STOCK ORDER FORM MAY RESULT IN A REDUCTION OR ELIMINATION OF YOUR ORDER.

         Full payment by check, cash (except by mail), money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original Stock Order Form. THE HOLDING COMPANY IS NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR TELECOPIED STOCK ORDER FORMS. THE HOLDING COMPANY WILL NOT ACCEPT A STOCK ORDER FORM IF THE CERTIFICATION APPEARING ON THE REVERSE SIDE OF THE STOCK ORDER FORM IS NOT EXECUTED. THE HOLDING COMPANY IS NOT REQUIRED TO DELIVER A PROSPECTUS AND STOCK ORDER FORM BY ANY MEANS OTHER THAN THE U.S. POSTAL SERVICE.

         To ensure that each subscriber receives a prospectus at least 48 hours prior to the applicable expiration date, in accordance with Rule 15C2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the applicable expiration date. Execution of the Stock Order Form will confirm receipt or delivery of a prospectus under Rule 15C2-8.

         NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS. OTS and Ohio regulations provide that subscription rights are non-transferable. OTS regulations specifically prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the Common Shares to be issued upon the exercise of such subscription rights. Persons found to be selling or otherwise transferring their subscription rights or purchasing Common Shares on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the OTS. THE COMPANY AND THE HOLDING COMPANY WILL REFER TO THE OTS ANY SITUATIONS THEY BELIEVE MAY INVOLVE A TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS. Each person exercising subscription rights will be required to certify that his or her purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

         PRICING OF THE COMMON SHARES. Keller & Company, Inc. ("Keller"), a firm experienced in valuing thrift institutions, has prepared an independent valuation of the estimated pro forma market value of the Company, as converted, and the Holding Company. Keller's valuation of the estimated pro forma market value of the Company, as converted, and the Holding Company, EXCLUDING the shares to be issued to the Foundation, is $250,000,000 as of February 24, 1998 (the "Pro Forma Value"). Based on the Pro Forma Value, the Adjusted Valuation Range established in accordance with the Plan is $212,500,000 to $289,375,000. Applicable regulations permit the Holding Company to issue up to total of 33,465,625 Common Shares with an aggregate purchase price of $334,656,250. The Holding Company will issue the Common Shares at a fixed price of $10 per share. The number of Common Shares to be issued will be determined by dividing the price per share into the aggregate pro forma value of the Company, as converted, and the Holding Company at the close of the Offering.

         If, due to changing market conditions, the final valuation is less than $212,500,000 or more than $334,656,250, subscribers will be given written notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

INTENDED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the intended purchases by the directors and executive officers of the Company and the Holding Company:

Name                                        Total shares (1)     Aggregate purchase price (1) Percent of total offering (2)
----                                        ------------         ------------------------     -------------------------
Richard M. Barrett                           31,000              $  310,000                   .124%
James E. Bennett, Jr.                         1,000                  10,000                   .004
Charles. B. Cushwa, III                      60,000                 600,000                   .24
Donald R. Inglis                             30,000                 300,000                   .12
Patrick A. Kelly                             60,000                 600,000                   .24
Gary Keller                                  60,000                 600,000                   .24
William A. Holdford                          10,000                 100,000                   .04
Douglas M. McKay                             80,000                 800,000                   .32
Herbert F. Schuler, Sr.                      90,000                 900,000                   .36
Clarence R. Smith, Jr.                       25,000                 250,000                   .10
Robert J. Steele, Jr.                        10,000                 100,000                   .04
Donald J. Varner                             60,000                 600,000                   .24
John F. Zimmerman, Jr.                       15,000                 150,000                   .06
                                            -------              ----------                  ------
All directors and executive                 532,000              $5,320,000                  2.128%
                                            =======              ==========                  ======
   officers as a group (13 persons)

-----------------------------

(1) Includes intended purchases by Associates of directors and executive officers, to the extent known.

(2) Assumes that 25,000,000 Common Shares, the mid-point of the Adjusted Valuation Range, will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."


         All purchases by executive officers and directors of the Company are being made for investment purposes only and with no present intent to resell. Directors and executive officers will pay the same $10 per share price for Common Shares purchased in the Conversion as all other subscribers.

         USE OF PROCEEDS. The net proceeds from the sale of Common Shares in the Conversion are estimated to be $209.3 million, $246.5 million, $285.5 million and $330.4 million at the minimum, mid-point, maximum and adjusted maximum, respectively, of the Adjusted Valuation Range. See "PRO FORMA DATA." The Holding Company will invest 50% of the net proceeds from the Conversion in the capital stock to be issued by the Company in connection with the Conversion and will make a loan to the ESOP to acquire 8% of the Common Shares in the Offering. The Holding Company will retain the remaining 42% of the net proceeds and will use such funds for general corporate purposes. See "USE OF PROCEEDS." The 50% of the net proceeds invested in the Company by the Holding Company will initially be invested in overnight funds and short-term investments with maturities up to three years and utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions. See "USE OF PROCEEDS."

HOME SAVINGS CHARITABLE FOUNDATION

         In 1991, the Company established the Foundation, which is an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Except for 1993, each year since the Foundation was established, the Company has made annual contributions to the Foundation in furtherance of the Company's commitment to the communities that it serves. In connection with the Conversion, the Holding Company intends to contribute a number of common shares to the Foundation. The Company and the Holding Company believe that the contribution of common shares to the Foundation will benefit the long term value of the Company's community banking franchise by enabling the communities it serves to share in the potential growth and success of the Company and the Holding Company over the long term. See "THE CONVERSION - Contribution to the Foundation; and Structure of the Foundation."

         The Holding Company proposes to contribute to the Foundation immediately following the Conversion, out of authorized but unissued common shares, a number of shares equal to 5% of the Common Shares issued in the Conversion, subject to the overall limitation of 1,250,000 common shares. Such contribution would equal 1,062,500 common shares at the minimum of the Adjusted Valuation Range and 1,250,000 common shares at the mid-point, maximum and adjusted maximum of the Adjusted Valuation Range. Such contribution, once made, will not be revocable by the Holding Company or the Company. Assuming the sale of Common Shares at the maximum of the Adjusted Valuation Range and the issuance of 1,250,000 of such shares to the Foundation, the Company will have 30,187,500 shares issued and outstanding, of which the Foundation will own 1,250,000 shares, or 4.14%. THE ISSUANCE OF ADDITIONAL COMMON SHARES TO THE FOUNDATION WILL RESULT IN DILUTION OF APPROXIMATELY 4.14% TO THE OWNERSHIP AND VOTING INTERESTS IN THE HOLDING COMPANY OF THE PERSONS PURCHASING SHARES IN THE CONVERSION.

         As a result of the contribution to the Foundation, the Holding Company will recognize an expense for the full amount of the contribution, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made, which is expected to be the second quarter of 1998. Such expense will reduce earnings and have a material impact on the Holding Company's earnings for such quarter and for the year. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "RISK FACTORS - Contribution to the Foundation," "PRO FORMA DATA," "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITHOUT THE FOUNDATION" and "THE CONVERSION - Contribution to the Foundation -- Tax Considerations."

TAX CONSEQUENCES

         The consummation of the Conversion is expressly conditioned upon the receipt by the Holding Company and the Company of a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that, for federal income tax purposes, the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Holding Company and the Company intend to proceed with the Conversion based upon an opinion received from Vorys, Sater, Seymour and Pease LLP that states, in part, that (1) no gain or loss will be recognized by the Company in connection with the Conversion or the receipt from the Holding Company of proceeds from the sale of the Common Shares, (2) assuming that the subscription rights received by deposit account holders in connection with the Conversion have no ascertainable fair market value, no gain or loss will be recognized to the deposit account holders of the Company upon issuance to them of subscription rights or interests in the Liquidation Account (hereinafter defined) and (3) no taxable income will be realized by deposit account holders as a result of their exercise of such subscription rights. The Holding Company and the Company have received an opinion from Keller that the subscription rights have no ascertainable fair market value, although such opinion is not binding on the IRS. See "THE CONVERSION - Principal Effects of the Conversion -- Tax Consequences."

MARKET FOR THE COMMON SHARES

         The Company and the Holding Company have never issued capital stock to the public and, consequently, there is no existing market for the Common Shares. The Holding Company has received conditional approval to have the Common Shares quoted on The Nasdaq National Market ("Nasdaq") under the symbol "______". One of the conditions to the Nasdaq listing is the commitment of at least three brokerage firms to make a market in the Common Shares. Trident and McDonald & Company have informed the Holding Company that they intend to make a market in the Common Shares and expect that additional market makers will be identified. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such market does develop, that it will continue. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in the Conversion. See "RISK FACTORS - Absence of Established Market for the Common Shares."

DIVIDEND POLICY

         Following the completion of the Conversion, the Board of Directors of the Holding Company intends to establish a dividend policy. The declaration and payment of dividends or other capital distributions by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and the Company and to general economic conditions. The timing of the payment of dividends and the annual rate will depend upon a determination by the Board of Directors of the Holding Company that the net income, capital and financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company. No assurance can be given, however, that dividends will be paid or, if paid, will continue in the future. In accordance with OTS policy, the Holding Company will not undertake an extraordinary tax-free return of capital to its shareholders during the first year following the completion of the Conversion. See "DIVIDEND POLICY" and "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

BENEFITS OF THE CONVERSION TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE HOLDING COMPANY AND THE COMPANY

         GENERAL. Among the factors considered by the Board of Directors of the Company in making the decision to pursue the Conversion is the ability of the Holding Company and the Company to utilize various types of stock benefit plans to attract and retain qualified directors and employees. See "THE CONVERSION - Reasons for the Conversion."

         EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the Conversion, the Holding Company has established the ESOP, which intends to use a loan from the Holding Company to purchase 8% of the Common Shares issued in the Conversion. The loan will have a term of up to 15 years and an interest rate equal to _____________________________, which is currently _____%. All full-time employees of the Holding Company and the Company who meet certain age and years of service criteria will be eligible to participate in the ESOP. See "MANAGEMENT
- Stock Benefit Plans -- Employee Stock Ownership Plan," and "RISK FACTORS - Dilutive Impact of Benefit Plans on Net Earnings and Shareholders' Equity; and - Potential Awards of Shares to Directors, Officers and Employees Pursuant to Benefit Plans."

         STOCK OPTION PLAN. After the completion of the Conversion, the Holding Company intends to establish a stock option and incentive plan (the "Stock Option Plan"). The Board of Directors of the Holding Company anticipates that a number of shares equal to 10% of the Common Shares sold in the Offering will be reserved for issuance upon the exercise of options granted under the Stock Option Plan. The Stock Option Plan will be administered by a committee comprised of not fewer than three directors of the Company or the Holding Company (the "Stock Option Committee"). Persons eligible for awards under the Stock Option Plan will consist of directors, officers and employees of the Holding Company or the Company who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Stock Option Committee, will contribute to the future success of the Holding Company or the Company.

         Under OTS regulations, no stock options may be awarded during the first year after the completion of the Conversion unless the Stock Option Plan is approved by the shareholders of the Holding Company at an annual or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the Stock Option Plan is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to options awarded under the Stock Option Plan to directors who are not full-time employees of the Holding Company may not exceed 5% per person and 30% in the aggregate of the available plan shares; (ii) the number of shares which may be subject to options awarded under the Stock Option Plan to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; (iii) stock options must be awarded with an exercise price at least equal to the fair market value of the common shares of the Holding Company at the time of the award; and (iv) stock options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date the Stock Option Plan is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant. No decision has been made as to anticipated awards under the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan," and "RISK FACTORS - Dilutive Impact of Benefit Plans on Net Earnings and Shareholders' Equity; and Potential Awards to Directors, Officers and Employees Pursuant to Benefit Plans."

         RECOGNITION AND RETENTION PLAN. After the completion of the Conversion, the Holding Company intends to establish a recognition and retention plan (the "RRP"). The Board of Directors of the Holding Company anticipates that a number of shares equal to 4% of the Common Shares sold in connection with the Conversion will be purchased by, or issued to, the RRP. See "RISK FACTORS - Dilutive Impact of Benefit Plans on Net Earnings and Shareholders' Equity" for a discussion of the possible dilutive effects of the RRP. The RRP will be administered by a committee comprised of not fewer than three directors of the Company or the Holding Company (the "RRP Committee"). Persons eligible for awards under the RRP will consist of directors, directors emeritus, officers and employees of the Holding Company or the Company who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the RRP Committee, will contribute to the future success of the Holding Company or the Company. See "RISK FACTORS - Potential Awards of Shares to Directors, Officers and Employees Pursuant to Benefit Plans."

         Under OTS regulations, no RRP shares may be awarded during the first year after the completion of the Conversion unless the RRP is approved by the shareholders of the Holding Company at an annual or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the RRP is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares awarded under the RRP to directors and directors emeritus who are not full-time employees of the Holding Company may not exceed 5% per person and 30% in the aggregate of the available plan shares; (ii) the number of shares awarded under the RRP to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; and (iii) RRP awards will vest at the rate of one-fifth per year commencing no earlier than one year from the date the RRP is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant. No decision has been made as to anticipated awards under the RRP. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan."

         EMPLOYMENT AGREEMENTS. In connection with the Conversion, the Company will enter into employment agreements with Douglas M. McKay, the President, Chief Executive Officer, and Chairman of the Board of the Company, Donald J. Varner, the Secretary and Senior Vice President/Retail Banking Division of the Company, and Patrick A. Kelly, the Treasurer, Chief Financial Officer and Senior Vice President/Financial Division of the Company. Each employment agreement will provide for a term of three years and will also provide for severance payments in the event the agreement is terminated prior to the expiration of its term upon a change in control of the Company or for any reason other than just cause, as defined therein. See "MANAGEMENT - Employment Agreements."

INVESTMENT RISKS

         An investment in the Common Shares involves certain risks, including the possible loss of principal invested. Special attention should be given to the matters discussed under "RISK FACTORS - Anticipated Low Return on Equity; Interest Rate Risk; - Risks Associated with Commercial Lending; - Possible Adverse Effects of Contribution of Shares to the Foundation; - Competition in Primary Market Area; - Geographic Concentration of Credit; - Absence of Established Market for the Common Shares; - Dilutive Impact of Benefit Plans on Net Earnings and Shareholders' Equity; - Potential Awards of Shares to Directors, Officers and Employees Pursuant to Benefit Plans; - Legislation and Regulation Which May Adversely Affect Earnings and Operations; and - Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices."

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

         The following tables set forth certain information concerning the financial condition, earnings and other data regarding the Company at the dates and for the periods indicated. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

SELECTED FINANCIAL CONDITION DATA:                                        At December 31,
                                               --------------------------------------------------------------------------
                                                  1997            1996          1995                1994           1993
                                                 -------        --------       -------            -------        -------
                                                                           (In thousands)

Total assets                                  $1,044,993      $1,074,736     $1,077,523         $1,018,879     $1,003,975
Cash and cash equivalents                         34,497          19,668         41,813             20,601         18,174
Investment securities:
     Available for sale                           39,402          14,659         32,125             33,415              -
     Held to maturity                              4,968          27,970         30,119             34,322         68,287
Mortgage-backed securities:
     Available for sale                           62,423          84,466        100,005             87,935              -
     Held to maturity                            243,848         286,384        302,107            312,300        438,349
Loans, net                                       633,236         616,923        546,689            503,413        452,924
FHLB stock                                        11,136          10,370          9,675              9,043          8,544
Deposits                                         886,808         932,060        938,856            898,912        894,794
Total equity                                     141,353         128,131        122,294            107,209         96,152


 SUMMARY OF EARNINGS:                                                    Year ended December 31,
                                               --------------------------------------------------------------------------
                                                  1997              1996         1995            1994            1993
                                                 -------          --------      -------        -------          -------
                                                                        (In thousands)

  Interest income                                $82,685           $81,749      $79,834        $74,639          $77,743
  Interest expense                                40,463            43,009       41,104         34,898           38,158
                                                 -------          --------      -------        -------          -------
  Net interest income                             42,222            38,740       38,730         39,741           39,585
  (Recovery of) provision for loan loss
    allowances                                    (1,546)                -             -          (100)             535
                                                 -------          --------      -------        -------          -------
  Net interest income after recovery of or
    provision for
    loan loss allowances                          43,768            38,740       38,730         39,841           39,050
  Noninterest income                               1,564             1,291        1,554          1,018            2,080
  Noninterest expense (1)                         25,303            30,068       21,995         20,341           19,098
                                                 -------          --------      -------        -------          -------
  Income before provision for
  income taxes and cumulative effect
    of change in accounting principle             20,029             9,963       18,289         20,518           22,032
 Cumulative effect of change in
    accounting principle (2)                           -                 -            -              -              729
 Provision for income taxes                        6,982             3,332        6,707          7,294            8,002
                                                 -------          --------      -------        -------          -------
    Net income                                   $13,047          $  6,631      $11,582        $13,224          $14,759
                                                 =======          ========      =======        =======          =======

------------------------------

(1) For the year ended December 31, 1996, noninterest expense included a $5.9 million one-time assessment imposed on the Company as a result of legislation to recapitalize the SAIF.

(2) Reflects the cumulative impact of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," for the year ended December 31, 1993.

SELECTED FINANCIAL RATIOS AND OTHER DATA:                             At or for the year ended December 31,
                                                       ------------------------------------------------------------------
                                                        1997            1996           1995          1994           1993
                                                       -------        -------         -------       ------         ------
Performance ratios: (1)
   Return on average assets (2)                          1.23%          0.61%           1.11%         1.30%         1.48%
   Return on average equity (3)                          9.68           5.28            9.98         12.77         16.14
   Interest rate spread (4)                              3.53           3.14            3.30          3.64          3.72
   Net interest margin (5)                               4.09           3.65            3.79          4.01          4.07
   Noninterest expense to average assets                 2.39           2.77            2.10          2.01          1.91
   Efficiency ratio (6)                                 57.79          75.11           54.60         49.91         45.84
   Average interest-earning assets to average
     interest-bearing liabilities                      114.26         112.82          111.93        110.58        109.06
Capital ratios:
   Average equity to average assets                     12.74          11.58           11.08         10.21          9.16
   Equity to assets at year end                         13.53          11.92           11.35         10.52          9.58
   Tangible capital                                     13.47          11.87           11.24         10.70          9.56
   Core capital                                         13.47          11.87           11.24         10.70          9.56
   Risk-based capital                                   28.85          26.15           26.65         25.35         23.52
Asset quality ratios:
   Nonperforming loans to total loans at
     year end (7)                                        1.60           1.59            1.11          1.34          2.04
   Nonperforming assets to average assets (8)            0.96           0.91            0.59          0.82          1.15
   Nonperforming assets to total assets at
     year end (8)                                        0.98           0.92            0.57          0.82          1.14
   Allowance for loans losses as a percent of loans      0.94           0.81            0.93          1.01          1.18
   Allowance for loans losses as a percent of
     nonperforming loans (7)                            59.02          51.37           84.18         75.51         58.40
Number of:
   Loans                                               19,173         18,826          17,736         17,027       16,683
   Deposits                                           108,663        108,793         105,987         99,541       95,991
   Full-service offices (9)                              15              14             14            14            14

----------------------

(1) Performance ratios for 1996 reflect the $5.9 million one-time assessment imposed on the Company as a result of legislation to recapitalize the SAIF.

(2) Net income divided by average total assets. The return on average assets for 1996 includes the effect of the one-time SAIF assessment. Excluding this one-time only item, the Company's return on average assets would have been 0.96% for the year ended December 31, 1996.

(3) Net income divided by average total equity. The return on average equity for 1996 includes the effect of the one-time SAIF assessment. Excluding this one-time only item, the Company's return on average equity would have been 8.29% for the year ended December 31, 1996.

(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(5)      Net interest income as a percentage of average interest-earning assets.

(6) The efficiency ratio is computed as noninterest expense divided by the sum of net interest income and noninterest income. The efficiency ratio for 1996 includes the effect of the one-time SAIF assessment. Excluding this one-time only item, the Company's efficiency ratio would have been 60.37% for the year ended December 31, 1996.

(7)      Nonperforming loans include nonaccrual loans and restructured loans.

(8) Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans.

(9) On January 20, 1998, the Company closed a branch located in a supermarket in Poland, Ohio, reducing the number of full-service offices to 14.

                                  RISK FACTORS

         INVESTMENT IN THE COMMON SHARES INVOLVES CERTAIN RISKS. BEFORE INVESTING, PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING MATTERS.

ANTICIPATED LOW RETURN ON EQUITY

         During the last five years, the Company's return on equity has ranged from a high of 16.14% for 1993 to a low of 5.28% for 1996, with an average of 10.77%. Excluding the effect of the one-time assessment to recapitalize the SAIF, the return on equity would have been 8.29% for the year ended December 31, 1996. The increased capital resulting from the Conversion is expected to significantly reduce the Company's return on equity for a prolonged period after the Conversion, which may adversely affect the market value of the Common Shares. Initially, the Conversion proceeds will be invested in short-term investments which generally have lower yields than loans and longer term securities, which could also adversely affect the Company's return on equity. See "USE OF PROCEEDS." In addition, it is further anticipated that the ESOP and, if approved by the Board of Directors and the shareholders after the Conversion, the Stock Option Plan and the RRP will increase compensation expense significantly, further lowering return on equity. See "Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

INTEREST RATE RISK

         The Company's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, the Company's interest income and interest expense change as interest rates fluctuate and assets and liabilities reprice. Interest rates generally may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond the Company's control. The interest rates on specific assets and liabilities of the Company will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. See "THE BUSINESS OF THE COMPANY Lending Activities; and - Deposits and Borrowings."

         In a period of rising interest rates, the interest income earned on the Company's assets may not increase as rapidly as the interest expense paid on the Company's liabilities. As a result, the earnings of the Company may be adversely affected. The degree to which such earnings will be adversely affected depends upon the rapidity and extent of the increase in interest rates. In addition, rising interest rates could negatively affect the Company's earnings due to diminished loan demand. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS Asset and Liability Management."

         Changes in interest rates also affect the value of the Company's interest-earning assets, particularly its one- to four-family residential mortgage loans and mortgage-backed securities portfolio. Typically, the value of these assets fluctuates inversely with changes in interest rates. At December 31, 1997, the Company's mortgage-backed securities portfolio totaled $306.3 million, including $62.4 million classified as available for sale, and the Company's loan portfolio included $513.7 million in one- to four-family residential mortgage loans. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of taxes. Decreases in the fair value of securities available for sale therefore could have an adverse effect on shareholders' equity. See "THE BUSINESS OF THE COMPANY - Investment Activities."

RISKS ASSOCIATED WITH COMMERCIAL LENDING

         During 1997 and 1996 the Company has become more active in originating commercial loans, which amounted to $59.9 million, or 9.1% of the Company's total loan portfolio, at December 31, 1997.

         Commercial loans are generally considered to entail significantly greater risk than real estate lending. The repayment of commercial loans is typically dependent on the income stream and successful operation of a business, which can be affected by economic conditions. The collateral for commercial loans, if any, often consists of rapidly depreciating assets. In addition, commercial lending generally requires substantially greater underwriting and monitoring efforts compared to residential real estate lending. At December 31, 1997, the Company had $2.1 million of nonperforming commercial loans, which represented 20.9% of the Company's nonperforming assets.

         Although commercial loans present greater risk than real estate loans, they also typically have higher yields. During 1997 the Company hired two experienced commercial lending officers, and the Company intends to increase its volume of commercial loan originations.

POSSIBLE ADVERSE EFFECTS OF CONTRIBUTION OF SHARES TO THE FOUNDATION

         DILUTION OF SHAREHOLDERS' INTERESTS. The Holding Company proposes to contribute to the Foundation common shares in an amount equal to 5% of the Common Shares sold in connection with the Conversion, not to exceed 1,250,000 common shares, subject to the approval of the contribution by the Company's members at the Special Meeting. At the minimum of the Adjusted Valuation Range, the contribution to the Foundation would be 1,062,500 common shares with a value of $10,625,000, and at the mid-point, maximum and adjusted maximum of the Adjusted Valuation Range, the contribution to the Foundation would be 1,250,000 common shares, with a value of $12.5 million, based on the $10 purchase price per share. Upon completion of the Conversion and the contribution of shares to the Foundation, the Holding Company will have 30,187,500 shares issued and outstanding at the maximum of the Adjusted Valuation Range, of which the Foundation will own 1,250,000 shares, or 4.14%. As a result, persons purchasing Common Shares in the Conversion will have their ownership and voting interests in the Holding Company diluted by 4.14%. See "PRO FORMA DATA."

         IMPACT ON EARNINGS. The contribution of common shares to the Foundation will have an adverse impact on the Holding Company's earnings in the year in which the contribution is made. The Holding Company will recognize the full expense in the amount of the contribution of common shares to the Foundation in the quarter in which it occurs, which is expected to be the second quarter of 1998. The amount of the contribution will range from $10.6 million to $12.5 million, based on the Adjusted Valuation Range. The contribution expense will be partially offset by the tax benefit related to the expense. The Company and the Holding Company have been advised by their independent tax advisors that the contribution to the Foundation will be tax deductible, subject to an annual limitation of 10% of the Holding Company's annual taxable income. Management expects that the funding of the Foundation will have an adverse impact on the Holding Company's earnings for 1998.

         COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE CONTRIBUTION TO THE FOUNDATION IS NOT PART OF THE CONVERSION. The intended contribution of common shares to the Foundation was taken into account by Keller in the Adjusted Valuation Range. Based upon these considerations, Keller determined the pro forma value of the Company, as converted, and the Holding Company to be $250.0 million. If the contribution were not being made to the Foundation, Keller has estimated that the estimated pro forma market value of the Company, as converted, and the Holding Company would be $280.0 million. The amount of Common Shares that are being offered in the Conversion at the mid-point of the Adjusted Valuation Range is therefore approximately $30.0 million less than the estimated amount of Common Shares that would have been offered in the Conversion without the Foundation, based on the estimate provided by Keller. Accordingly, fewer shares will be available for sale to persons having subscription rights, which could result in subscribers receiving fewer shares, depending on the size of a depositor's stock order, the amount of the depositor's qualifying deposits in the Company and the overall level of subscriptions. See "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITHOUT FOUNDATION." This estimate by Keller was prepared solely for purposes of providing information with which to make an informed decision on the Conversion.

         POTENTIAL ANTI-TAKEOVER EFFECT. Upon completion of the Conversion, the Foundation will own 4.14% of the total Common Shares outstanding, assuming the sale of 28,937,500 Common Shares in the Offering and the contribution of 1,250,000 shares to the Foundation. The common shares held by the Foundation will be voted by the Foundation's independent trustee. However, if the Holding Company's Board of Directors were given authority to exercise sole voting power over such shares, management of the Company and the Holding Company may benefit to the extent that the Board of Directors determines to vote the common shares held by the Foundation in favor of proposals supported by the Company and the Holding Company. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Holding Company, shares expected to be held by the RRP, and shares held by the ESOP trust, the aggregate of such shares will exceed 20% of the outstanding Common Shares, which could enable management to defeat shareholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain shareholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees of the Company, and because the RRP must first be approved by shareholders no sooner than six months following completion of the Conversion, and awards under such proposed plan may be granted to employees other than executive officers and directors, management of the Holding Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. See "Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices." Moreover, if the Foundation sells its Holding Company shares over time, its ownership interest and voting power in the Holding Company is expected to decrease.

         APPROVAL OF MEMBERS. The contribution of common shares to the Foundation is subject to the approval of a majority of the total outstanding votes eligible to be cast at the Special Meeting. The contribution to the Foundation will be considered as a separate matter from approval of the Plan. If the Company's members approve the Plan, but not the contribution to the Foundation, the Company intends to complete the Conversion without the contribution to the Foundation. The elimination of the contribution to the Foundation may materially increase the pro forma market value of the Company, as converted, and the Holding Company. See "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH FOUNDATION." If the pro forma market value of the Company, as converted, and the Holding Company, without the contribution to the Foundation, is either greater than $334,656,250 or less than $212,500,000, or if the OTS otherwise requires a resolicitation of subscribers, the Company will establish a new valuation range and commence a resolicitation of subscribers. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription will have the appropriate portion of his funds promptly refunded with interest. Any change in the Adjusted Valuation Range must be approved by the OTS. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

COMPETITION IN PRIMARY MARKET AREA

         Competition in the banking and financial services industry is intense. In its market area, the Company competes with commercial banks, savings and loan associations, finance companies, mortgage banking companies, credit unions, mutual funds and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources than the Company and may offer services that it does not or cannot provide. The profitability of the Company depends upon its continued ability to successfully compete in its market area.

GEOGRAPHIC CONCENTRATION OF CREDIT

         Most of the Company's loans have been made to borrowers residing in, and most of its real estate loans are secured by property located in, Mahoning County, northern Columbiana County and southern Trumbull County in northeast Ohio. Events which negatively impact the local economy, such as a strike or lay-offs at the General Motors Plant in Lordstown, Ohio, which is a major employer in the Company's market area, could result in increased defaults on loans made by the Company and decreases in the value of the Company's collateral, making collection of such loans more difficult.

         With regard to several important economic factors, statistics for the Company's primary market area have in recent years trailed both the State of Ohio and the United States. In 1996, the per capita annual income of Mahoning County and the Company's primary market area were lower than the $15,376 and $16,738 per capita annual income for Ohio and the United States, respectively. The median annual household income for the Company's primary market area was $27,404 in 1996, compared to $32,120 for the State of Ohio and $34,530 for the United States.

ABSENCE OF ESTABLISHED MARKET FOR THE COMMON SHARES

         Because the Company and the Holding Company have never issued stock to the public before, there is no existing market for the Common Shares. The Holding Company has received conditional approval to have the shares quoted on Nasdaq under the symbol "________". See "MARKET FOR COMMON SHARES." The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Holding Company, or any market maker. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potential long-term nature of an investment in the Common Shares. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Shares.

         The offering price of the Common Shares is based upon an independent appraisal of the Company, as converted, and the Holding Company. The appraisal is not a recommendation as to the advisability of purchasing Common Shares, nor does it represent Keller's opinion as to the price at which the Common Shares may trade. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in the Conversion.

DILUTIVE IMPACT OF BENEFIT PLANS ON NET INCOME AND SHAREHOLDERS' EQUITY

         In connection with the Conversion, the Holding Company has established the ESOP, which intends to use a loan from the Holding Company to purchase 8% of the Common Shares issued in connection with the Conversion. All full-time employees of the Holding Company and the Company who meet certain age and years of service criteria will be eligible to participate in the ESOP.

         The ESOP loan will be repaid through cash contributions to the ESOP from the Company and the use of dividends paid on the Common Shares, if any. The Company currently anticipates that the ESOP loan will be repaid over a period of up to 15 years. The amount of cash or other assets that can be contributed to the ESOP each year is limited by certain IRS regulations. Contribution to the ESOP in the maximum amount permitted by IRS regulations, could result in repayment of the ESOP loan in fewer than 15 years. A shorter repayment period could result in increased compensation expense during the years in which payments are made on the ESOP loan, which would adversely impact the Holding Company's earnings.

         Statement of Position ("SOP") No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans," published by the American Institute of Certified Public Accountants (the "AICPA"), requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the ESOP as the loan is repaid. See "PRO FORMA DATA" for pro forma information regarding the effects of SOP 93-6 on net earnings and shareholders' equity. If the Common Shares acquired by the ESOP appreciate in value over time, or if the loan is repaid in fewer than 15 years, the Holding Company may incur increased compensation expense relating to the ESOP which would adversely affect the Holding Company's net earnings.

         The ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares from the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

         Following the consummation of the Conversion, the Holding Company intends to adopt the Stock Option Plan and the RRP. The Holding Company will incur compensation expense for RRP shares based on the market value of the shares at each vesting date. Such expense will reduce the Holding Company's net income for the years in which awards vest.

         The shares issued to participants under the RRP could be newly issued shares or shares purchased in the market. In the event the shares issued under the RRP consist of newly issued common shares, the interests of existing shareholders will be diluted. Shares issued pursuant to the exercise of options under the Stock Option Plan will be authorized but unissued shares, unless the Holding Company has treasury shares at the time of exercise and elects to use the treasury shares. At the adjusted maximum of the Adjusted Valuation Range, if all shares under these plans were newly issued and the exercise price for the option shares was equal to the $10 per share purchase price in the Conversion, the pro forma book value per share of the outstanding common shares at December 31, 1997, would decrease from $12.52 to $11.32. See "PRO FORMA DATA" and "MANAGEMENT - Stock Benefit Plans."

POTENTIAL AWARDS OF SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES PURSUANT TO BENEFIT PLANS

         The ESOP intends to purchase 8% of the Common Shares sold in the Offering. After the completion of the Conversion, but not sooner than six months thereafter, the Holding Company intends to submit the Stock Option Plan and the RRP for approval by its shareholders. It is anticipated that a number of shares equal to 10% of the Common Shares sold in the Offering will be reserved out of authorized but unissued shares for issuance to the directors, officers and employees of the Holding Company and the Company pursuant to the Stock Option Plan, and a number of shares equal to 4% of the Common Shares sold in the Offering will be purchased by the RRP in the open market or directly from the Holding Company for awards to directors, officers and employees of the Holding Company and the Company under the RRP. Based on the $10 per share price in the Offering, the total value of the shares which may be available for awards under the RRP, at no cost to the recipients of such awards, ranges from $8.5 million at the minimum of the Adjusted Valuation Range to $13.4 million at the adjusted maximum of the Adjusted Valuation Range. Awards of shares under the RRP will not occur until at least six months after completion of the Conversion. As a result, the value of such shares at the time of such awards, or at the time awarded shares are distributed to recipients, cannot be estimated. See "THE CONVERSION - Reasons for the Conversion," and "MANAGEMENT - Stock Benefit Plans."

LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT EARNINGS AND OPERATIONS

         The Company is subject to extensive regulation by the OTS, the Division and the FDIC and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. The Holding Company will also be subject to regulation and examination by the OTS. Such supervision and regulation of the Company and the Holding Company are primarily for the protection of the federal deposit insurance fund and not for the maximization of shareholder value and may limit the ability of the Company and the Holding Company to engage in various business activities. See "REGULATION."

         Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations. Such legislation, if enacted, could eliminate the OTS, which would likely subject the Company to more regulation by the FDIC. In addition, the Holding Company might become subject to new or different holding company regulations, including separate capital requirements and stringent limitations on activities. Although the Holding Company cannot predict when or whether Congress may pass legislation regarding the Holding Company's and the Company's regulatory requirements or charter, it is not anticipated that the current business activities of the Holding Company or the Company will be materially affected by such legislation.

ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES

         The Articles of Incorporation and Code of Regulations of the Holding Company and the Amended Articles of Incorporation of the Company contain certain provisions that could deter or prohibit non-negotiated changes in the control of the Holding Company and the Company. Such provisions include (1) a restriction on the direct or indirect acquisition of more than 10% of the outstanding shares of the Company by any person during the five-year period following the effective date of the Conversion, (2) the ability to issue additional common shares without shareholder approval, and (3) the requirement of a 80% supermajority voting requirement for the approval of certain matters, including mergers, acquisitions of a majority of the shares of the Holding Company or the transfer of substantially all of the assets of the Holding Company, if the Board of Directors recommends against the approval of any such matter. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND ANTI-TAKEOVER PROVISIONS."

         The executive officers and directors of the Holding Company and their Associates are expected to purchase approximately 2.13% of the shares issued in connection with the Conversion, assuming the sale of 25,000,000 Common Shares at the midpoint of the Adjusted Valuation Range. In addition, executive officers of the Holding Company will be able to vote shares allocated to their accounts under the ESOP, which intends to purchase approximately 8% of the shares issued in connection with the Conversion. The RRP trustees, who are expected to be directors of the Company, will vote shares awarded but not distributed under the RRP in their discretion. In view of the various provisions of the Articles of Incorporation and the stock benefit plans of the Holding Company and the Company, the ESOP trustee, the RRP Committee and the directors and officers of the Holding Company and the Company will have a significant influence over the vote on any takeover attempt or proxy contest and may be able to defeat such a proposal. The Boards of Directors of the Holding Company and the Company believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirers to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or restrict or eliminate the opportunity for shareholders to sell their shares for premium prices.

         Federal and Ohio law also restrict the acquisition of control of the Holding Company and the Company, and regulations of the OTS restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of the Company or the Holding Company. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND ANTI-TAKEOVER PROVISIONS."

                                 USE OF PROCEEDS

         The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Adjusted Valuation Range:

                                          Minimum           Mid-point              Maximum          Maximum, as adjusted
                                          -------           ---------              -------          --------------------

Gross proceeds                          $212,500,000       $250,000,000         $289,375,000            $334,656,250
Less estimated expenses                    3,172,000          3,500,000            3,845,000               4,240,000
                                        ------------       ------------         ------------            ------------
Total net proceeds                      $209,328,000       $246,500,000         $285,530,000            $330,416,250
                                        ============       ============         ============            ============


         The net proceeds from the sale of the Common Shares may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Actual expenses may be more than or less than estimated. See "THE CONVERSION Plan of Distribution."

         The Holding Company will retain up to 50% of the net proceeds from the sale of the Common Shares, or approximately $165.2 million at the adjusted maximum of the Adjusted Valuation Range. Such proceeds will be used to make a loan to the ESOP to acquire 8% of the Common Shares in the Offering. Based upon the issuance of 33,465,625 shares at the adjusted maximum of the Adjusted Valuation Range, the loan to the ESOP would be $26.8 million. See "MANAGEMENT Stock Benefit Plans -- Employee Stock Ownership Plan." The loan to the ESOP will have a term of up to 15 years and an interest rate equal to ___________________________, which is currently _____%. The balance of the net proceeds may be invested initially in investment securities, mortgage-backed securities, U.S. Government and federal agency securities of various maturities, deposits in either the Company or other financial institutions, or a combination thereof.

         Ultimately the proceeds retained by the Holding Company may be used for payments of dividends, repurchases of Common Shares, funding of the RRP and other general corporate purposes. The Holding Company currently has no specific plan to repurchase any of the Common Shares. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Shares based on its view of the appropriateness of the price of the Common Shares as well as the Holding Company's and the Company's investment opportunities and capital needs. OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS may permit a repurchase during the first year following the completion of the Conversion or may permit the Holding Company to exceed the 5% limits in the second and third years if exceptional circumstances are established. In addition, after any repurchase during the three years following the completion of the Conversion, the Company's regulatory capital must equal or exceed all regulatory capital requirements. See "THE CONVERSION - Restrictions on Repurchase of Common Shares."

         The remainder of the net proceeds received from the sale of the Common Shares, approximately $165.2 million at the adjusted maximum of the Adjusted Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Company to the Holding Company. The resulting increase in the regulatory capital of the Company will permit the Company to expand its lending and investment activities and to enhance customer services. The Company anticipates that the portion of the net proceeds received by the Company will initially be invested in overnight funds and short-term investments with maturities of one to three years and eventually utilized for general corporate purposes, including loan originations. The Company may also use such funds for the expansion of its facilities, and, although no such transactions are specifically being considered at this time, to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies, including those located within the Company's market area or the establishment of de novo branch offices or loan origination facilities.


                            MARKET FOR COMMON SHARES

         Neither the Holding Company nor the Company has ever issued capital stock to the public and, consequently, there is currently no established market for the Common Shares. The Holding Company has received conditional approval to have the Common Shares quoted on Nasdaq under the symbol "_____."

                  One of the conditions to the Nasdaq listing is the commitment of at least three brokerage firms to make a market in the Common Shares. Trident and McDonald & Company have informed the Holding Company that they intend to make a market in the Common Shares, and expect that additional market makers will be identified. A public trading market for the stock of any issuer, including the Holding Company, depends upon the presence of both willing buyers and willing sellers at any given time. Accordingly, the number of active buyers and sellers of the Common Shares at any particular time may be limited. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially long-term nature of an investment in the Common Shares. See "RISK FACTORS - Absence of Established Market for the Common Shares."

         The appraisal of the pro forma market value of the Common Shares is not a recommendation as to the advisability of purchasing Common Shares, nor does it represent Keller's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in the Conversion.


                                 DIVIDEND POLICY

         Following the completion of the Conversion, the Board of Directors of the Holding Company intends to establish a dividend policy. The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. The timing of payments of dividends and the annual rate will depend upon a determination by the Board of Directors of the Holding Company, in the exercise of its discretion, that the net income, capital and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, that such dividends will continue to be paid in the future. In addition, the Holding Company will not take any action that would further the payment of a tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

         Other than earnings on the investment of the proceeds retained by the Holding Company and interest earned on the loan to the ESOP, the principal source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Company on the common shares of the Company held by the Holding Company. The declaration and payment of dividends by the Company to the Holding Company will be subject to the discretion of the Board of Directors of the Company, to the earnings and financial condition of the Company, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Company will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION -

Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources." The Company may not pay a dividend unless such dividend also complies with an OTS regulation limiting capital distributions by savings and loan associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases, and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

                          REGULATORY CAPITAL COMPLIANCE

         The following table sets forth the historical regulatory capital of the Company at December 31, 1997, and the pro forma regulatory capital of the Company at such date based on the receipt of 50% of the net proceeds for the number of Common Shares indicated.

                                                      Pro forma capital at December 31, 1997, assuming the sale of:
                                           --------------------------------------------------------------------------------
                                               21,250,000          25,000,000          28,937,500          33,465,625
                                             Common Shares       Common Shares       Common Shares       Common Shares
                          Historical at     (offering price     (offering price     (offering price     (offering price
                        December 31, 1997   of $10 per share)   of $10 per share)  of $10 per share)   of $10 per share)
                       ------------------  -----------------   -----------------  -----------------   -----------------
                       Amount  Percent(1)  Amount  Percent(1)  Amount  Percent(1) Amount   Percent(1) Amount   Percent(1)
                       ------  ----------  ------  ----------  ------  ---------- ------   ---------- ------   ----------
                                                             (Dollars in thousands)

GAAP capital: (2)      $141,353             $209,574            $221,728           $234,156            $248,448
                       ========             ========            ========           ========            ========

Tangible capital: (3)
   Capital level       $140,636   13.47%    $208,857    18.78%  $221,011    19.66% $233,439   20.53%   $247,731    21.52%
   Requirement           15,661    1.50       16,684     1.50     16,867     1.50    17,053    1.50      17,267     1.50
                       --------   -----     --------    -----   --------    -----  --------   -----    --------    -----
   Excess              $124,975   11.97%    $192,173    17.28%  $204,144    18.16% $216,386   19.03%   $230,464    20.02%
                       ========   =====     ========    =====   ========    =====  ========   =====    ========    =====

Core capital: (3)
   Capital level       $140,636   13.47%    $208,857    18.78%  $221,011    19.66% $233,439   20.53%   $247,731    21.52%
   Requirement (4)       31,322    3.00       33,369     3.00     33,733     3.00    34,106    3.00      34,535     3.00
                     ----------  ------   ----------   ------ ----------   ------ ---------- ------   ---------   ------
   Excess              $109,314   10.47%    $175,488    15.78%  $187,278    16.66% $199,333   17.53%   $213,196    18.52%
                       ========   =====     ========    =====   ========    =====  ========   =====    ========    =====

Risk-based capital:
(5)
   Capital level       $146,461   28.85%    $214,682    39.62%  $226,836    41.40% $239,264   43.18%   $253,556    45.17%
   Requirement           40,619    8.00       43,348     8.00     43,834     8.00    44,331    8.00      44,903     8.00
                       --------   -----     --------    -----   --------    -----  --------   -----    --------    -----
   Excess              $105,842   20.85%    $171,334    31.62%  $183,002    33.40% $194,933   35.18%   $208,653    37.17%
                       ========   =====     ========    =====   ========    =====  ========   =====    ========    =====

-------------------------------

(1) Based upon total adjusted assets of $1.04 billion at December 31, 1997, and $1.11 billion, $1.12 billion, $1.14 billion and $1.15 billion, at the minimum, mid-point, maximum and adjusted maximum of the Adjusted Valuation Range, respectively, for purposes of tangible and core capital requirements, and upon risk-weighted assets of $507.7 million at December 31, 1997, and $541.8 million, $547.9 million, $554.1 million and $561.3 at the minimum, midpoint, maximum and adjusted maximum of the Adjusted Valuation Range, respectively, for purposes of the risk-based capital requirement.

(2) The difference between GAAP capital and each of tangible capital and core capital is the unrealized gain on securities available for sale, net of taxes.

(3) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.

(5) Assumes reinvestment of net proceeds in 50% risk-weighted assets. Includes $5.8 million of general valuation allowances, all of which qualify as supplementary capital. See "REGULATION - Regulatory Capital Requirements."

                                 CAPITALIZATION

         Set forth below is the historical capitalization of the Company at December 31, 1997, and the pro forma consolidated capitalization of the Holding Company at such date, as adjusted to give effect to the sale of Common Shares based on the Adjusted Valuation Range and estimated expenses. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold." A change in the number of Common Shares to be issued in the Conversion may materially affect the pro forma consolidated capitalization of the Holding Company.

                                                                Pro forma capitalization of the Holding Company
                                                                  at December 31, 1997, assuming the sale of:
                                                      ------------------------------------------------------------------
                                                        21,250,000        25,000,000        28,937,500        33,465,625
                                      Historical          Common            Common            Common            Common
                                    capitalization        Shares            Shares            Shares            Shares
                                   of the Company at    (Offering         (Offering         (Offering          (Offering
                                     December 31,        price of          price of          price of          price of
                                        1997          $10 per share)    $10 per share)    $10 per share)    $10 per share)
                                   ------------       --------------    --------------    --------------    --------------
                                                                         (In thousands)
Deposits (1)                          $886,808           $886,808          $886,808        $886,808            $886,808
                                      ========           ========          ========        ========            ========
Capital and retained earnings:
  Common Shares, no par value per
   share: authorized - ________
   shares; assumed  outstanding -            -           $      1          $      1        $      1            $      1
   as shown (2)
  Additional paid-in capital                 -            209,327           246,499         285,529             330,415
  Shares issued to Foundation (3)            -             10,625            12,500          12,500              12,500
  Less expense of contribution to
   Foundation, net                           -             (6,906)           (8,125)         (8,125)             (8,125)
  Less Common Shares acquired by
   the ESOP (4)                              -            (17,850)          (21,000)        (24,150)            (27,772)
  Less Common Shares acquired by
   the RRP (5)                               -             (8,925)          (10,500)        (12,075)            (13,886)
  Retained earnings, net,
   substantially restricted (6)        140,636            140,636           140,636         140,636             140,636
  Unrealized gain on available for
   sale securities, net                    717                717               717             717                 717
                                      --------           --------          --------        --------            --------
   Total capital and retained
     earnings                         $141,353           $327,625          $360,728        $395,033            $434,486
                                      ========           ========          ========        ========            ========

------------------------------------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of the Company. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The number of Common Shares assumed outstanding does not reflect the issuance of any common shares which may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan." Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses.

(3) Reflects shares to be contributed to the Foundation at an assumed value of $10 per share.

(4) Assumes that 8% of the Common Shares sold in the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from the Holding Company for a term of 15 years at a rate of ___%. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. The Company has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which would reduce the Company's total capital and retained earnings, as reflected in the table. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect of approximately 7.4% on the voting interests of the Holding Company's shareholders. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

(5) Assumes that 4% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of $10 per share. There can be no assurance that a sufficient number of shares will be available for purchase by the RRP, or that shares could be purchased at a price of $10 per share. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce retained earnings. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from the Holding Company. If authorized but unissued shares are purchased, the voting interests of existing shareholders would be diluted approximately 3.9%. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan."

(6) Retained earnings include restricted and unrestricted retained earnings. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the liquidation account to be established in connection with the Conversion and "TAXATION - Federal Taxation" for information concerning restricted retained earnings for federal tax purposes.

                                 PRO FORMA DATA

         Set forth below are the pro forma consolidated net earnings of the Holding Company for the year ended December 31, 1997, and the pro forma consolidated shareholders' equity of the Holding Company at December 31, 1997, along with the related pro forma earnings per share amounts, giving effect to the sale of the Common Shares based on the Adjusted Valuation Range. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the period and yielded the net proceeds indicated;
(ii) such net proceeds were invested at the beginning of the period to yield annualized after-tax net returns of 3.46%; and (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares. The assumed returns are based on the one-year U.S. Treasury bill yield of 5.32% as of December 31, 1997. This rate was used as an alternative to the arithmetic average of the Company's interest-earning assets and interest-bearing deposits. In calculating pro forma net earnings, a statutory federal income tax rate of 35% has been assumed for all periods. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1997 weighted average yield on interest-earning assets and weighted average rates paid on deposits during such period. Actual yields may differ, however, from the assumed returns. The pro forma consolidated net earnings amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period.

         As the table demonstrates, pro forma consolidated earnings per share and pro forma consolidated shareholders' equity per share decrease as the amount of Common Shares sold moves from the minimum of the Adjusted Valuation Range to the adjusted maximum of the Adjusted Valuation Range. In addition, the offering price as a multiple of pro forma earnings per share and as a percent of pro forma shareholders' equity per share increases as the amount of Common Shares sold moves from the minimum of the Adjusted Valuation Range to the adjusted maximum of the Adjusted Valuation Range.

         THE PRO FORMA DATA AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. NO ASSURANCE CAN BE PROVIDED THAT THE ASSUMED YIELDS WILL BE ACHIEVED ON THE INVESTMENT OF THE CONVERSION PROCEEDS. THE PRO FORMA DATA DOES NOT PURPORT TO REPRESENT WHAT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE CONVERSION BEEN COMPLETED AS OF THE DATE OR AT THE BEGINNING OF THE PERIODS INDICATED, OR TO PROJECT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                                                      Year ended December 31, 1997, assuming the sale of:
                                         -----------------------------------------------------------------------------
                                            21,250,000          25,000,000           28,937,500          33,465,625
                                          Common Shares        Common Shares       Common Shares        Common Shares
                                        (Offering price of  (Offering price of   (Offering price of  (Offering price of
                                         $10 per share)       $10 per share)       $10 per share)      $10 per share)
                                         --------------       --------------       --------------      --------------
                                                        (Dollars in thousands, except per share amounts)

Pro forma market capitalization              $223,125            $262,500             $301,875            $347,156
Less shares issued to the Foundation           10,625              12,500               12,500              12,500
                                             --------            --------             --------            --------
Gross proceeds                                212,500             250,000              289,375             334,656
Estimated expenses                             (3,172)             (3,500)              (3,845)             (4,240)
                                             --------            --------             --------            --------
Estimated net proceeds                        209,328             246,500              285,530             330,416
Less Common Shares acquired by the            (17,850)            (21,000)             (24,150)            (27,772)
   ESOP (1)
Less Common Shares acquired by the RRP (2)     (8,925)            (10,500)             (12,075)            (13,886)
                                             --------            --------             --------            --------

   Net cash proceeds                         $182,553            $215,000             $249,305            $288,758
                                             ========            ========             ========            ========
Net income:
   Historical                               $  13,047           $  13,047            $  13,047           $  13,047
   Pro forma income on net proceeds             6,313               7,435                8,621               9,985
   Pro forma adjustment for the ESOP (1)         (774)               (910)              (1,047)             (1,203)
   Pro forma adjustment for the RRP (2)        (1,160)             (1,365)              (1,570)             (1,805)
                                              -------             -------              -------             -------
   Pro forma net income                       $17,426             $18,207              $19,051             $20,024
                                              =======             =======              =======             =======

Earnings per share (3)(4):
   Historical                                  $ 0.63               $0.54                $0.47                $0.41
   Pro forma income on net proceeds              0.31                0.31                 0.31                 0.31
   Pro forma adjustment for the ESOP(1)         (0.04)              (0.04)               (0.04)               (0.04)
   Pro forma adjustment for the RRP (2)         (0.06)              (0.06)               (0.06)                (.06)
                                               ------              ------               ------                -----
     Pro forma net earnings per share          $ 0.84              $ 0.75               $ 0.68                $0.62
                                               ======              ======               ======                =====

Number of shares used in calculating
   earnings per share (4)                  20,646,500          24,290,000           27,933,500          32,123,502

Shareholders' equity (book value) (5):
   Historical                                $141,353            $141,353             $141,353            $141,353
   Estimated net Conversion proceeds          209,328             246,500              285,530             330,416
   Plus shares issued to foundation            10,625              12,500               12,500              12,500
   Less after tax cost of foundation           (6,906)             (8,125)              (8,125)             (8,125)
   Less common stock acquired by:
     ESOP                                     (17,850)            (21,000)             (24,150)            (27,772)
     RRP                                       (8,925)            (10,500)             (12,075)            (13,886)
                                             --------            --------             --------            --------
       Pro-forma                             $327,625            $360,728             $395,033            $434,486
                                             ========            ========             ========            ========

Shareholders' equity per share (3)(5):
   Historical                                  $ 6.34              $ 5.28               $ 4.68               $ 4.07
   Estimated net Conversion proceeds             9.38                9.39                 9.46                 9.52
   Plus shares issued to foundation              0.48                0.48                 0.41                 0.36
   Less after tax cost of foundation            (0.31)              (0.31)               (0.27)               (0.23)
   Less common stock acquired by:
     ESOP                                       (0.80)              (0.80)               (0.80)               (0.80)
     RRP                                        (0.40)              (0.40)               (0.40)               (0.40)
                                              -------             -------              -------              -------
       Pro-forma                               $14.69              $13.74               $13.08               $12.52
                                               ======              ======               ======               ======

Ratio of offering price to pro forma
   shareholders' equity per share (3)          68.07%               72.78%               78.45%              79.87%
Offering price as a multiple of pro
   forma earnings per share (3)                11.90x               13.33x               14.71x              15.87x

------------------------------------

(Footnotes on next page)

(1) Assumes that 8.0% of the shares sold in the Conversion are purchased by the ESOP and that the funds used to purchase such shares are borrowed from the Holding Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability, but is reflected as a reduction of capital. The Company intends to make annual contributions to the ESOP over a period of up to 15 years in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes that: (i) 119,000, 140,000, 161,000 and 185,150 shares at the minimum, mid-point, maximum, and adjusted maximum of the Adjusted Valuation Range, respectively, were committed to be released during the year at an average fair value of $10 per share in accordance with SOP 93-6; (ii) the effective tax rate was 35% for such periods; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma shareholders' equity per share calculations assume all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Holding Company will loan to the ESOP the funds necessary to purchase the Common Shares, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. To the extent the value of the Common Shares appreciates over time, compensation expense related to the ESOP will increase in accordance with SOP 93-6. See Note 4 below. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

(2) Assumes that 4% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of the Holding Company. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10 per share. A higher per share price, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, the Holding Company may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4% of the Common Shares issued in the Conversion would result in a 3.9% dilution in existing shareholders' voting interests. If the RRP purchases authorized but unissued shares, pro forma net earnings per share would be $0.88, $0.79, $0.72 and $0.67 for the year ended December 31, 1997, at the minimum, midpoint, maximum and adjusted maximum of the Adjusted Valuation Range, respectively. In such circumstance, pro forma shareholders' equity per share would be $14.50, $13.60, $12.97 and $12.42 at December 31, 1997, at the minimum, midpoint, maximum and adjusted maximum of the Adjusted Valuation Range, respectively. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan."

(3) No effect has been given to shares reserved for issuance upon the exercise of stock options pursuant to the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan."

(4) The pro forma net earnings per share calculations are determined by adding the number of shares assumed to be sold in the Conversion at the minimum, the mid-point, the maximum and the adjusted maximum of the Adjusted Valuation Range, as well as the number of shares contributed to the Foundation, which is 1,062,500 common shares at the minimum of the Adjusted Valuation Range and 1,250,000 common shares at the mid-point, the maximum and the adjusted maximum of the Adjusted Valuation Range and, in accordance with SOP 93-6, excluding ESOP shares which would not have been released during the period. Accordingly, for the year ended December 31, 1997, 1,666,000, 1,960,000, 2,254,000 and
         2,595,098 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and adjusted maximum of the Adjusted Valuation Range. See Note 1 above.

(5) Pro forma shareholders' equity represents the excess of the carrying value of the assets of the Holding Company over its liabilities. The per share calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to Eligible Account Holders and Supplemental Eligible Account Holders from the Liquidation Account which will be established upon the consummation of the Conversion. Pro forma shareholders' equity information is not intended to represent the fair market value of the Common Shares, the current value of the Company's assets or liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. The pro forma data may be materially affected by a change in the number of Common Shares to be sold in the Conversion and by other factors. See "TAXATION
         - Federal Taxation."

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITHOUT FOUNDATION

         If the contribution were not being made to the Foundation as part of the Conversion, Keller has estimated that the pro forma aggregate market capitalization of the Holding Company would be approximately $280.0 million at the mid-point of the Adjusted Valuation Range, which is approximately $30.0 million greater than the pro forma market capitalization of the Holding Company when the contribution to the Foundation is included, and would result in an increase of 3,000,000 in the amount of Common Shares offered for sale in the Conversion. The pro forma shareholders' equity per share, the pro forma earnings per share, the pro forma price to book ratio and the pro forma price to earnings ratio would be substantially the same with or without the contribution to the Foundation. There can be no assurance that, if the contribution to the Foundation is not made, the appraisal prepared at that time would conclude that the pro forma market capitalization of the Holding Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, mid-point, maximum and adjusted maximum of the Adjusted Valuation Range, assuming the Conversion had been completed at December 31, 1997.

                                                         At December 31, 1997, assuming the sale of:
                                ----------------------------------------------------------------------------------------------
                                      21,250,000              25,000,000               28,937,500              33,465,625
                               Common Shares (offering  Common Shares (offering  Common Shares (offering  Common Shares (offering price of $10 per share)  price of $10 per share)  price of $10 per share)  price of $10 per share)
                               -----------------------  -----------------------  -----------------------  -----------------------
                               With          Without    With          Without    With        Without     With          Without
                               Foundation  Foundation   Foundation  Foundation   Foundation  Foundation  Foundation  Foundation
                               ----------  ----------   ----------  ----------   ----------  ----------  ----------  ----------
                                                       (Dollars in thousands, except per share amounts)

Gross proceeds                  $212,500    $  238,000  $  250,000  $  280,000   $  289,375  $  322,000  $  334,656  $ 370,300

Pro forma market                 223,125      238,000      262,500     280,000      301,875     322,000     347,156    370,300
   capitalization
Total assets                   1,227,520    1,250,951    1,259,965   1,287,659    1,294,341   1,324,219   1,333,597  1,366,373
Total liabilities                899,895      903,562      899,237     903,679      899,308     903,647     899,111    903,719
Pro forma shareholders'          327,625      347,389      360,728     383,960      395,033     420,572     434,486    462,654
   equity
Pro forma consolidated net
   earnings                       17,426       18,109       18,207      19,010       19,051      19,912      20,024     20,948
Pro forma shareholders'
   equity per share                14.69        14.60        13.74       13.71        13.08       13.06       12.52      12.49
Pro forma consolidated net
   earnings per share               0.84         0.82         0.75        0.73         0.68        0.67        0.62       0.61

Pro forma pricing ratios:
   Price to net earnings per       11.90 x      12.20 x      13.33 x     13.70 x      14.71 x     14.93 x     15.87 x    16.39 x
     share
   Price to book value per         68.07%       68.49%       72.78%      72.94%       78.45%      76.57%      79.87%     80.06%
     share
   Price to net assets per         18.18%       19.02%       20.83%      21.75%       23.32%      24.32%      26.03%     27.10%
     share

Pro forma financial ratios:
   Return on assets                 1.42%        1.45%        1.45%       1.48%        1.47%       1.50%       1.50%      1.53%
   Return on shareholders'          5.32%        5.21%        5.05%       4.95%        4.82%       4.73%       4.61%      4.53%
     equity
   Shareholders' equity to         26.69%       27.77%       28.62%      29.82%       30.52%      31.76%      32.58%     33.86%
     assets

              THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
                              STATEMENTS OF INCOME

         The following Statements of Income of the Company for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, and for the years ended December 31, 1996 and 1995, by Packer, Thomas & Co., independent auditors, whose reports thereon appear elsewhere in this Prospectus. These statements should be read in conjunction with the Financial Statements and related Notes included elsewhere herein.

                                                                Year ended December 31,
                                                       ------------------------------------------
                                                         1997             1996            1995
                                                       --------         --------         --------
                                                                     (In thousands)
Interest and dividend income:
   Loans                                               $ 54,148         $ 48,586         $ 43,093
   Mortgage-backed securities:
     Available for sale                                   5,122            6,871            6,969
     Held to maturity                                    19,024           21,988           23,827
   Investment securities:
     Available for sale                                   2,169            1,226            2,253
     Held to maturity                                       843            1,780            2,185
   FHLB stock dividend                                      766              695              632
   Other interest-earning assets                            613              603              875
                                                       --------         --------         --------
     Total interest income                               82,685           81,749           79,834

Interest expense:
   Deposits                                              40,463           43,009           41,104
                                                       --------         --------         --------
   Total interest expense                                40,463           43,009           41,104
                                                       --------         --------         --------

   Net interest income                                   42,222           38,740           38,730
   Recovery of loan loss allowances                      (1,546)               -                -
                                                       --------         --------         --------

     Net interest income after (recovery of)
       provision for loan loss allowances                43,768           38,740           38,730
                                                       --------         --------         --------

Noninterest income:
   Service fees and other charges                         1,092              755              681
   Net (losses) gains:
     Mortgage-backed securities available for sale           80                -              321
     Investment securities available for sale                 -               45               74
     Other (losses) gains                                   (34)             (45)               9
     Other income                                           426              536              469
                                                       --------         --------         --------
         Total noninterest income                         1,564            1,291            1,554
                                                       --------         --------         --------

Noninterest expenses:
   Salaries and employee benefits                        14,710           12,735           11,033
   Occupancy                                              1,256            1,250            1,194
   Equipment and data processing                          2,534            2,181            1,768
   Deposit insurance premiums                               588            2,033            2,064
   Federal deposit insurance special assessment               -            5,903                -
   Franchise tax                                          1,752            1,643            1,398
   Advertising                                            1,045            1,000            1,162
   Other expenses                                         3,418            3,323            3,376
                                                       --------         --------         --------
         Total noninterest expenses                      25,303           30,068           21,995
                                                       --------         --------         --------

   Income before income taxes                            20,029            9,963           18,289
   Income taxes                                           6,982            3,332            6,707
                                                       --------         --------         --------

   Net income                                          $ 13,047         $  6,631         $ 11,582
                                                       ========         ========         ========

See Notes to Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company's net income generally depends upon its net interest income, which is the difference between the interest and dividend income earned on its loans and investments and the interest expense on its deposits. The Company's net interest income is significantly affected by general economic conditions and policies of regulatory authorities, and unusual events can have significant, non-recurring effects on net income. Such events may include regulatory actions, changes in accounting methods and transitional activities in financial instruments such as asset sales.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND AT DECEMBER 31, 1996

         Total assets were $1.0 billion at December 31, 1997, a $29.7 million decrease compared to December 31, 1996. The decline in total assets was primarily due to the funding of deposit outflows through principal repayments of mortgage-backed securities.

         Net loans increased $16.3 million, or 2.6%, to $633.2 million at December 31, 1997, compared to $616.9 million at December 31, 1996. The most significant increase was in commercial loans, which increased $13.2 million, and loans secured by one- to four-family residences, which increased $7.6 million compared to the prior year. These increases were offset by decreases of $1.8 million in nonresidential real estate loans and $3.6 million in one- to four-family construction loans.

         Funds not utilized in lending programs or for operations are held in investment securities or mortgage-backed securities. Investment securities increased $1.7 million, or 4.1%, from December 31, 1996, and totaled $44.4 million at December 31, 1997. Investment securities available for sale increased from $14.7 million to $39.4 million at December 31, 1997, whereas investment securities held to maturity declined from $28.0 million to $5.0 million from 1996 to 1997. The shift to available for sale investment securities and the $13.9 million increase in federal funds sold provide the Company with a larger source of funds to utilize in periods of increased loan origination activity. Mortgage-backed securities decreased $64.6 million, or 17.4%, to $306.3 million at December 31, 1997. Proceeds from maturities and repayments of mortgage-backed securities were primarily used to fund loan growth and deposit outflows.

         Total non-earning assets increased by $2.1 million, or 7.6%, from December 31, 1996, and totaled $30.1 million at December 31, 1997. This increase was primarily due to an increase of $1.3 million in premises and equipment due to capital expenditures for the construction of a branch office and an increase of $932,000 in vault cash.

         Total deposits decreased by $45.3 million, or 4.9%, from December 31, 1996, primarily as a result of disintermediation, and totaled $886.8 million at December 31, 1997. The decrease was primarily due to a $28.4 million decrease in certificate accounts, a $12.5 million decrease in savings accounts, a $3.5 million decrease in checking and demand accounts, and a $7.9 million decrease in money market accounts.

         Total equity increased $13.2 million, or 10.3%, at December 31, 1997, compared to December 31, 1996, primarily due to net income of $13.0 million during the year and a $175,000 increase in the net unrealized gain on securities available for sale, net of taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

         NET INCOME. Net income increased $6.4 million, or 96.8%, to $13.0 million for the year ended December 31, 1997, compared to $6.6 million for the year ended December 31, 1996. The results for 1996 reflect the payment of a $5.9 million one-time assessment to recapitalize the SAIF. Other factors accounting for the increase in net income from 1996 to 1997 were a $3.5 million increase in net interest income, a $1.5 million loan loss recovery and a decrease in deposit insurance premiums, which were partially offset by a $2.0 million increase in salaries and employee benefits and a $3.7 million increase in federal income taxes.

         NET INTEREST INCOME. Net interest income increased $3.5 million, or 9.0%, to $42.2 million in 1997 from $38.7 million for 1996. The Company's interest rate spread increased 39 basis points to 3.53% for 1997 from 3.14% for 1996 as the Company experienced a 30 basis point increase in the yield on its interest-earning assets and a nine basis point decrease in the cost of its interest-bearing liabilities. The interest rate spread was favorably impacted by the recovery of delinquent interest on several large loans, discussed below.

         Total interest income increased $936,000, or 1.1%, in 1997 from 1996. Interest income on loans receivable increased $5.6 million, primarily as a result of an increase of $33.4 million, or 5.7%, in the average balance of net loans and a recovery of $3.3 million of interest on three previously delinquent loans. The increase in average loan balances was primarily in higher yielding commercial loans, although one- to four-family loans also increased year to year. The Company has emphasized growth in loans, particularly commercial and consumer loans, in order to achieve a higher net yield and to increase the loan to deposit ratio. The growth in interest income on loans was partially offset by a reduction in interest income on mortgage-backed securities, as the Company reduced the average balance of these lower-yielding investments. The reduction in the average balance of mortgage-backed securities has resulted from the repayments and maturities of mortgage-backed securities, the proceeds of which have been used primarily to fund deposit outflows and the increase in net loan balances. The average yield on the Company's interest-earning assets, including the effects of the recovery of delinquent interest discussed below, increased to 8.01% from 7.71%.

         Total interest income for 1997 was affected by recoveries of approximately $3.3 million of interest on three loans that had been nonaccruing for a significant period of time. Without this recovery of delinquent interest, the Company's total interest income for 1997 would have been $79.3 million, resulting in a $2.4 million, or 2.9%, decrease in total interest income compared to 1996. The resulting average yield on interest-earning assets would have been 7.68% for 1997, approximately 33 basis points below the yield achieved as a result of the interest recovery and three basis points below the yield for 1996. Similarly, the Company's interest rate spread would have been 3.20% for 1997 compared to 3.14% for 1996.

         Total interest expense decreased $2.5 million, or 5.9%, from 1996 to 1997. The average balance of interest-bearing liabilities decreased $36.4 million, or 3.9%, and the average rate paid decreased to 4.48% in 1997 from 4.57% in 1996. Deposits, primarily certificate of deposits, declined year to year, primarily as a result of maturing certificates being reinvested in alternative investments, such as mutual funds. See "-Liquidity and Capital Resources."

         PROVISION FOR LOAN LOSSES. Provisions or recoveries for loan losses are charged or credited to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio, particularly in commercial loans, and prior loan loss experience. See "THE BUSINESS OF THE COMPANY - Lending Activities -- Allowance for Loan Losses." A net recovery of $1.5 million was credited to operations in 1997, and no amounts were recorded as provisions or recoveries in 1996. The recovery recorded in 1997 was due to the significant settlement on several large loans which also affected the Company's total interest income for 1997. See "Net Interest Income." In 1997, the Company recovered $2.9 million that had been charged off in prior years. Approximately $2.8 million of the recovery related to a $4.3 million loan.

         At December 31, 1997, the Company's allowance for loan losses totaled $6.0 million, which equaled .9% of total loans. Although management uses the best information available in assessing the adequacy of the allowance, future adjustments to the allowance may be necessary due to changes in the economic, operating, regulatory and other conditions affecting the Company. While the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts.

         NONINTEREST INCOME. Noninterest income increased $273,000, or 21.1%, to $1.6 million for 1997 from $1.3 million for 1996. Substantially all of the Company's other income is derived from service fees and other charges which totaled $1.1 million for 1997 compared to $755,000 for 1996. Service fees, primarily service fees on deposit accounts, increased during the year due to an increase in service charge fee schedules based on current market conditions.

         NONINTEREST EXPENSE. Noninterest expense decreased $4.8 million, or 15.8%, to $25.3 million for 1997 from $30.1 million in 1996. This decrease was primarily attributable to the $5.9 million one-time SAIF assessment in 1996. Excluding the SAIF one-time assessment, noninterest expense was $24.2 million for 1996. As a result of the recapitalization of the SAIF, the FDIC substantially reduced deposit insurance premiums. Since January 1, 1997, the Company has paid deposit insurance premiums at the rate of $.063 per $100 of deposits. Prior to the recapitalization of the SAIF, deposit insurance premiums were $.23 per $100 of deposits.

         Salaries and employee benefits costs increased $2.0 million, or 15.5%, as a result of normal wage increases and an increase in benefits costs for health care and postretirement health benefits. The Company anticipates that other operating expenses will increase following the Conversion as a result of increased costs associated with operating as a public company and increased compensation expense as a result of adoption of the ESOP and the RRP. See "MANAGEMENT Stock Benefit Plans -- Employee Stock Ownership Plan, and -- Recognition and Retention Plan."

         FEDERAL INCOME TAXES. Federal income taxes totaled $7.0 million for 1997, an increase of $3.7 million, or 109.5%, compared to $3.3 million in 1996. Income taxes in 1996 were lower because of the one-time SAIF assessment, resulting in decreased pre-tax income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

         NET INCOME. Net income decreased $5.0 million, or 42.7%, to $6.6 million for the year ended December 31, 1996, compared to $11.6 million for the year ended December 31, 1995. The results of 1996 include the payment of the $5.9 million one-time SAIF assessment.

         NET INTEREST INCOME. Net interest income did not change significantly in 1996 compared to 1995. The Company's interest rate spread decreased 16 basis points to 3.14% for 1996 from 3.30% in 1995, as the Company experienced a nine basis point decrease in the average yield on its interest-earning assets and a seven basis point increase in the cost of its interest-bearing liabilities.

         Total interest income increased $1.9 million, or 2.4%, in 1996 compared to 1995. Interest income on net loans increased $5.5 million, primarily as a result of an increase of $64.4 million, or 12.2%, in the average balance of net loans. The Company achieved growth in most categories of loans, although the most significant increase occurred in one- to four-family real estate loans. This growth was based on targeted retail programs and provided the Company with higher yields than could be obtained on mortgage-backed securities. The Company's average yield on net loans increased three basis points to 8.23% in 1996, and the net yield on mortgage-backed securities decreased, dropping 43 basis points, from 7.61% for 1995 to 7.18% for 1996. The average yield on the Company's interest-earning assets decreased from 7.80% to 7.71% as a result of lower yields on investment and mortgage-backed securities.

         Total interest expense increased $1.9 million, or 4.6%, from 1995 to 1996. The average balance of interest-bearing liabilities increased $26.3 million, or 2.9%, and the average rate paid increased from 4.50% to 4.57%. Interest expense increased as certificate of deposit average balances increased due to competitive pricing.

         PROVISION FOR LOAN LOSSES. There was no provision for loan losses in 1996 or 1995 as the Company's evaluation of the allowance for loan losses indicated that it had an adequate reserve for the loan balance in accordance with generally accepted accounting principles ("GAAP") and the Company's internal policies.

         NONINTEREST INCOME. Noninterest income decreased $263,000, or 16.9%, to $1.3 million for 1996 from $1.6 million for 1995, primarily as a result of gains on sales of securities in 1995 of $395,000 which did not recur in 1996. Service fees and other charges totaled $755,000 for 1996 compared with $681,000 for 1995.

         NONINTEREST EXPENSE. Noninterest expense increased $8.1 million, or 36.7%, to $30.1 million for 1996 from $22.0 million in 1995. This increase was primarily attributable to a one-time SAIF assessment of $5.9 million and an increase of $1.6 million in computer system conversion-related expenses. Excluding the one-time SAIF assessment, noninterest expense was $24.2 million for 1996.

         FEDERAL INCOME TAXES. Federal income taxes totaled $3.3 million for 1996, a decrease of $3.4 million, or 50.3%, compared to $6.7 million in 1995, primarily due to lower pre-tax income as a result of the one-time SAIF assessment.

YEAR 2000 ISSUE

         The Company's operations, like those of most financial institutions, depend almost entirely on computer systems. See "BUSINESS OF THE COMPANY - Year 2000 Considerations." The Company is addressing the potential problems associated with the possibility that the computers which control or operate the Company's operating systems, facilities and infrastructure may not be programmed to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data. The Company is working with the companies that supply or service its computer-operated or -dependent systems to identify and remedy any year-2000 related problems. The Company has established a December 31, 1998 deadline for its third-party data service bureau to be year-2000 compliant.

         The Board of Directors reviews the Company's progress in addressing year-2000 issues quarterly. At this time, the Company has not identified any specific expenses which are reasonably likely to be incurred by the Company in connection with year-2000 issues and the Company does not expect to incur significant expense to implement corrective measures. No assurance can be given at this time, however, that significant expense will not be incurred in future periods. In the event that the Company is ultimately required to purchase replacement computer systems, programs and equipment, or that substantial expense must be incurred to make the Company's current systems, programs and equipment year-2000 compliant, the Company's net income and financial condition could be adversely affected. While the Company is endeavoring to ensure that its computer-dependent operations are year-2000 compliant, no assurance can be given that some year-2000 problems will not occur.

         In addition to possible expense related to its own systems, the Company could incur losses if year-2000 issues adversely affect the Company's depositors or borrowers. Such problems could include delayed loan payments due to year-2000 problems affecting any of the Company's significant borrowers or impairing the payroll systems of large employers in the Company's primary market area. Because the Company's loan portfolio is diversified with regard to individual borrowers and types of businesses and the Company's primary market area is not significantly dependent upon one employer or industry, the Company does not expect any significant or prolonged year-2000 related difficulties that will affect net earnings or cash flow. See "THE BUSINESS OF THE COMPANY - Loans to One Borrower Limits, and - Primary Market Area."

YIELDS EARNED AND RATES PAID

         The following table sets forth certain information relating to the Company's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized cost average balance.

                                                                 Year ended December 31,
                              ------------------------------------------------------------------------------------------------
                                         1997                              1996                             1995
                              ------------------------------   ------------------------------   ------------------------------
                                Average    Interest              Average     Interest             Average    Interest
                              outstanding  earned/    Yield/   outstanding   earned/   Yield/   outstanding  earned/    Yield/
                                balance      paid      rate       balance      paid     rate      balance      paid      rate
                                -------      ----      ----       -------      ----     ----      -------      ----      ----
                                                                   (Dollars in thousands)

Interest-earning assets:
   Net loans (1)             $   623,546   $54,148     8.68%  $   590,128      $48,586   8.23% $    525,766   $43,093     8.20%
   Mortgage-backed
   securities:
    Available for sale            73,053     5,122     7.01        96,229        6,871   7.14        90,840     6,969     7.67
    Held to maturity             267,242    19,024     7.12       305,583       21,988   7.20       313,667    23,827     7.60
   Investment securities:
    Available for sale            33,883     2,169     6.40        17,903        1,226   6.85        32,358     2,253     6.96
    Held to maturity              13,333       843     6.32        29,944        1,780   5.94        36,361     2,185     6.01
   Other interest-earning
   assets                         21,716     1,379     6.35        21,034        1,298   6.17        24,002     1,507     6.28
                             -----------  --------     ----    ----------       ------   ----    ----------   -------     ----

     Total interest-earning
     assets                    1,032,773    82,685     8.01     1,060,821       81,749   7.71     1,022,974    79,834     7.80

Noninterest earning assets        24,985                           23,809                            23,708
                             -----------                      -----------                       -----------
     Total assets             $1,057,758                       $1,084,630                        $1,046,682
                              ==========                       ==========                        ==========

Interest-bearing liabilities:
   Deposits:
     Checking and
       demand accounts           120,962     2,906     2.40       122,993        3,248   2.64       125,466     3,365     2.68
     Savings accounts            248,914     7,387     2.97       257,806        7,879   3.06       266,462     8,123     3.05
     Certificates of deposit     534,038    30,170     5.65       559,485       31,882   5.70       522,024    29,616     5.67
                                 -------    ------     ----       -------       ------             --------  --------     ----

       Total deposits            903,914    40,463     4.48       940,284       43,009   4.57       913,952    41,104     4.50

     Total interest-bearing
       liabilities               903,914    40,463     4.48       940,284       43,009   4.57       913,952    41,104     4.50
                                            ------     ----                     ------   ----                 -------     ----

Noninterest-bearing               19,109                           18,744                           16,718
liabilities                 ------------                     ------------                        ---------


       Total liabilities         923,023                          959,028                           930,670

Equity                           134,735                          125,602                           116,012
                             -----------                      -----------                       -----------

    Total liabilities and
    equity                    $1,057,758                       $1,084,630                        $1,046,682
                              ==========                       ==========                        ==========

   Net interest income and
     interest rate spread                  $42,222     3.53%                   $38,740   3.14%                $38,730     3.30%
                                           =======     ====                    =======   ====                 =======     ====

   Net yield on interest
     earning assets                                    4.09%                             3.65%                            3.79%
                                                       ====                              ====                             ====

Average interest-earning
   assets to average
   interest-bearing
   liabilities                                       114.26%                           112.82%                          111.93%
                                                     ======                            ======                           ======

-------------------

(1)      Nonaccrual loans are included in the average balance.

         The following table sets forth, at the date indicated, the weighted average yields earned on the Company's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the date presented.

                                                             At December 31,
                                                                   1997
                                                             ---------------

Weighted average yield on loans                                    7.85%
Weighted average yield on investment securities                    6.32
Weighted average yield on mortgage-backed securities               7.08
Weighted average yield on FHLB stock                               7.25
Weighted average yield on interest-bearing deposits                5.50
Weighted average yield on all interest-earning assets              7.50
Weighted average rate paid on deposits                             4.56
Interest rate spread                                               2.94


         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated in proportion to the changes due to volume and rate:

                                                                           Year ended December 31,
                                                  ---------------------------------------------------------------------------
                                                           1997 vs. 1996                             1996 vs. 1995
                                                  ---------------------------------        ----------------------------------
                                                      Increase                                  Increase
                                                  (decrease) due to         Total          (decrease) due to          Total
                                                  ------------------       increase        ------------------       increase
                                                  Rate        Volume      (decrease)       Rate        Volume      (decrease)
                                                  ----        ------      ----------       ----        ------      ----------
                                                                               (In thousands)
Interest-earning assets:
   Loans                                        $2,734       $ 2,828      $ 5,562       $   193       $5,300        $5,493
   Mortgage-backed securities:
     Available for sale                           (122)       (1,627)      (1,749)         (682)         584           (98)
     Held to maturity                             (232)       (2,732)      (2,964)       (1,236)        (603)       (1,839)
   Investment securities:
     Available for sale                            (74)        1,017          943           (37)        (990)       (1,027)
     Held to maturity                              121        (1,058)        (937)          (23)        (382)         (405)
   Other interest-earning assets                    38            43           81           (25)        (184)         (209)
                                                ------       -------     --------       -------       ------        ------

     Total interest-earning assets              $2,465       $(1,529)         936       $(1,810)      $3,725        $1,915
                                                ======       =======     ========       =======       ======        ======

Interest-bearing liabilities:
   Savings accounts                               (225)         (267)        (492)           21         (265)         (244)
   Checking accounts                              (289)          (53)        (342)          (51)         (66)         (117)
   Certificates of deposit                        (271)       (1,441)      (1,712)          132        2,134         2,266
                                               -------        ------       ------       -------      -------       -------

     Total interest-bearing liabilities        $  (785)      $(1,761)      (2,546)      $   102       $1,803         1,905
                                               =======       =======       ------       =======       ======       -------

Change in net interest income                                             $ 3,482                                 $     10
                                                                          =======                                 ========


ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

         QUALITATIVE ASPECTS OF MARKET RISK. The principal market risk affecting the Company is interest rate risk. The Company does not maintain a trading account for any class of financial instrument, and the Company is not affected by foreign currency exchange rate risk or commodity price risk. Because the Company does not hold any equity securities other than stock in the FHLB of Cincinnati, the Company is not subject to equity price risk.

         The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk of the Company, the Board of Directors has adopted an interest rate risk policy which charges the Board to review quarterly reports related to interest rate risk and to set exposure limits for the Company as a guide to senior management in setting and implementing day to day operating strategies.

         QUANTITATIVE ASPECTS OF MARKET RISK. As part of its interest rate risk analysis, the Company uses the "net portfolio value" ("NPV") methodology adopted by the OTS as part of its capital regulations and also considers the OTS methodology in light of the rate shock estimates contained in the quarterly rate shock risk reports prepared by an outside consulting firm that specializes in interest rate risk assessments as well as the sensitivity of earnings to changes in interest rates and the corresponding impact on net interest income. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

         The Company uses a net portfolio value and earnings simulation model prepared by a third party as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure NPV or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

         Presented below, as of December 31, 1997, is an analysis of the Company's interest rate risk as measured by changes in NPV and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The percentage changes fall within the policy limits set by the Board of Directors of the Company as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates.

                                                                   NPV as % of portfolio              Next 12 months
    Change                    Net portfolio value                     value of assets              Net interest income
    in rates          -------------------------------------      ---------------------------      ----------------------
  (Basis points)      $ Amount       $ Change      % Change      NPV Ratio       Change in %      $ Change      % Change
  --------------      --------       --------      --------      ---------       -----------      --------      --------
                                              (Dollars in thousands)

      +400            $121,906        $(67,382)     (35.60)%         12.97%        (4.95)%         $(4,373)     (12.37)%
      +300             137,047         (52,241)     (27.60)          14.17         (3.75)           (3,225)      (9.12)
      +200             154,571         (34,717)     (18.34)          15.51         (2.41)           (2,064)      (5.84)
      +100             172,673         (16,615)      (8.78)          16.82         (1.10)             (961)      (2.72)
     Static            189,288               -          -            17.92             -                 -            -
      (100)            196,124           6,836        3.61           18.23          0.31               290        0.82
      (200)            192,844           3,557        1.88           17.76         (0.16)             (444)      (1.26)
      (300)            192,561           3,273        1.73           17.52         (0.40)           (1,145)      (3.24)
      (400)            195,076           5,788        3.06           17.48         (0.44)           (1,357)      (3.84)

         As illustrated in the table, the Company's NPV is more sensitive to increases in interest rates than to decreases. The Company's sensitivity to increases in rates occurs principally because, as rates increase, borrowers become less likely to prepay fixed-rate loans than when interest rates are declining, and the majority of the Company's loans have fixed rates of interest. See "THE BUSINESS OF THE COMPANY - Lending Activities." In addition, loan demand is adversely affected by increases in interest rates. Thus, in a rising interest rate environment, the amount of interest the Company would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made, while the interest the Company would pay on its deposits would increase rapidly because deposits generally have shorter periods to repricing than loans.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit may deviate significantly from those assumed in making risk calculations.

         The Board of Directors and management of the Company believe that certain factors afford the Company the ability to operate successfully despite its exposure to interest rate risk. The Company manages its interest rate risk by maintaining capital well in excess of regulatory requirements. See "THE BUSINESS OF THE COMPANY - Investment Activities." For the quarter ended December 31, 1997, the Company's tangible capital was 13.47% of total assets and its liquidity ratio was 11.48%. See " - Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

         The Company's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1997, 1996 and 1995.

                                                                                   Years ended December 31,
                                                                    -------------------------------------------------
                                                                      1997                 1996                 1995
                                                                    -------              -------              -------
                                                                                      (In thousands)

Net income                                                          $13,047            $   6,631              $11,582
Adjustments to reconcile net income to net cash from
   operating activities                                                 136                 (683)                 959
                                                                    -------              -------              -------
Net cash from operating activities                                   13,183                5,948               12,541
Net cash from investing activities                                   47,035              (20,532)             (31,814)
Net cash from financing activities                                  (45,389)              (7,562)              40,485
                                                                    -------              -------              -------
Net change in cash and cash equivalents                              14,829              (22,146)              21,212
Cash and cash equivalents at beginning of period                     19,668               41,814               20,602
                                                                    -------              -------              -------
Cash and cash equivalents at end of period                          $34,497              $19,668              $41,814
                                                                    =======              =======              =======


         The Company's principal sources of funds are deposits, loan repayments, maturities of securities, and other funds provided by operations. The Company also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. The Company maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the Company's asset and liability management program. At December 31, 1997, approximately $350.0 million of the Company's certificates of deposit were expected to mature within one year. Based on past experience and the Company's prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with the Company at maturity, although there can be no assurance that this will occur.

         OTS regulations presently require the Company to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of the Company's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement is intended to provide a source of relatively liquid funds upon which the Company may rely, if necessary, to fund loan originations, deposit withdrawals or other short-term funding needs. On December 31, 1997, the Company had commitments to originate mortgage loans totaling $7.7 million. Loan commitments are generally for 30 days. The Company considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

         The Company is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Company consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Company consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those banks that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the institution's examination rating and overall risk. The Company does not anticipate that it will be adversely affected if the core capital requirements are amended as proposed.

         The following table summarizes the Company's regulatory capital requirements and actual capital at December 31, 1997.

                                                                                  Excess of actual capital
                                Actual capital           Current requirement      over current requirement      Applicable
                           -----------------------      ---------------------     ------------------------        asset
                           Amount          Percent      Amount        Percent        Amount        Percent        total
                           ------          -------      ------        -------        ------        -------        -----
                                                             (Dollars in thousands)

Tangible capital          $140,636          13.47%     $15,661          1.50%       $124,975        11.97%     $1,044,069
Core capital               140,636          13.47       31,322          3.00         109,314        10.47       1,044,069
Risk-based capital         146,461          28.85       40,619          8.00         105,842        20.85         507,736


         At December 31, 1997, the Company had no material commitments for capital expenditures.

IMPACT OF RECENT ACCOUNTING STANDARDS

         ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting method are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Management of the Company has not completed an analysis of the potential effects of SFAS No. 123 on its financial condition or results of operations, but expects to use the intrinsic value method upon consummation of the Conversion.

         ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No. 125 applies prospectively to transactions occurring after December 31, 1996, and establishes new standards that focus on control whereas, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The adoption of SFAS No. 125 did not have a material impact on the Company's results of operations or financial position.

         DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF SFAS NO. 125. In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 defers for one year the effective date of portions of SFAS No. 125 that address secured borrowings and collateral for all transactions. Additionally, SFAS No. 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions.

         EARNINGS PER SHARE. SFAS No. 128, "Earnings Per Share," standardizes the international calculation for earnings per share and requires companies with complex capital structures that have publicly held common stock or potential common stock to present both basic and diluted earnings per share on the face of the income statement. SFAS No. 128 became effective for periods ending after December 15, 1997.

         COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify terms of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassifications of financial statements for earlier periods provided for comprehensive purposes is required.

         SEGMENT INFORMATION. SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. SFAS No. 131 is effective for the Holding Company for financial statements issued for the fiscal year ending December 31, 1998.

         PENSION AND POSTRETIREMENT DISCLOSURES. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosures for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for the Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers Accounting for Postretirement benefits Other than Pensions," were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatements of disclosures for earlier periods provided for comparative purposes is required. Management does not believe the adoption of SFAS No. 132 will have a material impact on the Company's financial condition and results on operations.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and notes included herein have been prepared in accordance with GAAP. GAAP requires the Company to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of the Company to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.


                           THE BUSINESS OF THE COMPANY

GENERAL

         The Company is a mutual savings and loan association which was organized under Ohio law in 1889 as "The Home Building and Loan." In 1897, the name of the Company was changed to "The Home Savings and Loan Company of Youngstown, Ohio." As an Ohio savings and loan association, the Company is subject to supervision and regulation by the OTS, the Division and the FDIC. The Company is a member of the FHLB of Cincinnati, and the deposits of the Company are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

         The Company conducts business from its main office located in Youngstown, Ohio and 13 full-service branches, located in the Northern Ohio communities of Austintown, Boardman, Canfield, Columbiana, East Palestine, Liberty, Lisbon, Niles, Poland, Salem and Struthers. The principal business of the Company is the origination of mortgage loans on one- to four-family residential real estate located in the Company's primary market area, which consists of northern Columbiana County, Mahoning County and southern Trumbull County. The Company also originates loans secured by nonresidential real estate in its primary market area. In addition to real estate lending, the Company originates commercial loans and various types of consumer loans, including home equity loans, education loans, loans secured by savings accounts and motor vehicles and unsecured loans. See "Lending Activities." The Company invests in interest-bearing deposits in other financial institutions, federal funds and U.S. Treasury and agency securities. See "Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC in the SAIF, principal repayments of loans and maturities of securities. See "Deposits and Borrowings."

         Interest on loans and other investments is the Company's primary source of income. The Company's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of the Company, which is the difference between interest earned on loans and other investments and interest paid on deposits. Like most thrift institutions, the Company's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS - Interest Rate Risk" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

PRIMARY MARKET AREA

         The Company's primary market area for lending and deposits is Mahoning County, Ohio, and adjacent areas in southern Trumbull County and northern Columbiana County. The Company operates nine full service offices in Mahoning County, three full service offices in northern Columbiana County and two full service offices in southern Trumbull County. The Company's main office is located in Youngstown, Ohio, which is the county seat of Mahoning County. Youngstown is approximately 75 miles northwest of Pittsburgh, Pennsylvania and 75 miles southeast of Cleveland, Ohio.

         Mahoning, Columbiana and Trumbull Counties have higher unemployment rates than either Ohio or the United States. Mahoning County's unemployment rate declined, however, from 6.1% in 1995 to 5.8% in 1996, compared to 4.3% for the state and 5% for the United States, and was 5.8% through the first 11 months of 1997. The unemployment rates for Columbiana and Trumbull Counties were 5.2% and 5.1%, respectively, through the first 11 months of 1997. The population of the counties in the Company's primary market area decreased 0.3% from 432,851 in 1990 to 431,488 in 1996, while the population of Mahoning County decreased 1.3% from 264,806 to 261,277. Median household income in the Company's primary market area and Mahoning County rose approximately 7.5% and 10.2%, respectively, from 1990 to 1996, but still trailed the Ohio median by approximately $4,700 and $6,400, respectively, in 1996. According to the Youngstown/Warren Regional Chamber of Commerce, major employers in the Company's primary market area include Delphi Packard Electric Systems, General Motors and HM Health Services.

         The Company faces intense competition from many financial institutions for deposits and loan originations. See "- Competition" and "RISK FACTORS - Competition in Primary Market Area."

LENDING ACTIVITIES

         GENERAL. The Company's principal lending activity is the origination of conventional real estate loans secured by one- to four-family residences located in the Company's primary market area. The Company also originates loans secured by multifamily and nonresidential real estate and originates loans for the construction of one- to four-family residences, multifamily properties and nonresidential real estate projects. In addition to real estate lending, the Company originates various types of consumer credits, including home equity loans, education loans, loans secured by savings accounts, motor vehicles, boats and recreational vehicles, unsecured loans and loans for commercial business purposes.

         LOAN PORTFOLIO COMPOSITION. The following table presents certain information regarding the composition of the Company's loan portfolio at the dates indicated:

                                                                    At December 31,
                             ------------------------------------------------------------------------------------------------------
                                     1997             1996                1995                1994                   1993
                             ------------------ -------------------  ------------------ --------------------  ---------------------
                                    Percent of          Percent of          Percent of           Percent of             Percent of
                             Amount total loans Amount  total loans  Amount total loans Amount   total loans  Amount    total loans
                             ------ ----------- ------  -----------  ------ ----------- ------   -----------  ------    -----------

                                                                   (Dollars in thousands)

  Real estate loans:
   Permanent
     One- to four-family    $489,677   74.19%  $482,089    75.23%  $428,213    75.39%  $386,663     73.72%  $346,183      73.12%
     Multifamily               8,944    1.36      8,778     1.37     16,042     2.82     14,838      2.83     17,067       3.60
     Nonresidential           33,479    5.07     35,315     5.51     36,845     6.48     43,235      8.24     47,482      10.03
     Land                        285    0.04        195     0.03      1,280     0.23      1,666      0.32      1,208       0.26
                            --------  ------   ---------  ------   --------   ------   ---------   ------   --------     ------
       Total permanent       532,385   80.66    526,377    82.14    482,380    84.92    446,402     85.11    411,940      87.01

   Construction loans:
     One- to four-family      24,044    3.64     27,610     4.31     19,804     3.49     18,200      3.47     15,286       3.23
     Multifamily                 325    0.05        490     0.08        597     0.11        994      0.19         56       0.01
                            --------  ------   ---------  ------   --------   ------   ---------   ------   --------     ------
       Total construction     24,369    3.69      28,100    4.39     20,401     3.60     19,194      3.66     15,342       3.24
                            --------  ------   ---------  ------   --------   ------   ---------   ------   --------     ------

  Total real estate loans    556,754   84.35    554,477    86.53    502,781    88.52    465,596     88.77    427,282      90.25

  Consumer loans
   Home equity                17,097    2.59     14,581     2.28     11,439     2.01     11,265      2.15     11,613       2.45
   Auto                        2,457    0.37      3,486     0.54      4,582     0.81      2,339      0.45      1,931       0.41
   Education                   3,479    0.53      2,701     0.42      2,788     0.49      2,217      0.42      2,130       0.45
   Other (1)                  20,355    3.08     18,837     2.94     17,384     3.06     15,907      3.03     12,002       2.54
                            --------  ------   ---------  ------   --------   ------   ---------   ------   --------     ------
    Total consumer            43,388    6.57     39,605     6.18     36,193     6.37     31,728      6.05     27,676       5.85

  Commercial loans            59,897    9.08      46,742    7.29     29,043     5.11      27,165     5.18     18,476       3.90
                            --------  ------   ---------  ------   --------   ------   ---------   ------   --------     ------

  Total loans                660,039  100.00%   640,824   100.00%   568,017   100.00%   524,489    100.00%   473,434     100.00%
                                      ======              ======              ======               ======                ======

  Less net items              26,803              23,901             21,328              21,076              20,510
                            --------           --------            --------            --------             --------

     Total loans, net       $633,236           $616,923            $546,689            $503,413             $452,924
                            ========           ========            ========            ========             ========

----------------------------

(1) Consists of overdraft protection loans and loans to individuals secured by demand accounts, deposits, automobiles and one- to four-family residences.

         LOAN MATURITY. The following table sets forth certain information as of December 31, 1997, regarding the dollar amount of loans maturing in the Company's portfolio based on their contractual terms to maturity. Demand loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less. Mortgage loans originated by the Company generally include due-on-sale clauses that provide the Company with the contractual right to deem the loan immediately due and payable in the event the borrower transfers the ownership of the property without the Company's consent. The table does not include the effects of possible prepayments or scheduled repayments.

                                           Principal repayments contractually due in the years ended December 31,
                                   --------------------------------------------------------------------------------------
                                                                    2001 -       2003 -     2008 -   2013 and
                                    1998       1999      2000       2002         2007       2012    thereafter      Total
                                    ----       ----      ----       ----         ----       ----    ----------      -----
                                                                         (In thousands)

Residential mortgage loans (1)    $52,422    $24,915   $26,051     $54,552     $145,315   $90,749     $129,271    $523,275
Nonresidential real estate          2,078      2,217     2,038       4,301       14,649     8,088          108      33,479
  loans
Commercial loans                   16,380      5,360     3,886       6,598       12,883    11,967        2,823      59,897
Consumer loans                      8,505      5,237     4,137       6,935       16,454     1,132          988      43,388
                                  -------    -------   -------     -------     --------  --------     --------    --------
    Totals                        $79,385    $37,729   $36,112     $72,386     $189,301  $111,936     $133,190    $660,039
                                  =======    =======   =======     =======     ========  ========     ========    ========

-------------------

(1) Includes permanent and construction loans for one- to four-family and multi-family properties and land loans.


         The next table sets forth the dollar amount of all loans due after December 31, 1998, which have predetermined interest rates and have floating or adjustable interest rates:

                                                                 Due after December 31, 1998
                                                                 ---------------------------
                                                                       (In thousands)

                            Fixed rate of interest                        $423,877
                            Adjustable rate of interest                    156,777
                                                                          --------
                                                                          $580,654
                                                                          ========


         LOANS SECURED BY ONE- TO FOUR-FAMILY REAL ESTATE. The principal lending activity of the Company is the origination of conventional loans secured by first mortgages on one- to four-family residences, primarily single-family homes, located within the Company's primary market area. At December 31, 1997, the Company's one- to four-family residential real estate loans totaled approximately $489.7 million, or 74.2% of total loans. At December 31, 1997, $5.5 million of the Company's one- to four-family loans were nonperforming.

         OTS regulations and Ohio law limit the amount which the Company may lend in relationship to the appraised value of the real estate and improvements which will secure the loan at the time of loan origination. In accordance with such regulations, the Company makes loans on one- to four-family residences of up to 90% of the value of the real estate and improvements thereon (the "LTV"), though the majority of such loans have LTVs of 80% or less. Loans on single-family, owner-occupied residences located in low-to-moderate income census track locations are granted up to 95% LTV; although the Company self-insures the portion of the principal amount that exceeds 80% of the appraised value of the property securing the loan. The City of Youngstown and Columbiana County have been designated as low- to-moderate income census tracks.

         The Company currently offers fixed-rate mortgage loans and adjustable-rate mortgage loans ("ARMs") for terms of up to 30 years. Although the Company's loan portfolio includes a significant amount of 30-year fixed-rate loans, most loans currently originated by the Company are 15-year fixed-rate loans. The interest rate adjustment periods on ARMs are typically one or three years. The maximum interest rate adjustment on most of the ARMs is 2% on any adjustment date and a total of 6% over the life of the loan. The interest rate adjustments on one-year and three-year ARMs presently offered by the Company are indexed to the weekly average rate on the one-year and three-year U.S. Treasury securities, respectively. Rate adjustments are computed by adding a stated margin, typically 2.75%, to the index. The Company does not offer ARMs to borrowers on one- to four-family residences with LTVs of 95%.

         Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Based upon current market conditions, the Company estimates that as much as 90% of recent loan originations consisted of fixed-rate loans.

         The Company issues standby loan origination commitments to qualified borrowers primarily for the purchase of single-family residential real estate. Such commitments are made on specified terms and conditions and are made for periods of up to 60 days, during which time the interest rate is locked in.

         The Company has purchased interests in loans at times when there was low demand in the Company's primary market area; however, the Company has not purchased interests in one- to four-family loans during the past 10 years. The Company's loan portfolio includes 252 participation interests in several groups of single-family loans located within and outside of the Company's primary lending area. At December 31, 1997, the outstanding balance of participation loans purchased, which is included in the one- to four-family loan portfolio, was $5.5 million, or 1.1% of the Company's total one- to four-family loan portfolio.

         LOANS SECURED BY MULTIFAMILY RESIDENCES. The Company originates loans secured by multifamily properties which contain more than four units, although this is not a significant aspect of the Company's lending activities. Multifamily loans are offered with adjustable rates of interest, which adjust according to their index, and typically have terms ranging from five to ten years and LTVs of up to 75%.

         Multifamily lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. The Company attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guaranties on loans made to corporations and partnerships. The Company requires borrowers to agree to submit financial statements annually to enable the Company to monitor the loan and requires an assignment of rents.

         At December 31, 1997, loans secured by multifamily properties totaled approximately $8.9 million, or 1.4% of total loans. The largest loan had a principal balance of $1.5 million and was secured by a first mortgage on an apartment building and real estate.

         LOANS SECURED BY NONRESIDENTIAL REAL ESTATE. The Company originates loans for the purchase of nonresidential real estate. The Company's nonresidential real estate loans have adjustable rates, terms of up to 20 years and generally LTVs of up to 80%. Rate adjustments on ARMs secured by nonresidential real estate are determined by adding 3.5% to the current one-, three- and five-year U.S. Treasury indexes. Among the properties securing the Company's nonresidential real estate loans are shopping centers, hotels, motels and freezer warehouses. The majority of such properties are located outside of the Company's primary lending area. The Company has been involved for over 20 years in freezer warehouse financing through a Youngstown area real estate developer who specializes in the construction of freezer facilities.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. The Company has endeavored to reduce such risk by requiring personal guarantees and evaluating the credit history of the borrower, the location of the real estate, the financial condition of the borrower, the quality and characteristics of the income stream generated by the property and the appraisals supporting the property's valuation. At December 31, 1997, the Company's largest loan secured by nonresidential real estate was a participation with a $7.1 million balance and such loan was performing according to its terms.

         At December 31, 1997, approximately $33.4 million, or 5.1%, of the Company's total loans were secured by mortgages on nonresidential real estate.

         CONSTRUCTION LOANS. The Company makes loans for the construction of one- to four-family residences, multifamily properties and nonresidential real estate projects. Residential construction loans are made to both owner-occupants and to builders on a speculative or not pre-sold basis. Construction loans to owner-occupants are structured as permanent loans with fixed or adjustable rates of interest and terms of up to 30 years. During the first year, while the residence is being constructed, the borrower is required to pay interest only at a fixed rate. Construction loans for one- to four-family residences have LTVs of up to 80%, and construction loans for commercial, multifamily and nonresidential properties have LTVs of up to 75%, with the value of the land included as part of the owner's equity. At December 31, 1997, the Company had approximately $24.7 million, or 3.7% of its total loans, invested in construction and land loans, including $24.0 million in one- to four-family residential construction and approximately $600,000 in multifamily construction and land loans. No commercial construction loans were outstanding at that date.

         Approximately 50% of the Company's construction loans to builders are made on a speculative (unsold) basis. The Company, however, generally limits speculative loans to builders with whom the Company has a long-standing relationship and limits the number of outstanding loans on unsold homes under construction within a specific area.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties because construction loans are more difficult to appraise and to monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is not always possible to evaluate accurately the LTVs and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, the Company must take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project.

         The Company also originates a limited number of loans secured by vacant land for the construction of single-family houses. The Company's land loans are generally fixed-rate loans for terms up to five years and require an LTV of 75% or less. At December 31, 1997, approximately $285,000, or .04%, of the Company's total loans were secured by land loans made to developers and to individuals intending to construct and occupy single-family residences on the properties.

         COMMERCIAL LOANS. The Company makes commercial loans to businesses in its primary market area, including traditional lines of credit, revolving lines of credit, term loans and acquisition and development loans. The LTV ratios for commercial loans depend upon the nature of the underlying collateral, but generally commercial loans are made with LTVs of 70 to 75% and have adjustable interest rates. Lines of credit and revolving credits are generally priced on an adjustable rate basis, which is tied to the prime rate or U.S. Treasury bill rate. Term and time loans are usually adjustable, but can have fixed rates of interest and terms from one to five years.

         At December 31, 1997, the Company had approximately $59.9 million, or 9.1% of total loans, invested in commercial loans. The majority of these loans are secured by a security interest in inventory, accounts receivable, machinery, investment property, vehicles or other assets of the borrower. The Company also originates unsecured commercial loans, including lines of credit for periods of less than 12 months, short-term loans and, occasionally, term loans for periods of up to 36 months. These loans are underwritten based on the credit-worthiness of the borrowers and the guarantors. As a result of the addition of experienced loan personnel and the implementation of enhanced underwriting procedures, the Company intends to increase its unsecured commercial loan volume in the future.

         Commercial loans are generally deemed to entail significantly greater risk than real estate lending. The repayment of commercial loans is typically dependent on the income stream and successful operation of a business, which can be affected by economic conditions. The collateral for commercial loans, if any, often consists of rapidly depreciating assets.

         During 1997, the Company hired two commercial loan officers with extensive experience in the origination of commercial loans. As a result, the Company anticipates an increase in its commercial loan portfolio in the future.

         CONSUMER LOANS. The Company originates various types of consumer credit loans, including home equity loans, education loans, loans secured by savings accounts and motor vehicles and unsecured loans. Consumer loans are made at fixed and adjustable rates of interest and for varying terms based on the type of loan. Consumer loans secured by a deposit or savings account are made for up to 90% of the principal balance of the account and generally have adjustable rates which adjust based on the weekly average yield on U.S. Treasury securities plus a margin.

         For new automobiles, loans are originated for up to 90% of the value of the car with terms of up to five years, and for used automobiles, loans are made for up to the average value of the car model and a term of three years. All automobile loans are originated directly by the Company. At December 31, 1997, automobile loans amounted to $2.5 million, or 5.7%, of the Company's consumer loan portfolio.

         The Company makes closed-end home equity loans in an amount which, when added to the prior indebtedness secured by the real estate, does not exceed 90% of the estimated value of the real estate. Home equity loans are typically secured by a second mortgage on the real estate. The Company frequently holds the first mortgage, although the Company will make home equity loans in cases where another lender holds the first mortgage. The Company also offers home equity loans with a line of credit feature. Home equity loans are made with adjustable and fixed rates of interest. Fixed-rate home equity loans have terms of ten years but can be called after five years. Rate adjustments on adjustable home equity loans are determined by adding a 3% margin for loans on one- to four-family residences of up to 80% LTV or by adding a 4% margin for loans on one- to four-family residences of up to 90% LTV to the one-year U.S. Treasury index. At December 31, 1997, approximately $17.1 million, or 39.4%, of the Company's consumer loan portfolio consisted of home equity loans.

         Consumer loans may entail greater credit risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment, and other adverse economic conditions. Although the Company has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase. At December 31, 1997, $404,000 of the Company's consumer loans were nonperforming.

         At December 31, 1997, the Company had approximately $43.4 million, or 6.6% of its total loans, invested in consumer loans. The Company anticipates a moderate increase in its consumer loan portfolio in the future as a result of increased cross-selling efforts to existing customers.

         LOAN SOLICITATION AND PROCESSING. The lending activities of the Company are subject to the written, non-discriminatory underwriting standards and loan origination procedures established by the Company's Board of Directors. Loan originations are generally obtained from existing customers and members of the local community and from referrals from real estate brokers, lawyers, accountants, and current and former customers. The Company also advertises in the local print media, radio and television.

         Each of the Company's 14 offices has loan personnel who can accept loan applications, which are then forwarded to the Company's Underwriting Department for processing and approval. In underwriting real estate loans, the Company typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate that will be given as security for the loan is prepared by one of the Company's in-house licensed appraisers or an approved fee appraiser. For certain large nonresidential real estate loans, the appraisal will be conducted by an outside fee appraiser whose report is reviewed by the Company's chief appraiser. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the application for a loan is submitted for review to the appropriate persons. Loans up to $100,000 require two approvals, and loans up to $200,000 require three approvals, from members of the Company's underwriting staff, the Senior Loan Officer, the Lending Operations Officer or any other senior officer of the Company. Commercial loans up to $200,000 may be approved by one of the Company's commercial loan officers. Loans of $200,000 or more but less than $1.0 million must be approved by two members of the Underwriting Department, the Senior Loan Officer or the Lending Operations Officer and any two of the following officers: the President, the Chief Financial Officer, the Senior Vice President of Retail Banking or the Vice President of Facilities Management. In addition to the approval by the officers described above, loans for over $1.0 million require the prior approval of a majority of the outside directors of the Company.

         Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name the Company as an insured mortgagee. The Company generally obtains an attorney's opinion of title, although title insurance may be obtained on larger nonresidential real estate loans.

         The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. The Company also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Once approved, the construction loan is disbursed in installments based upon periodic inspections of construction progress.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan, and the value of the collateral, if any.

         LOAN ORIGINATIONS AND PURCHASES. Historically, the Company has originated substantially all of the loans in its portfolio and has held them until maturity. Nevertheless, the Company's residential loans are generally made on terms and conditions and documentation which conform to the secondary market guidelines for sale to the Federal Home Loan Mortgage Corporation (the "FHLMC") and other institutional investors in the secondary market. Education loans are sold, once the borrower has graduated, to the Student Loan Marketing Association. The Company does not originate first mortgage loans insured by the Federal Housing Authority or guaranteed by the Veterans Administration, but it has purchased such loans as well as participation interests in such loans.

         The Company has not sold any loans during the years ended December 31, 1997, 1996 and 1995. The following table presents the Company's total loan origination and repayment activity for the years indicated:

                                                           Year ended December 31,
                                                    ------------------------------------
                                                       1997         1996          1995
                                                    --------      --------      --------
                                                              (In thousands)
Loans originated:
   Real estate:
     Permanent:
       One- to four-family                          $ 68,303      $129,074      $ 89,869
       Multifamily                                         -           225            90
       Nonresidential                                    218           136           312
                                                    --------      --------      --------
         Total permanent                              68,521       129,435        90,271

     Construction:
       One- to four-family                            25,440        26,545        23,698
       Multifamily                                     1,390           740         1,220
       Nonresidential                                      -             -             -
                                                    --------      --------      --------
         Total construction                           26,830        27,285        24,918
                                                    --------      --------      --------
         Total real estate loans originated           95,351       156,720       115,189

   Consumer                                           17,038        16,199        16,037
   Commercial                                         20,968        21,731        11,553
                                                    --------      --------      --------
         Total loans originated                      133,357       194,650       142,779
Loans purchased                                          116            24         4,024
                                                    --------      --------      --------
Total loans originated and purchased                 133,473       194,674       146,803
Principal repayments                                 119,120       125,550       105,413
                                                    --------      --------      --------
Increase in loan originations before net items      $ 14,353      $ 69,124      $ 41,390
                                                    ========      ========      ========


         At December 31, 1997, the Company had $7.7 million of outstanding commitments to originate loans and $19.1 million available to borrowers under consumer and commercial lines of credit. At December 31, 1997, the Company had $8.2 million in undisbursed funds related to construction loans in process.

         LOAN ORIGINATION AND OTHER FEES. The Company realizes loan origination fees and other fee income from its lending activities. A fee of two percent of the loan amount, up to $1,000, is charged for fixed-rate residential real estate loans and the Company charges an origination fee of two percent of the loan amount, up to $850, for adjustable-rate residential real estate loans. Loan origination fees for nonresidential real estate loans and commercial loans are negotiated on an individual basis. In addition, the Company realizes income from late payment charges and fees for other miscellaneous services.

         Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91 as an adjustment to yield for the life of the related loan.

         LOANS TO ONE BORROWER LIMITS. OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the Company's unimpaired capital and unimpaired surplus (the "Lending Limit Capital"). A savings association may lend to one borrower an additional amount not to exceed 10% of the Company's Lending Limit Capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated.

         Based on such limits, the Company could lend approximately $22.0 million to any one borrower at December 31, 1997. The largest amount the Company had outstanding to one borrower at December 31, 1997, was $15.2 million, which consisted of four loans, secured by first mortgage liens on freezer warehouses. At December 31, 1997, such loans were performing in accordance with their terms.

         DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. The Company attempts to maintain a high level of asset quality through sound underwriting policies and aggressive collection practices.

         At the beginning of each month, the Collections Department of the Company receives a report on all delinquent loans, and Company personnel telephone the delinquent borrowers and mail delinquency notices. When a loan payment has not been made by the fifteenth of the month, a late notice is sent and a penalty of five percent of the payment due is assessed. Once a loan is 60 days delinquent, a second notice is sent and the Collections Department contacts the borrower by telephone. The Collections Department will generally continue to attempt to bring the loan current through telephone calls or personal visits until the loan has been delinquent 90 to 120 days. If the loan has not been brought current by the 120th day, a member of the Collections Department will present the loan to the Company's Pre-Foreclosure Committee which meets weekly. If the Pre-Foreclosure Committee agrees to recommend the commencement of foreclosure proceedings, the loan is presented to the Executive Committee of the Board, which normally refers the loan to the Company's in-house legal staff. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding balance in relation to the original indebtedness, the extent of the delinquency, the borrower's ability and willingness to cooperate in curing the delinquency and any environmental issues that may need to be addressed.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                                         At December 31,
                                          ---------------------------------------------------------------------------
                                                        1997                                     1996
                                          ------------------------------------      ---------------------------------
                                                                    Percent of                             Percent of
                                                                      total                                   total
                                          Number       Amount         loans         Number      Amount        loans
                                          ------       ------         -----         ------      ------        -----
                                                                    (Dollars in thousands)
Loans delinquent for:
   30-59 days                              242         $  6,895        1.09%         228        $ 7,269        1.18%
   60-89 days                              132            4,415         .70          117          2,760         .45
   90 days or over                         298            9,491        1.50          326          9,114        1.48
                                           ---          -------        ----          ---        -------        ----
     Total delinquent loans                672          $20,801        3.29%         671        $19,143        3.11%
                                           ===          =======        ====          ===        =======        ====


         Nonperforming assets include nonaccruing loans, restructured loans, real estate acquired by foreclosure or by deed-in-lieu thereof, in-substance foreclosures and repossessed assets.

         Loans are reviewed through monthly reports to the Board or weekly reports to senior management and are placed on nonaccrual status when collection in full is considered doubtful by management. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent cash payments are generally applied to interest income unless, in the opinion of management, the collection of principal and interest is doubtful. In those cases, subsequent cash payments would be applied to principal.

         The following table sets forth information with respect to the Company's nonperforming loans and other assets at the dates indicated:

                                                                                   At December 31,
                                                           ---------------------------------------------------------------
                                                             1997          1996          1995          1994          1993
                                                           -------       -------       -------       -------       -------
                                                                               (Dollars in thousands)
Nonperforming loans:
   Nonaccrual loans
    Real estate loans:
      One- to four-family                                  $ 5,540       $ 5,343       $ 3,542       $ 3,491       $ 3,842
      Multifamily and nonresidential                           649           704         1,082           104            73
      Construction (net of LIP) and land                       769           491             7             -             -
                                                           -------       -------       -------       -------       -------
        Total real estate loans                              6,958         6,538         4,631         3,595         3,915
    Consumer                                                   404           517           298           274           311
    Commercial                                               2,129         2,059           260           219           317
                                                           -------       -------       -------       -------       -------
        Total nonaccrual loans                               9,491         9,114         5,189         4,088         4,543
    Restructured real estate loans                             644           698           891         2,681         4,698
                                                           -------       -------       -------       -------       -------
        Total nonperforming loans                           10,135         9,812         6,080         6,769         9,241
Real estate acquired through foreclosure and other
   repossessed assets                                           55            29            46         1,570         2,245
                                                           -------       -------       -------       -------       -------
        Total nonperforming assets                         $10,190       $ 9,841       $ 6,126       $ 8,339       $11,486
                                                           =======       =======       =======       =======       =======

Nonperforming loans as a percent of total loans               1.60%         1.59%         1.11%         1.34%         2.04%
Nonperforming assets as a percent of total assets             0.98          0.92          0.57          0.82          1.14
Allowance for loan losses as a percent of
   nonperforming loans                                       59.02         51.37         84.18         75.51         58.40
Allowance for loan losses as a percent of total loans
   before allowance                                           0.94          0.81          0.93          1.01          1.18

         For 1997, approximately $585,000 in interest income would have been recorded had nonaccruing and restructured loans been accruing pursuant to contractual terms. During 1997 interest collected on such loans and included in net income was approximately $544,000.

         Between 1995 and 1996, the Company experienced an increase of $3.9 million in nonaccrual loans. Approximately $1.9 million of the increase occurred in the real estate loan portfolio, particularly one- to four-family loans and construction loans, and $1.8 million occurred in the commercial loan portfolio. The increase in nonaccrual loans is partly attributable to growth in the one- to four-family, construction and commercial segments of the Company's loan portfolio. Another factor contributing to the increase in nonaccrual real estate loans was a change in the Company's data processing systems, which resulted in a new methodology in identifying delinquent loans. Due to timing differences in interpreting data under the Company's old data processing system, loans which became 90 days delinquent during the month were, in many cases, not included in the 90 day category of delinquency reports until the end of the subsequent month, resulting in an underreporting of delinquent loans prior to 1996. The increase in nonaccrual commercial loans relates to five loans, the largest of which had a principal balance of $800,000. Because repayment in full is anticipated on all of the nonaccrual commercial loans, no write-downs have been charged against the loans. Nonaccrual loans stabilized substantially from 1996 to 1997.

         Real estate acquired in settlement of loans is classified separately on the balance sheet at fair value as of the date of acquisition. After foreclosure, the loan is written down to the value of the underlying collateral by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income or loss on disposition, are included in other expenses. At December 31, 1997, the carrying value of real estate acquired in settlement of loans was $55,213, and consisted of four single-family properties.

         The Company classifies its assets, excluding loans in its commercial loan portfolio, in accordance with federal regulations. Problem assets are classified as "special mention", "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the Company is not warranted. Federal regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         The Company classifies its commercial loans on a periodic basis, not less often than quarterly, according to a nine-level risk rating system that includes, in addition to the "substandard," "doubtful" and "loss," categories discussed above, further classifications of "prime," "good," "satisfactory," "fair," "watch" and "uncertain."

         Commercial loans that are classified "prime," "good," "satisfactory" or "fair" possess levels of risk, if any, which are generally acceptable to the Company. "Watch" assets are the equivalent of "special mention" assets discussed above and a loan which is classified as "unknown" represents a loan for which there is insufficient current information on the borrower to evaluate the primary source of payment. A loan may only be maintained as "unknown" for 90 days while additional information is obtained, subject to one 90-day extension by the Commercial Loan Manager or a higher level officer.

         The aggregate amounts of the Company's classified assets at the dates indicated were as follows:

                                              At December 31,
                                          -------------------------
                                           1997               1996
                                          ------             ------
                                               (In thousands)

Classified assets:
   Substandard                            $9,188             $9,205
   Doubtful                                    -                  -
   Loss                                      151                251
                                          ------             ------
    Total classified assets               $9,339             $9,456
                                          ======             ======


         The Company analyzes each classified asset on a quarterly basis to determine whether changes in the classifications are appropriate under the circumstances. Such analysis focuses on a variety of factors, including the amount of, and the reasons for, any delinquency, the use of the real estate securing the loan, the financial condition of the borrower, and the appraised value of the real estate. As such factors change, the classification of the asset will change accordingly.

         The Company establishes a general allowance for loan losses for any loan classified as special mention, substandard or doubtful. If an asset, or portion thereof, is classified as loss, the Company establishes a specific allowance for loss in the amount of 100% of the portion of the asset classified loss or charges off the portion of any real estate loan deemed to be uncollectible.

         ALLOWANCE FOR LOAN LOSSES. Management reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, growth and changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, current and anticipated economic conditions in the primary lending area, past loss experience, and possible losses arising from specific problem assets.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments and net income could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. In addition, the Company's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination.

         The following table sets forth an analysis of the Company's allowance for loan losses for the periods indicated:

                                                                   Year ended December 31,
                                              ----------------------------------------------------------------
                                                1997           1996          1995          1994          1993
                                              --------        ------        ------        ------        ------
                                                                    (Dollars in thousands)

Balance at beginning of period                $  5,040        $5,118        $5,111        $5,397        $4,797

(Recovery of) provision for loan loss
   allowances                                   (1,546)            -             -          (100)          535
Charge-offs:
   Real estate                                    (403)          (28)         (373)         (170)          (43)
   Consumer                                        (43)          (57)          (21)          (16)          (43)
   Commercial                                          -            -             -          (60)             -
                                              --------        ------        ------        ------        ------
     Total charge-offs                            (446)          (85)         (394)        ( 246)          (86)
                                              --------        ------        ------        ------        ------

Recoveries:
   Real estate                                   2,930             4           365            52           146
   Consumer                                          4             3            10             8             5
   Commercial                                          -            -           26              -             -
                                              --------        ------        ------        ------        ------
     Total recoveries                            2,934             7           401            60           151
                                              --------        ------        ------        ------        ------

Net recoveries (charge-offs)                     2,488           (78)            7          (186)           65
                                              --------        ------        ------        ------        ------

Balance at end of year                        $  5,982        $5,040        $5,118        $5,111        $5,397
                                              ========        ======        ======        ======        ======

Ratio of net recoveries (charge-offs)
   to average net loans                          0.40%        (0.01)%         0.00%        (0.04)%        0.02%

Ratio of net recoveries  (charge-offs) to
   (recovery of) provision for loan loss
   allowances                                  160.93%           N/A           N/A       (186.00)%       12.15%

         The following table sets forth the allocation of the allowance for loan losses by category. The allocations are based on management's assessment of the risk characteristics of each of the components of the total loan portfolio and is subject to changes as and when the risk factors of each such component change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                                                 At December 31,
                  ---------------------------------------------------------------------------------------------------------------
                             1997                   1996                1995                  1994                    1993
                     --------------------  --------------------  --------------------  ---------------------  --------------------
                               Percent of            Percent of            Percent of             Percent of            Percent of
                                loans in              loans in              loans in               loans in              loans in
                                  each                   each                 each                   each                  each
                                category               category             category               category              category
                                to total               to total             to total                to total             to total
                     Amount      loans     Amount       loans    Amount       loans      Amount      loans     Amount      loans
                     ------      -----     ------       -----    ------       -----      ------      -----     ------      -----
                                                              (Dollars in thousands)

Real estate loans   $4,242       84.35%   $4,561        86.53%   $4,585       88.52%    $4,593       88.77%    $4,711      90.25%

Consumer loans         673        6.57       322         6.18       376        6.37        349        6.05        457       5.85
Commercial loans     1,067        9.08       157         7.29       157        5.11        169        5.18        229       3.90
                    ------      ------    ------       ------    ------      ------     ------      ------     ------     ------
      Total         $5,982      100.00%   $5,040       100.00%   $5,118      100.00%    $5,111      100.00%    $5,397     100.00%
                    ======      ======    ======       ======    ======      ======     ======      ======     ======     ======


INVESTMENT ACTIVITIES

         Federal regulations and Ohio law permit the Company to invest in various types of investment securities, including interest-bearing deposits in other financial institutions, federal funds, U.S. Treasury and agency obligations, mortgage-backed securities, and certain other specified investments. The Board of Directors of the Company has adopted an investment policy which authorizes management to make investments in U.S. Treasury obligations, U.S. Federal agency and federally-sponsored corporation obligations, investment-grade municipal obligations, creditworthy, unrated securities issued by municipalities in which an office of the Company is located, investment-grade corporate debt securities, investment-grade asset-backed securities, certificates of deposit that are fully-insured by the FDIC, bankers' acceptances, federal funds and interest-bearing time deposits with other financial institutions. The Company's investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk, and to maximize return without sacrificing liquidity and safety. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Analysis of Financial Condition; and - Liquidity and Capital Resources." The investment activities of the Company are supervised by the Company's Investment Committee and investment purchases are monitored weekly by the Executive Committee of the Company.

         The Company maintains a significant portfolio of mortgage-backed securities in the form of Federal National Mortgage Association (the "FNMA"), Government National Mortgage Association (the "GNMA") and the FHLMC participation certificates. Mortgage-backed securities generally entitle the Company to receive a portion of the cash flows from an identified pool of mortgages. GNMA securities are guaranteed by the Federal government as to the timely payment of principal and interest. FNMA securities and a majority of the Company's FHLMC securities are guaranteed by the issuing agency as to timely payment of principal and interest. The balance of the Company's FHLMC securities are guaranteed as to timely payment of interest and eventual payment of principal.

         The Company purchases mortgage-backed securities primarily as an alternative to originating loans for its portfolio. In recent years, the Company's funds available for investment have exceeded the volume of loan originations based on loan demand in the Company's primary market area. Purchases of mortgage-backed securities enable the Company to generate positive interest rate spreads with minimal administrative expense and reduced credit risk due the guarantees provided by the issuer. Mortgage-backed securities classified as available for sale also provide the Company with an additional source of liquid funds. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset/Liability Management."

         Although the Company's mortgage-backed securities are generally guaranteed as to repayment of principal and interest, the Company is exposed to prepayment risk and reinvestment risk to the extent that the issuer redeems the security or that actual prepayments on the underlying mortgages are greater than estimated over the life of the security. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Prepayments may require the Company to make adjustments to the amortization of any premium or accretion of any discount relating to the securities, thereby changing the net yield on such securities. The Company reviews prepayment estimates for mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates and to determine the yield and estimated maturity of the mortgage-backed security portfolio.

         To the extent that the Company's mortgage-backed securities prepay faster than anticipated in a declining rate environment, the Company may not be able to reinvest the proceeds of such prepayments at a comparable rate of return, which could adversely affect net interest income. Conversely, in a rising interest rate environment, prepayments may occur at a slower than projected pace, thereby extending the estimated life of the security and depriving the Company of the ability to reinvest cash flows at higher rates of interest. In addition, the market value of such securities may be adversely affected by changes in interest rates. As discussed below, a decline in the market value of securities classified as available for sale may adversely affect the Company's retained earnings.

         Investment and mortgage-backed securities are classified upon acquisition as available for sale or held to maturity. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss, net of taxes, reflected as a component of equity. Securities classified as held to maturity are carried at amortized cost. The Company recognizes premiums and discounts in interest income over the period to maturity by the level yield method and realized gains or losses on the sale of debt securities based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis.

         The following table sets forth the amortized cost and fair value of the Company's short-term investments, FHLB stock, investment securities and mortgage-backed securities at the dates indicated.


                                                                                                 At December 31
                                         ------------------------------------------------------------------------------------
                                                           1997                                       1996
                                         ----------------------------------------   -----------------------------------------
                                         Amortized     % of      Fair       % of     Amortized   % of      Fair        % of
                                           Cost        Total     Value      Total      Cost      Total     Value       Total
                                         --------     ------   --------    ------    --------   ------    --------     ------

                                                                                              (Dollars in thousands)
Available for sale:
   Short-term investments:
     Federal funds                       $ 19,879       5.22%  $ 19,879      5.15%    $ 5,982     1.39%   $ 5,982       1.39%
     Overnight repurchase agreement             -         -           -        -            -       -           -          -
   FHLB stock                              11,136       2.93     11,136      2.89      10,370     2.42     10,370       2.40
   Investment securities:
     U.S. treasury obligations             20,072       5.27     20,224      5.24      12,517     2.92     12,613       2.92
     U.S. government agency obligations     5,000       1.31      5,038      1.31           -       -           -          -
     Corporate notes                       14,019       3.68     14,140      3.66       2,026     0.47      2,046       0.47
   Mortgage-backed securities
     FHLMC                                 54,039      14.20     54,827     14.21      73,748    17.19     74,420      17.23
     FNMA                                   5,265       1.39      5,345      1.39       7,489     1.75      7,613       1.76
     Private issues                         2,329       0.62      2,251      0.58       2,513     0.58       2,433      0.57
                                         --------     ------   --------    ------    --------   ------    --------    ------
       Total available for sale           131,739      34.62    132,840     34.43     114,645    26.72    115,477      26.74
                                         --------     ------   --------    ------    --------   ------    --------    ------

Held to maturity:
   Investment securities:
     U.S. treasury obligations              4,968       1.31      5,013      1.30      14,967     3.49     15,051       3.49
     Corporate notes                            -         -           -        -       13,003     3.03     13,057       3.02
   Mortgage-backed securities:
     GNMA                                   9,077       2.39      9,492      2.46      11,163     2.60     11,627       2.69
     FHLMC                                156,988      41.25    158,939     41.19     184,363    42.98    184,838      42.81
     FNMA                                  77,783      20.43     79,555     20.62      90,858    21.18      91,754     21.25
                                         --------     ------   --------    ------    --------   ------    --------    ------
       Total held to maturity             248,816      65.38    252,999     65.57     314,354    73.28    316,327      73.26
                                         --------     ------   --------    ------    --------   ------    --------    ------

       Total investment portfolio        $380,555     100.00%  $385,839    100.00%   $428,999   100.00%   $431,804    100.00%
                                         ========     ======   ========    ======    ========   ======    ========    ======


                                       -----------------------------------------
                                                        1995
                                       -----------------------------------------
                                       Amortized     % of     Fair        % of
                                          Cost       Total    Value       Total
                                        --------     -----   -------      -----


Available for sale:
   Short term investments:
     Federal funds                      $ 6,412      1.29%   $  6,412      1.26%
     Overnight repurchase agreement      20,194       4.05     20,194      3.98
   FHLB stock                             9,675       1.94      9,675      1.91
   Investment securities:
     U.S. treasury obligations           26,883       5.39     27,382      5.40
     U.S. government agency obligations       -         -           -        -
     Corporate notes                      4,678       0.94      4,743      0.94
   Mortgage-backed securities
     FHLMC                               84,768      17.00     86,071     16.97
     FNMA                                 9,204       1.85      9,390      1.85
     Private issues                       4,544       0.91      4,544      0.90
                                       --------     ------   --------    ------
       Total available for sale         166,358      33.37    168,411     33.21
                                       --------     ------   --------    ------

Held to maturity:
   Investment securities:
     U.S. treasury obligations           14,991       3.01     15,220      3.00
     Corporate notes                     15,128       3.03     15,209      3.00
   Mortgage-backed securities:
     GNMA                                13,534       2.71     14,166      2.79
     FHLMC                              183,767      36.86    186,943     36.86
     FNMA                               104,806      21.02    107,231     21.14
                                       --------     ------   --------    ------
       Total held to maturity           332,226      66.63    338,769     66.79
                                       --------     ------   --------    ------

       Total investment portfolio      $498,584     100.00%  $507,180    100.00%
                                       ========     ======   ========    ======

         The maturities of the Company's short-term investments and securities at December 31, 1997, excluding FHLB stock, are indicated in the following table:

                                                                        At December 31, 1997
                                     ---------------------------------------------------------------------------------------------
                                                          After one through
                                      One year or less        five years         After five years                 Total
                                     ------------------   -------------------  -------------------  ------------------------------
                                     Amortized  Average   Amortized  Average   Amortized   Average  Amortized     Fair     Average
                                        cost     yield       cost     yield      cost      yield       cost       value     yield
                                        ----     -----       ----     -----      ----      -----       ----       -----     -----
                                                                    (Dollars in thousands)
Short-term investments:
  Federal funds                       $ 19,879    5.50%    $      -      -%     $      -      -%     $ 19,879    $ 19,879    5.50%

Investment securities:
   Available for sale                    5,004    5.78       29,087    6.32        5,000    6.53       39,091      39,402    6.28
   Held to maturity                          -       -        4,968    6.49            -       -        4,968       5,013    6.49
                                      --------    ----     --------    ----     --------    ----     --------    --------    ----
    Total investment securities          5,004    5.78       34,055    6.34        5,000    6.53       44,059      44,415    6.30

Mortgage-backed securities:
  Available for sale                    10,153    6.93       31,035    7.11       20,445    7.56       61,633      62,423    7.22
  Held to maturity                      27,009    7.16       78,566    7.16      138,273    7.08      243,848     247,986    7.11
                                      --------    ----     --------    ----     --------    ----     --------    --------    ----
    Total mortgage-backed securities    37,162    7.09      109,601    7.13      158,718    7.14      305,481     310,409    7.13
                                      --------    ----     --------    ----     --------    ----     --------    --------    ----


Total interest-earning assets         $ 62,045    6.47%    $143,656    6.94%    $163,718    7.12%    $369,419    $374,703    6.94%
                                      ========    ====     ========    ====     ========    ====     ========    ========    ====


DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of the Company's funds for use in lending and other investment activities. In addition to deposits, the Company derives funds from interest payments and principal repayments on loans and income on earning assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. The Company may also borrow from the FHLB as a source of funds.

         DEPOSITS. Deposits are attracted principally from within the Company's primary market area through the offering of a selection of deposit instruments, including regular passbook savings accounts, demand deposits, individual retirement accounts ("IRAs"), NOW accounts, money market accounts, and certificates of deposit. Interest rates paid, maturity terms, service fees, and withdrawal penalties for the various types of accounts are monitored weekly by the Company's Executive Committee. The Company does not use brokers to attract deposits. The amount of deposits from outside the Company's primary market area is not significant.

         The following table sets forth the dollar amount of deposits in the various types of accounts offered by the Company at the dates indicated:

                                                                    At December 31,
                                ---------------------------------------------------------------------------------------
                                                   1997                                         1996
                                -----------------------------------------     -----------------------------------------
                                                  Percent       Weighted                      Percent         Weighted
                                                 of total        average                      of total         average
                                   Amount        deposits         rate         Amount        deposits           rate
                                   ------        --------         ----         ------        --------           ----0
                                                                  (Dollars in thousands)
Checking accounts:
     Interest-bearing             $ 58,707           6.62%         2.03%      $ 56,347           6.05%            2.34%
     Noninterest-bearing             5,387           0.61             -          4,201           0.45               -
Savings accounts                   243,588          27.47          2.99        256,081          27.47             3.08
Money market accounts               56,727           6.40          2.99         64,622           6.93             3.08
                                  --------         ------                     --------         ------
     Total transaction accounts    364,409          41.10                      381,251          40.90

Certificates of deposit:
   4.00% or less                       448           0.05                          745           0.08
   4.01% - 6.00%                   415,045          46.80                      421,302          45.20
   6.01% - 8.00%                   106,835          12.04                      128,697          13.81
   8.01% - 10.00%                       71           0.01                           65           0.01
                                  --------         ------                     --------         ------

Certificates of deposit            522,399          58.90          5.78        550,809          59.10             5.74
                                  --------         ------                     --------         ------

   Total deposits                 $886,808         100.00%         4.56%      $932,060         100.00%            4.60%
                                  ========         ======                     ========         ======


         Total deposits decreased by $45.3 million, or 4.9%, from December 31, 1996, to December 31, 1997, primarily due to disintermediation.

         The following table shows rate and maturity information for the Company's certificates of deposit at December 31, 1997:

                                                           At December 31, 1997
                                       -------------------------------------------------------------
                                                       Over        Over
                                        Up to        1 year to  2 years to
     Rate                              one year       2 years     3 years      Thereafter    Total
     ----                              --------     ----------   ----------    ----------    -----
                                                               (In thousands)

4.00% or less                          $    437       $     -     $     -        $    11    $    448
4.01% to 6.00%                          304,184        74,609      27,938          8,314     415,045
6.01% to 8.00%                           44,908         7,921      23,302         30,704     106,835
8.01% to 10.00%                              71             -           -              -          71
                                       --------       -------     -------        -------    --------

   Total certificates of deposit       $349,600       $82,530     $51,240        $39,029    $522,399
                                       ========       =======     =======        =======    ========

   Percent of total certificates
         of deposit                      66.92%       15.80%        9.81%         7.47%     100.00%


         At December 31, 1997, approximately $350.0 million of the Company's certificates of deposit were expected to mature within one year. Based on past experience and the Company's prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with the Company at maturity, although there can be no assurance that this will occur. If, however, the Company is unable to renew the maturing certificates for any reason, borrowings of up to $222.7 million are available from the FHLB of

Cincinnati. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

         The following table presents the amount of the Company's certificates of deposit of $100,000 or more by the time remaining until maturity at December 31, 1997:

                   Maturity                             Amount
                   --------                             ------
                                                    (In thousands)

         Three months or less                           $14,294
         Over 3 months to 6  months                       8,810
         Over 6 months to 12 months                       9,894
         Over 12 months                                  15,717
                                                       --------

             Total                                      $48,715
                                                        =======


Management believes that a substantial percentage of the above certificates will be renewed with the Company at maturity.

         The following table sets forth the Company's deposit account balance activity for the periods indicated:

                                           Year ended December 31,
                                       --------------------------------
                                        1997                     1996
                                       --------                --------
                                            (Dollars in thousands)

Beginning balance                      $932,060                $938,855
Net decrease in deposits                (85,868)                (49,819)
                                       --------                --------
Net deposits before interest
   credited                             846,192                 889,036
Interest credited                        40,616                  43,024
                                       --------                --------
Ending balance                         $886,808                $932,060
                                       ========                ========

  Net decrease                         $(45,252)               $ (6,795)
                                       ========                ========

  Percent decrease                        (4.86)%                 (0.72)%


         BORROWINGS. The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, the Company is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender (the "QTL") test. See "REGULATION - Office of Thrift Supervision -- Qualified Thrift Lender Test." If an association meets the QTL test, the Company will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL test, the association will be eligible for such advances only to the extent it holds specified QTL test assets. At December 31, 1997, the Company was in compliance with the QTL test, but had no outstanding advances from the FHLB.
Borrowings of up to $222.7 million are available to the Company from the FHLB of Cincinnati.

COMPETITION

         The Company faces competition for deposits and loans from other savings and loan associations, credit unions, banks and mortgage originators in the Company's primary market area. The primary factors in competition for deposits are customer service, convenience of office location and interest rates. The Company competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The Company does not offer all of the products and services offered by some of its competitors, particularly commercial banks.

PROPERTIES

         The following table sets forth certain information at December 31, 1997, regarding the properties on which the main office and the branch offices of the Company are located:

                                           Owned or             Year            Net book
Location                                    leased             opened             value         Deposits
--------                                    ------             ------             -----         --------
                                                                                     (In thousands)

275 Federal Plaza West                      Owned               1919              $1,037          $85,507
Youngstown, Ohio

32 State Street                             Owned               1916                 315           94,633
Struthers, Ohio

4005 Hillman Way                            Owned               1958                 473          114,927
Boardman, Ohio

650 East State Street                       Owned               1925                 185           69,168
Salem, Ohio

6000 Mahoning Avenue                        Leased              1959                   9           78,568
Austintown, Ohio

7525 Market Street                          Owned               1971                 542          104,678
Boardman, Ohio

4259 Kirk Road                              Owned               1975                 603           85,226
Austintown, Ohio

202 South Main Street                       Owned               1975                 236           68,342
Poland, Ohio

3500 Belmont Avenue                         Owned               1976                 331           66,433
Youngstown, Ohio

29 North Broad Street                       Owned               1977                 311           35,058
Canfield, Ohio

980 Great East Plaza                        Leased              1980                  14           22,792
Niles, Ohio

127 North Market Street                     Owned               1987                 140           31,012
East Palestine, Ohio

210 West Lincoln Way                        Owned               1987                 331           16,734
Lisbon, Ohio

148725 South Avenue Ext.                    Owned               1997                 833            2,214
Columbiana, Ohio

1140 Boardman - Poland Road (1)             Leased              1986
Poland, Ohio

----------------------------


(1)      Closed in January 1998.

EMPLOYEES

         At December 31, 1997, the Company had 391 full-time equivalent employees and 91 part-time employees. The Company believes that relations with its employees are excellent. The Company offers health, life and disability benefits to all employees and has a defined benefit pension plan, a 401(k) plan and a postretirement health plan for its eligible employees. None of the employees of the Company is represented by a collective bargaining unit.

LEGAL PROCEEDINGS

         The Company is not presently involved in any material legal proceedings. From time to time, the Company is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Company.

YEAR 2000 CONSIDERATIONS

         The Company's lending and deposit activities are almost entirely dependent upon computer systems which process and record transactions, although the Company can effectively operate for brief periods when its electronic systems malfunction or cannot be accessed. The Company utilizes the services of a third-party data processing service bureau. In addition to its basic operating activities, the Company's facilities and infrastructure, such as security systems and communications equipment, are dependent to varying degrees upon computer systems.

         The Company is aware of the potential year-2000 related problems that may affect the computers which control or operate the Company's operating systems, facilities and infrastructure. In 1997, the Company began the process of identifying any year-2000 related problems that may be experienced by its computer-operated or -dependent systems. The Board of Directors reviews the Company's progress in addressing year-2000 issues quarterly. The Company has contacted the companies that supply or service the Company's computer-operated or -dependent systems to obtain confirmation that each such system that is material to the operations of the Company is either currently year-2000 compliant or is expected to be year-2000 compliant. With respect to systems that cannot presently be confirmed as year-2000 compliant, the Company will continue to work with the appropriate supplier or servicer to ensure that all such systems will be rendered compliant in a timely manner, with minimal expense to the Company or disruption of the Company's operations. The Company has established a December 31, 1998 deadline for its third-party data service bureau to be year-2000 compliant. If, by the end of 1998, any of the Company's suppliers or servicers is unable to certify year-2000 compliance with respect to any systems the failure of which would have a material adverse effect on the Company's operations, financial condition or results, the Company would then have sufficient time to identify and contract with suppliers and servicers who are able to certify year-2000 compliance. The expense of such a change in suppliers or servicers is not expected to be material to the Company.

         In addition to possible expense related to its own systems, the Company could incur losses if loan payments are delayed due to year-2000 problems affecting any of the Company's significant borrowers or impairing the payroll systems of large employers in the Bank's primary market area. Because the Company's loan portfolio is diversified with regard to individual borrowers and types of businesses and the Company's primary market area is not significantly dependent upon one employer or industry, the Company does not expect any significant or prolonged year-2000 related difficulties that will affect net earnings or cash flow. See "Loans to One Borrower Limits," and "Primary Market Area." At this time, however, the expense that may be incurred by the Company in connection with year-2000 issues cannot be determined. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Year 2000 Issue."

                              CHANGE IN ACCOUNTANTS

         On November 20, 1997, the Board of Directors of the Company approved a change of the Company's independent auditors from Packer, Thomas & Co. to Deloitte & Touche LLP. Packer, Thomas & Co. served as the Company's independent auditors from the fiscal year ended December 31, 1993 through the fiscal year ended December 31, 1996. The change was made due to Deloitte & Touche LLP's expertise and familiarity with mutual-to-stock conversion transactions as well as Deloitte & Touche LLP's overall expertise and resources with respect to accounting for stock savings and loan associations.

         The reports of Packer, Thomas & Co. on the financial statements of the Company for the fiscal years ended December 31, 1996 and 1995, did not contain any adverse opinion or disclaimer of opinion, was not qualified or modified as to audit scope or accounting principles and did not include an explanatory paragraph for material uncertainties. There has not been any disagreement between Packer, Thomas & Co. and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         THE HOLDING COMPANY. The Board of Directors of the Holding Company currently consists of nine members divided into three classes. All of the directors of the Holding Company were initially elected to the Board of Directors at the time the Holding Company was formed in 1998. The terms of Richard M. Barrett, Charles B. Cushwa, III and John F. Zimmerman, Jr. will expire in 1999; the terms of Donald R. Inglis, Gary Keller and Herbert F. Schuler, Sr. will expire in 2000; and the terms of James E. Bennett, Jr., Douglas M. McKay and Clarence R. Smith, Jr. will expire in 2001. The following persons are officers of the Holding Company: Douglas M. McKay, President and Chairman of the Board; Patrick A. Kelly, Treasurer; and Donald J. Varner, Secretary.

         THE COMPANY. The Amended Constitution of the Company provides for a Board of Directors consisting of not less than five directors. The Board of Directors of the Company currently consists of 11 directors. Each director serves for a three-year term. The Board of Directors met 16 times during the year ended December 31, 1997, for regular and special meetings. Mr. Smith attended fewer than 75% of the aggregate of such meetings and all meetings of committees of which he was a member due to surgery.

         The following table presents certain information with respect to the present directors and the executive officers of the Company:

                                                                                        Year of
                                                 Position(s) with                    commencement              Term
Name                         Age (1)               the Company                      of directorship           expires
----                         ---                  -------------                     ----------------          -------

Richard M. Barrett             58        Director                                           1976                1999
James E. Bennett, Jr.          79        Director                                           1964                2001
Charles B. Cushwa, III         63        Director                                           1975                1999
William A. Holdford            49        Vice President/Loan Administration                    -
Donald R. Inglis               69        Director                                           1978                2000
Patrick A. Kelly               39        Director, Treasurer, CFO and Senior Vice           1996                1999
                                            President
Gary Keller                    56        Director                                           1982                2000
Douglas M. McKay               49        Director, Chairman of the Board and                1995                2001
                                            President
Herbert F. Schuler, Sr.        57        Director                                           1977                2000
Clarence R. Smith, Jr.         69        Director                                           1976                2001
Robert J. Steele, Jr.          39        Vice President/Savings Administration                 -
Donald J. Varner               66        Director, Secretary and Senior Vice                1986
                                            President/ Retail Banking                                           2000
John F. Zimmerman, Jr.         49        Director                                           1991                1999


----------------------------

(1)      As of December 31, 1997


         RICHARD M. BARRETT. Prior to his retirement in 1995, Mr. Barrett was the President of Barrett Cadillac, Inc., an automobile dealership located in Youngstown, Ohio.

         JAMES E. BENNETT, JR. Mr. Bennett is an attorney and, since 1985, has served as of counsel to the Youngstown, Ohio law firm of Manchester, Bennett, Powers and Ullman, a Legal Professional Association.

         CHARLES B. CUSHWA, III. Mr. Cushwa is a director of the Cushwa Center for Entrepreneurship at Youngstown State University, a position he has held since 1988.

         WILLIAM A. HOLDFORD. Mr. Holdford is the Vice President of Loan Administration of the Company, a position he has held since March, 1990.

         DONALD R. INGLIS. Mr. Inglis retired from private practice as a Certified Public Accountant in 1988.

         PATRICK A. KELLY. Mr. Kelly was appointed Treasurer of the Company in April 1992 and named Senior Vice President of the Company in November 1995. Mr. Kelly has been employed by the Company since February 1983.

         GARY KELLER. Mr. Keller is the Chairman, President and Chief Executive Officer of the Salem China Company and Urfric, Inc., which manufacture, import and distribute ceramic products and solid brass decorative hardware. Mr. Keller is also the President and Chief Executive Officer of Sebring Industries, Inc., an import business located in Salem, Ohio.

         DOUGLAS M. MCKAY. Mr. McKay joined the Company in 1973 as a loan officer. Since 1995, Mr. McKay has served as Chief Executive Officer and Chairman of the Board of Directors of the Company and additionally, as President of the Company since 1996. From 1991 to 1995, Mr. McKay was employed as Executive Vice President of the Company.

         HERBERT F. SCHULER, SR. Mr. Schuler is the President and Chief Executive Officer of General Extrusions, Inc., an aluminum parts manufacturer, and the President and Treasurer of Genex Tool & Die, Inc., a tool and die company. Mr. Schuler has been employed by each company since the 1960s.

         CLARENCE R. SMITH, JR. Mr. Smith is the Chairman of the Board of S-P Company and subsidiaries, and Diamond Steel Construction-Youngstown.

         ROBERT J. STEELE, JR. Mr. Steele was a branch administrator for the Company from January 1993 to April 1996 and has served as Vice President of Savings Administration for the Company since April 1996.

         DONALD J. VARNER. Mr. Varner, an attorney, has worked for the Company for the past 41 years, and from 1976 to 1995, he served the Company as Vice President and Corporate Counsel. Mr. Varner is currently the Corporate Secretary of the Company and Senior Vice President of the Company's Retail Banking Division, positions he has held since 1995.

         JOHN F. ZIMMERMAN, JR. Mr. Zimmerman, an attorney, is a member of the law firm of Manchester, Bennett, Powers and Ullman, a Legal Professional Association, located in Youngstown, Ohio, and has been associated with the firm since 1974.

COMMITTEES OF DIRECTORS

         The Board of Directors of the Company has Executive, Salary, Planning, Investment, Asset Liability, Benefit, Distribution and Audit Committees.

         The Executive Committee is composed of Mr. Kelly, Mr. McKay, Mr. Varner and one non-employee director of the Company who alternates monthly. The functions of the Executive Committee include loan approval and review of the Company's investment activity, although the Executive Committee is authorized to act on other matters. The Executive Committee met 52 times during the year ended December 31, 1997.

         The Salary Committee is comprised of Mr. Barrett, Mr. Bennett, Mr. Cushwa, Mr. Inglis, Mr. Keller, Mr. Schuler, Mr. Smith and Mr. Zimmerman. The functions of the Salary Committee are to determine compensation for the Company's three senior officers and to make decisions regarding employee benefits and related matters. The Salary Committee met once during the year ended December 31, 1997.

         The Audit Committee is comprised of Mr. Schuler, Mr. Cushwa and Mr. Inglis. The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulatory and internal policies and procedure. The Audit Committee met seven times in the year ended December 31, 1997.

         The Board of Directors of the Holding Company does not currently have any committees, but will establish appropriate committees upon the completion of the Conversion.

COMPENSATION

         Each director of the Company currently receives a retainer of $10,000 per year and $400 per meeting of the full Board attended. Non-employee directors receive an additional fee of $400 per committee meeting attended. The Chairmen of the Audit and Salary Committees receive an additional fee of $200 per committee meeting. Director compensation is approved by the members of the Company at the annual meeting of members.

         The following table presents certain information regarding the annual compensation received by executive officers of the Company who received compensation exceeding $100,000 for 1997:

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                             --------------------------------------------------------------
                                                   Annual compensation (1)          Other compensation
-----------------------------------------------------------------------------------------------------------

  Name and principal position         Year         Salary             Bonus

-----------------------------------------------------------------------------------------------------------
  Douglas M. McKay                    1997          $239,934          $120,614            $28,455 (2)
   President
-----------------------------------------------------------------------------------------------------------
  Donald J. Varner                    1997          $126,588          $ 56,418            $24,823 (3)
   Secretary
-----------------------------------------------------------------------------------------------------------
  Patrick A. Kelly                    1997          $115,184          $ 54,859            $24,413 (4)
   Treasurer
-----------------------------------------------------------------------------------------------------------

(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to the Company of providing such benefits to each named executive officer was less than 10% of his cash compensation.

(2) Consists of directors' fees of $16,000 and matching contributions of $2,375 and $7,220 and a discretionary contribution of $2,860 paid by the Company to Mr. McKay's account in The Home Savings and Loan Company of Youngstown, Ohio 401(k) Savings Plan (the "401(k) Plan").

(3) Consists of directors' fees of $15,600 and matching contributions of $1,466 and $6,311 and a discretionary contribution of $1,446 paid by the Company to Mr. Varner's account in the 401(k) Plan.

(4) Consists of directors' fees of $16,000 and matching contributions of $1,266 and $5,861 and a discretionary contribution of $1,285 paid by the Company to Mr. Kelly's account in the 401(k) Plan.


PENSION PLAN

         The Company maintains and administers a defined benefit retirement plan (the "Pension Plan"). Employees become eligible to participate in the Pension Plan on the first day of the year coincident with or next following the later of the date the employee (i) attains age 20, or (ii) completes six months of continuous employment with the Company. Participants become 100% vested in the Pension Plan upon completion of five years of service. Upon retirement at age 65 or after five years of service, vested participants are entitled to annual benefits equal to the sum of: (i) .95% multiplied by the number of years for which the employee was a participant in the Pension Plan, not to exceed 35 years, multiplied by the average of the highest five consecutive years of the participant's annual salary during the final 10 years of the participant's employment prior to retirement (the "Final Average Compensation"); (ii) .65% multiplied by the number of years for which the employee was a participant in the Pension Plan, not to exceed 35 years, multiplied by the amount of the Final Average Compensation in excess of the average of Social Security taxable wage basis for the 35-year period ending with the year of the employee's Social Security Retirement Age (the "Covered Compensation"); and (iii) 1.5% multiplied by the Final Average Compensation multiplied by the number of years for which the employee was a participant in the Pension Plan in excess of 35 years, but not to exceed five years. The Pension Plan permits early retirement after age 60 with 15 or more years of service at a reduced benefit level.

         The Company's funding policy is to contribute amounts to the Pension Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

         The following table indicates the annual retirement benefit that would be payable under the Pension Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit:

                                                    Years of credited service
     Average compensation         ---------------------------------------------------------------
       (highest 5 years)(1)          15            20            25           30            35
   ------------------------       --------      --------     --------      --------      --------

            20,000                 $2,545        $3,393        $4,242       $5,090        $5,938
            30,000                  3,818         5,090         6,363        7,635         8,908
            40,000                  5,538         7,384         9,230       11,076        12,922
            50,000                  7,681        10,242        12,802       15,363        17,923
            60,000                  9,824        13,099        16,374       19,649        22,924
            70,000                 11,968        15,957        19,946       23,935        27,925
           100,000                 18,398        24,530        30,663       36,795        42,928
           150,000                 29,114        38,818        48,523       58,227        67,932


----------------------

(1) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Code is $160,000.

         Mr. McKay, Mr. Kelly and Mr. Varner have 24.5, 14.92 and 40.83 years of credited service under the Pension Plan, respectively. Their base salary and bonuses are reported above in the Summary Compensation Table.

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO 401(K) SAVINGS PLAN

         The Company maintains the 401(k) Plan for all of its employees who are age 20 or older and who have completed at least six months of service with the Company. Pursuant to the 401(k) Plan, participants may elect to contribute up to 15% of their annual compensation on a tax-deferred basis. In addition, in its sole discretion, the Company may make annual profit sharing contributions and matching contributions to the 401(k) Plan for the benefit of participants. The Company's 401(k) Plan expenses, including employer contributions, if any, for the years ended December 31, 1997 and 1996, were $468,000 and $513,000, respectively.

         In connection with the Conversion, the Board of Directors of the Company has amended the 401(k) Plan to allow participants to invest in the Common Shares through the 401(k) Plan.

POSTRETIREMENT BENEFIT PLANS

         In addition to the Company's retirement plans, the Company sponsors a defined benefit health care plan (the "Postretirement Health Plan") that provides postretirement medical benefits to full-time employees who have worked 15 years and attained age 60, or worked 5 years and attained age 65, while in service with the Company. The Postretirement Health Plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. The Company's policy is to pay premiums monthly, with no pre-funding.

STOCK BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN. The Holding Company intends to establish the ESOP for the benefit of employees of the Holding Company and its subsidiaries, including the Company, who are age 20 or older and who have completed at least six months of service with the Holding Company and its subsidiaries. The Board of Directors of the Holding Company believes that the ESOP will be in the best interests of the Holding Company and its shareholders.

         The ESOP trust intends to borrow funds from the Holding Company with which to acquire up to 8% of the Common Shares sold in connection with the Conversion. Such loan will be secured by the Common Shares purchased with the proceeds from the loan and will be repaid by the ESOP over a period of approximately 15 years with contributions to the ESOP and earnings on ESOP assets. The interest rate paid on the loan will be ___________________________________, which is currently _____%. Common Shares purchased with such loan proceeds will be held in a suspense account for allocation among ESOP participants as the loan is repaid.

         The amount of cash or other assets that can be contributed to the ESOP each year is limited by certain IRS regulations. The Company may make the contribution to the ESOP, to the extent permitted by such regulations, to prepay the ESOP loan in fewer than 15 years. A shorter repayment period could result in increased compensation expense during the years in which payments are made on the ESOP loan. See "PRO FORMA DATA."

         Contributions to the ESOP and shares released from the suspense account will be allocated pro rata to participants on the basis of compensation. Except for participants who retire, become disabled, or die during the plan year, all other participants must have completed at least 1,000 hours of service during a plan year in order to receive an allocation. Benefits become fully vested after five years of service. Vesting will be accelerated upon retirement or at age 65, death, disability, termination of the ESOP, or change in control of the Holding Company or the Company. Shares allocated to the account of a participant whose employment by the Company terminates prior to such participant having satisfied the vesting requirement will be forfeited. Forfeitures will be reallocated among remaining participating employees. Benefits may be paid either in the Holding Company common shares or in cash. Benefits may be payable upon retirement, death, disability, or separation from service. Benefits payable under the ESOP cannot be estimated.

         A committee appointed by the Board of Directors of the Holding Company will administer the ESOP. The Common Shares and other ESOP funds will be held by a trustee selected and appointed by the Holding Company (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all common shares of the Holding Company held in the ESOP that are allocated to the accounts of ESOP participants in accordance with the instructions of such participants. Common shares held by the ESOP that are not allocated to participants' accounts and allocated shares for which voting instructions are not received will be voted by the ESOP Trustee in its sole discretion.

         The tax-qualified status of the ESOP and its purchase of the Common Shares of the Holding Company are subject to the subsequent approval of the Commissioner of the IRS (the "Commissioner"). The Holding Company will submit to the Commissioner an application for approval of the ESOP. Although no assurances can be given, the Holding Company expects that the ESOP will be approved by the Commissioner.

         STOCK OPTION PLAN. After the completion of the Conversion, the Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to approval by the shareholders of the Holding Company. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers, and employees of the Holding Company and its subsidiaries by facilitating their purchase of a stock interest in the Holding Company.

         Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"). Options granted under the Stock Option Plan to directors who are not full-time employees of the Holding Company or the Company will not qualify under the Code and thus will not be ISOs ("Non-qualified Options"). Although any eligible director, officer, or employee of the Holding Company or the Company may receive Non-qualified Options, it is anticipated that the non-employee directors will receive Non-qualified Options and other eligible participants will receive ISOs.

         The option exercise price will be determined by the Stock Option Committee at the time of grant; provided, however, that the exercise price for an ISO, or for any option if the Stock Option Plan is implemented by the Holding Company during the first year following completion of the Conversion, must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date of grant, except that in the case of an ISO granted to an employee who owns more than 10% of the Holding Company's outstanding common shares at the time such ISO is granted under the Stock Option Plan, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant and the ISO may not be exercisable after the expiration of five years from the date of grant.

         An option recipient cannot transfer or assign an option other than by will, in accordance with the laws of descent and distribution. "Termination for cause," as defined in the Stock Option Plan, will result in the termination of any outstanding options.

         The Holding Company will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, the Holding Company will receive a payment of cash, common shares of the Holding Company, or a combination of cash and common shares from option recipients in exchange for shares issued.

         A number of shares equal to 10% of the Common Shares sold in the Offering is expected to be reserved for issuance by the Holding Company upon the exercise of options to be granted to certain directors, officers, and employees of the Holding Company and its subsidiaries from time to time under the Stock Option Plan. No determination has been made regarding the recipients of awards under the Stock Option Plan or the number of shares to be awarded to individual recipients. The Stock Option Committee may grant options under the Stock Option Plan to the directors, officers, and employees of the Holding Company and the Company at such times as they deem most beneficial to the Holding Company on the basis of the individual participant's responsibility, tenure, and future potential.

         Under OTS regulations, no stock options may be awarded during the first year after the completion of the Conversion unless the Stock Option Plan is approved by the shareholders of the Holding Company at an annual or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the Stock Option Plan is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to options awarded under the Stock Option Plan to directors who are not full-time employees of the Holding Company may not exceed 5% per person and 30% in the aggregate of the available shares; (ii) the number of shares which may be subject to options awarded under the Stock Option Plan to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; (iii) stock options must be awarded with an exercise price at least equal to the fair market value of the common shares of the Holding Company at the time of the award; and (iv) stock options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date of the award, subject to acceleration of vesting only in the event of the death or disability of a participant. The ultimate value of any option granted at fair market value will depend on future appreciation in the fair market value of the shares to which the option relates. No decision has been made as to anticipated awards under the Stock Option Plan.

         RECOGNITION AND RETENTION PLAN. After the completion of the Conversion, the Company intends to adopt the RRP. The purpose of the RRP is to provide directors, officers, and certain key employees of the Company with an ownership interest in the Holding Company in a manner designed to compensate such directors, directors emeritus, officers, and key employees for services to the Company. The Company expects to contribute sufficient funds to enable the RRP to purchase up to 4% of the Common Shares sold in the Offering. The Company will receive no monetary consideration from the recipients for the awards of shares under the RRP.

         The RRP Committee will administer the RRP and determine the number of shares to be granted to eligible participants. Each participant granted shares under the RRP will be entitled to the benefit of any dividends or other distributions paid on such shares prior to the shares being earned, although dividends or other distributions on shares held in the RRP Trust will not be distributed to the participant until the shares are distributed to the participant. Compensation expense in the amount of the fair market value of the RRP shares will be recognized as the shares are earned.

No determination has been made regarding recipients of RRP awards or the number of shares to be awarded to individual recipients. Under OTS regulations, no RRP shares may be awarded during the first year after the completion of the Conversion unless the RRP is approved by the shareholders of the Holding Company at an annual meeting or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the RRP is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to awards under the RRP to directors and directors emeritus who are not full-time employees of the Holding Company or its subsidiaries may not exceed 5% per person and 30% in the aggregate of the available shares; (ii) the number of shares which may be subject to awards under the RRP to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; and (iii) RRP awards will be earned at the rate of one-fifth per year commencing no earlier than one year from the date of the award subject to acceleration of vesting only in the event of the death or the disability of the participant.

EMPLOYMENT AGREEMENTS

         The Company currently has no employment agreements with any of its officers. The Company intends to enter into employment agreements with Douglas
M. McKay, Donald J. Varner and Patrick A. Kelly (collectively, the "Employment Agreements"). Each of the Employment Agreements will provide for a term of three years and performance reviews by the Board of Directors not less often than annually at which time the Employment Agreement may be extended for a period of one year. The Employment Agreements will also provide for the inclusion of the officers in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave in accordance with the Company's prevailing policies.

         The Employment Agreements will be terminable by the Company at any time. In the event of termination by the Company for "just cause," as defined in the Employment Agreements, the employee will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by the Company other than for just cause, at the end of the term of an Employment Agreement or in connection with a "change of control," as defined in the Employment Agreements, the employee will be entitled to a continuation of salary payments for a period of time equal to the remaining term of an Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of his employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which the employee becomes employed full-time by another employer.

         Each Employment Agreement also will contain provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of the employee's employment for any reason other than just cause, retirement, or termination at the end of the term of the agreement, or (2) a constructive termination resulting from change in the capacity or circumstances in which the employee is employed or a material reduction in his responsibilities, authority, compensation, or other benefits provided under the Employment

Agreement without the employee's written consent. In the event of any such occurrence, the employee will be entitled to payment of an amount equal to three times the employee's annual compensation immediately preceding the termination of his employment. In addition, the employee will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of his Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which the employee may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code. "Control," as defined in the Employment Agreements, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of the Company or the Holding Company, the control of the election of a majority of the directors of the Company or the Holding Company, or the exercise of a controlling influence over the management or policies of the Company or the Holding Company.

         The aggregate payments that would have been made to Messrs. McKay, Varner and Kelly pursuant to the Employment Agreements, assuming their termination at December 31, 1997, following a change of control, would have been approximately $720,000, $380,000 and $246,000, respectively.

CERTAIN TRANSACTIONS WITH THE COMPANY

         In accordance with regulations of the OTS and the State of Ohio, the Company makes loans to executive officers and directors of the Company in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those generally available to the Company's customers. All outstanding loans to executive officers and directors comply with such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to directors and executive officers of the Company and their related interests totaled $1.3 million at December 31, 1997.


                                   REGULATION

GENERAL

         As a savings and loan association incorporated under the laws of Ohio, the Company is subject to regulation, examination and oversight by the OTS and the Superintendent of the Division (the "Ohio Superintendent"). Because the Company's deposits are insured by the FDIC, the Company also is subject to general oversight by the FDIC. The Company must file periodic reports with the OTS, the Ohio Superintendent and the FDIC concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether the Company is in compliance with various regulatory requirements and is operating in a safe and sound manner. The Company is a member of the FHLB of Cincinnati.

         The Holding Company will be a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, the Holding Company will be subject to regulation, examination, and oversight by the OTS and will be required to submit periodic reports to the OTS. Because the Holding Company and the Company are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code applicable to corporations generally.

         Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations and the Department of the Treasury is preparing a report for Congress on the development of a common charter for all financial institutions. Pursuant to such legislation, Congress may eliminate the OTS and the Company may be regulated under federal law as a bank or be required to change its charter. Such change in regulation or charter would likely change the range of activities in which the Company may engage and would probably subject the Company to more regulation by the FDIC. In addition, the Holding Company might become subject to different holding company regulations, including separate capital requirements. At this time, the Holding Company cannot predict when or whether Congress may actually pass legislation regarding the Holding Company's and the Company's regulatory requirements or charter. Although such legislation may change the activities in which either the Holding Company and the Company may engage, it is not anticipated that the current activities of the Holding Company or the Company will be materially affected by those activity limits.

OHIO SAVINGS AND LOAN LAW

         The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries, and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association.

         The Ohio Superintendent also has approval authority over any mergers involving or acquisitions of control of Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Superintendent may place an Ohio association in conservatorship or receivership.

         The Ohio Superintendent conducts regular examinations of the Company approximately once every eighteen months. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Superintendent imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

OFFICE OF THRIFT SUPERVISION

         GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all federally chartered savings and loan associations and all other savings and loan associations the deposits of which are insured by the FDIC. The OTS issues regulations governing the operation of savings and loan associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. The OTS also may initiate enforcement actions against savings and loan associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings and loan association.

        Savings associations are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low- to moderate-income communities and borrowers in that area. The Company has received a "satisfactory" examination rating under those regulations.

         REGULATORY CAPITAL REQUIREMENTS. The Company is required by OTS regulations to meet certain minimum capital requirements. For information regarding the Company's regulatory capital at December 31, 1997, and pro forma regulatory capital after giving effect to the Conversion, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" and "REGULATORY CAPITAL COMPLIANCE."

         Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Company consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Company consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets, including certain off-balance sheet items, are weighted at percentage levels ranging from 0% to 100% depending on the relative risk).

         The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the Company's examination rating and overall risk. The Company does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the Company will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

         The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings and loan associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. The OTS has defined these capital levels as follows: (i) well-capitalized associations must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and core capital of at least 5%; (ii) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8%, core risk-based capital of 4%, and core capital of 4% (except for associations receiving the highest examination rating, in which case the level is 3%) but are not well-capitalized; (iii) undercapitalized associations are those that do not meet regulatory limits, but that are not significantly undercapitalized; (iv) significantly undercapitalized associations have total risk-based capital of less than 6%, core risk-based capital of less than 3% or core capital of less than 3%; and (v) critically undercapitalized associations are those with core capital of less than 2% of total assets. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. An undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Undercapitalized associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The Company's capital at December 31, 1997, meets the standards for a well-capitalized institution.

         Federal law prohibits a savings and loan association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of
(i) an amount equal to 5% of the association's total assets at the time the association became undercapitalized or (ii) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

         LIQUIDITY. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, association's acceptances, and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than 4% of its net withdrawable savings deposits plus borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of the Company at December 31, 1997, was approximately $101.7 million, or 11.48%, which exceeded the applicable 4% liquidity requirement by approximately $66.2 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

        QUALIFIED THRIFT LENDER TEST. Prior to September 30, 1996, the QTL test required savings associations to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTI"), which are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the FHLMC or the FNMA. Under this test 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business, and 20% of liquid assets) must consist of QTI on a monthly average basis in 9 out of every 12 months. Congress created a second QTL test, effective September 30, 1996, pursuant to which a savings association may also qualify as a QTL thrift if at least 60% of the institution's assets (on a tax basis) consist of specified assets (generally loans secured by residential real estate or deposits, educational loans, cash, and certain governmental obligations). The OTS may grant exceptions to the QTL test under certain circumstances. If a savings association fails to meet the QTL test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL test will not be eligible for new FHLB advances. At December 31, 1997, the Company met the QTL test.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower or group of related borrowers to an amount equal to 15% of the association's Lending Limit Capital. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's Lending Limit Capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to this limit. In applying this limit, the regulations require that loans to certain related borrowers be aggregated. An exception to this limit permits loans of any type to one borrower up to $500,000.

         Based on such limits, the Company was able to lend approximately $22.0 million to one borrower at December 31, 1997. The largest amount the Company had outstanding to one borrower at December 31, 1997, was $15.2 million, which consisted of four loans secured by first mortgage liens on freezer warehouses. At December 31, 1997, such loans were performing in accordance with their terms. See "THE BUSINESS OF THE COMPANY - Lending Activities -- Loan to One Borrower Limits."

        TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors, and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders, and their related interests cannot exceed the Company's Lending Limit Capital (or 200% of Lending Limit Capital for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers, and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the Company with any "interested" director not participating. All loans to directors, executive officers, and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. The Company was in compliance with such restrictions at December 31, 1997.

        All transactions between a savings association and its affiliates must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA"). An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with, the savings association. The Holding Company will be an affiliate of the Company. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee, and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. The Company was in compliance with these requirements and restrictions at December 31, 1997.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases, and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

         For purposes of the capital distribution regulations, each institution is categorized in one of three tiers. Tier 1 consists of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of their net income, current year-to-date, plus 50% of the amount by which the lesser of such association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a tier 2 association. A tier 2 association meets its current minimum, but not fully phased-in capital requirement before and after a proposed capital distribution. An association in this category may make capital distributions up to 75% of its net income over the most recent four quarters. A Tier 3 association is one which does not meet its current minimum capital requirement and must obtain OTS approval of any capital distribution. A tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a tier 2 or tier 3 association. The Company meets the requirements for a tier 1 association and has not been notified of any need for more than normal supervision.

         The Company will also be prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the Company would be reduced below the amount required to be maintained for the liquidation account established in connection with the Conversion. See "THE CONVERSION - Principal Effects of the Conversion - Liquidation Account." In addition, as a subsidiary of the Holding Company, the Company will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. Pursuant to OTS policy, as a condition to approval of the Conversion, the Company will be required to state that it will not undertake a tax-free return of capital for a period of one year following completion of the Conversion.

         In December 1994, the OTS issued a proposal to amend the capital distributions limits. Under that proposal, an association which is not owned by a holding company and which has an examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if it remains adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better, would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distributions would be permitted if it caused the association to become undercapitalized.

         HOLDING COMPANY REGULATION. After the Conversion, the Holding Company will be a savings and loan holding company within the meaning of the HOLA. As such, the Holding Company will register with the OTS and will be subject to OTS regulations, examination, supervision, and reporting requirements.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings and loan association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without being deemed to control the association. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         The Holding Company will be a unitary savings and loan holding company. Under current law, there are generally no restrictions on the activities of unitary savings and loan holding companies and such companies are the only financial institution holding companies which may engage in commercial, securities, and insurance activities without limitation. The broad latitude under current law can be restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings and loan association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings and loan association; (ii) transactions between the savings and loan association and its affiliates; and
(iii) any activities of the savings and loan association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings and loan association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings and loan association subsidiary of a holding company fails to meet the QTL, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At December 31, 1997, the Company met the QTL. See "Qualified Thrift Lender Test."

         Congress is considering legislation which may limit the Holding Company's ability to engage in these activities and the Holding Company cannot predict if and in what form these proposals might become law. However, such limits would not impact the Holding Company's initial activity of holding stock of the Company.

         If the Holding Company were to acquire control of another savings institution, other than through a merger or other business combination with the Company, the Holding Company would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings and loan association meets the QTL, the activities of the Holding Company and any of its subsidiaries (other than the Company or other subsidiary savings and loan associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies; or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies, and which have been approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings and loan associations in more than one state only if the multiple savings and loan holding company involved controls a savings and loan association that operated a home or branch office in the state of the Company to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings and loan associations in more than one state in the case of certain emergency thrift acquisitions. Bank holding companies have had more expansive authority to make interstate acquisitions than savings and loan holding companies since August 1995.

FDIC REGULATIONS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund (the "BIF") for commercial banks and state savings banks and the SAIF for savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The Company's deposit accounts are insured by the FDIC in the SAIF up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including the Company, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

        The FDIC is required to maintain designated levels of reserves in each fund. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

        Because of the differing reserve levels of the funds, deposit insurance assessments paid by healthy savings associations were reduced significantly below the level paid by healthy savings associations effective in mid-1995. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995. Such excess equaled approximately $.23 per $100 in deposits beginning in 1996. This premium disparity had a negative competitive impact on the Company and other institutions in the SAIF.

        Federal legislation which was effective September 30, 1996, provided for the recapitalization of the SAIF by means of a special assessment of $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain banks holding SAIF deposits are required to pay the same special assessment on 80% of deposits at March 31, 1995. In addition, the cost of prior thrift failures, which had previously been paid only by SAIF members, will also be paid by BIF members. As a result, BIF assessments for healthy banks in 1997 were $.013 per $100 in deposits, and SAIF assessments for healthy institutions in 1997 were $.064 per $100 in deposits.

        The Company had $904.4 million in deposits at March 31, 1995. The Company paid a special assessment of approximately $5.9 million in November 1996, which was accounted for and recorded as of September 30, 1996. This assessment was tax-deductible but reduced earnings for the year ended December 31, 1996.

FRB REGULATIONS

         FRB regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $47.8 million (subject to an exemption of up to $4.7 million), and of 10% of net transaction accounts over $47.8 million. At December 31, 1997, the Company was in compliance with this reserve requirement.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. See "THE BUSINESS OF THE COMPANY - Deposits and Borrowings." The Company is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of the Company's residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, and 5% of its advances from the FHLB. The Company is in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $11.1 million at December 31, 1997.

         Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance.


                                    TAXATION

FEDERAL TAXATION

         The Holding Company and the Company are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, the Holding Company and the Company may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain "small corporations" for tax years beginning after December 31, 1997. A corporation initially qualifies as a small corporation if it had average gross receipts of $5,000,000 or less for the three tax years ending with its first tax year beginning after December 31, 1997. Once a corporation is recognized as a small corporation, it will continue to be exempt from the alternative minimum tax for as long as its average gross receipts for the prior three-year period do not exceed $7,500,000. In determining if a corporation meets this requirement, the first year that it achieved small corporation status is not taken into consideration.

         Based on the Company's average gross receipts of approximately $82.9 million for the three tax years ending on December 31, 1997, the Company would not qualify as a small corporation exempt from the alternative minimum tax.

         Prior to the enactment of the Small Business Jobs Protection Act (the "Small Business Act"), which was signed into law on August 21, 1996, certain thrift institutions, were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge off method of Section 166 of the Code, or one of the two reserve methods of Section 593 of the Code. The reserve methods under Section 593 of the Code permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or
(ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the experience method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method.

         The Small Business Act eliminated the percentage of taxable income reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after December 31, 1995. Thrift institutions that would be treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in the method of accounting, initiated by the taxpayer, and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that becomes a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves"). In the case of a thrift institution that becomes a small bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or

(b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

         For taxable years that begin on or after January 1, 1996, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential origination loan requirement if, for the tax year, the principal origination amount of residential loans made by the thrift during the year is not less then its base amount. The "base amount" generally is the average of the principal origination amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential real and church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e) as modified by the Small Business Act which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (excess to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by the Company to the Holding Company is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the Company's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of December 31, 1997, the Company's pre-1988 reserves for tax purposes totaled approximately $14.4 million. The Company believes it had approximately $140.0 million of accumulated earnings and profits for tax purposes as of December 31, 1997, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions." No representation can be made as to whether the Company will have current or accumulated earnings and profits in subsequent years.

         The tax returns of the Company have been audited or closed without audit through fiscal year 1994. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Company.

OHIO TAXATION

         The Holding Company is subject to the Ohio corporation franchise tax, which, as applied to the Holding Company, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and (ii) 0.582% times taxable net worth. Under these alternative measures of computing tax liability, the states to which a taxpayer's adjusted total net income and adjusted total net worth are apportioned or allocated are determined by complex formulas. The minimum tax is $50 per year.

         A special litter tax is also applicable to all corporations, including the Holding Company, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

         Ohio corporation franchise tax law is scheduled to change markedly as a consequences of legislative reforms enacted July 1, 1997. Tax liability, however, continues to be measured by both net income and net worth. In general, tax liability will be the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or (ii) 0.40% of taxable net worth. Under these alternative measures of computing tax liability, the states to which total net income and total net worth will be apportioned or allocated will continue to be determined by complex formulas, but the formulas change. The minimum tax will still be $50 per year and maximum tax liability as measured by net worth will be limited to $150,000 per year. The special litter taxes remain in effect. Various other changes in the tax law may affect the Holding Company.

         The Company is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Company's apportioned book net worth, determined in accordance with GAAP, less any statutory deduction. This rate of tax is scheduled to decrease in each of the years 1999 and 2000. As a "financial institution," the Company is not subject to any tax based upon net income or net profits imposed by the State of Ohio.


                                 THE CONVERSION

         THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE COMPANY ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On December 9, 1997, the Board of Directors of the Company unanimously adopted the Plan and recommended that the voting members of the Company approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Company will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices, and will retain its existing management and employees.

         Based on the current Adjusted Valuation Range, between 21,250,000 and 28,937,500 Common Shares are expected to be offered in the Subscription Offering and the Community Offering at a price of $10 per share. Applicable regulations permit the Holding Company to issue up to 33,465,625 Common Shares with an aggregate purchase price of $334,656,250. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Adjusted Valuation Range in order for the Conversion to become effective. The actual number of Common Shares sold in connection with the Conversion will be determined upon completion of the Offering based on the final valuation of the Company, as converted, and the Holding Company. See "Pricing and Number of Common Shares to be Sold."

The Common Shares will be offered in the Subscription Offering to the ESOP and certain present and former depositors of the Company. Any Common Shares not subscribed for in the Subscription Offering will be offered to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Columbiana, Mahoning and Trumbull, Counties, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by the Company with the approval of the OTS and the Division. Shares not subscribed for in the Subscription Offering or the Community Offering will be offered to the general public in the Public Offering. If the Community Offering and the Public Offering are determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of the Holding Company and the Company will consult with the OTS and the Division to determine an appropriate alternative method of selling unsubscribed Common Shares up to the minimum of the Adjusted Valuation Range. No alternative sales methods are currently planned.

         OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the voting members of the Company. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Company's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company. In such circumstances, the Company may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Company will be required to charge all Conversion expenses against current earnings.

REASONS FOR THE CONVERSION

         The principal factors considered by the Company's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion were the numerous competitive advantages which the stock form of organization offers, including growth opportunities, employee retention through the use of stock-based benefit plans, and increased capital levels.

         If the Company is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The opportunities for a mutual to expand through mutual-to-mutual mergers or acquisitions are limited. Although the Company does not have any specific acquisitions planned at this time, the Conversion will position the Company to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Company cannot wait until an acquisition is imminent to embark on the conversion process.

         As an increasing number of the Company's competitors convert to stock form and acquire the ability to use stock-based compensation programs, the Company, in mutual form, would be at a disadvantage when it comes to attracting and retaining qualified management. The Company believes that the ESOP, the Stock Option Plan and the RRP are important tools in achieving such goals. See "MANAGEMENT - Stock Benefit Plans."

CONTRIBUTION TO THE FOUNDATION

         GENERAL. The Plan provides that the Holding Company and the Company may contribute common shares to the Foundation. The Company believes that the contribution to the Foundation will enhance the long-term value of the Company's community banking franchise by enhancing the Company's visibility and reputation in the communities that it serves. The Foundation is dedicated to charitable purposes within the communities served by the Company, including community development activities.

         PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. The Foundation was formed in 1991 to augment the Company's community activities. The Foundation is dedicated exclusively to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to the Company. The Board of Directors believes that the contribution of common shares to the Foundation is consistent with the Company's commitment to community service and to the Company's CRA responsibilities. Funding of the Foundation with Common Shares will enable the communities served by the Company to share in the growth and success of the Company and the Holding Company long after completion of the Conversion. The Foundation enables the Company and the Holding Company to develop a unified charitable donation strategy with centralized responsibility for administration and allocation of corporate charitable funds and enables the Company to provide a consistent level of community support in future years, regardless of future earnings. The

Company, however, does not expect the contribution to the Foundation to take the place of the Company's traditional community lending activities.

         STRUCTURE OF THE FOUNDATION. The Foundation is a charitable trust established exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The trust agreement provides that no part of the net earnings of the Foundation will inure to the benefit of any private shareholder or individual.

         The authority for the administration of the Foundation is vested in an independent trustee. The Company has the power to direct the trustee with respect to distributions by the Foundation, consistent with the purposes for which the Foundation was established.

         The Holding Company proposes to contribute to the Foundation immediately following the Conversion, out of authorized but unissued common shares, a number of shares equal to 5% of the Common Shares issued in the Conversion, subject to the overall limitation of 1,250,000 common shares. Such contribution would equal 1,062,500 common shares at the minimum of the Adjusted Valuation Range and 1,250,000 common shares at the mid-point, maximum and adjusted maximum of the Adjusted Valuation Range, which would have a market value of $10,625,000 and $12,500,000, respectively, based on the purchase price of $10 per share. The Company and the Holding Company determined to fund the Foundation with common shares to enhance the ties between the Company and the communities it serves by allowing the communities to share in the growth and success of the Company and the Holding Company over the long term. The funding of the Foundation with Common Shares also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the growth and success of the Holding Company. The contribution of Common Shares to the Foundation has the potential to provide a self-sustaining funding mechanism to enable the Company to maintain a consistent level of charitable grants and donations regardless of the Company's income.

         The Foundation will receive working capital from any dividends that may be paid on the Common Shares in the future. Subject to applicable federal and state laws, the Foundation may also obtain funds through loans collateralized by the Common Shares or from the proceeds of the sale of any of the Common Shares in the open market from time to time to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Holding Company would have 22,312,500, 26,250,000, 30,187,500 and 34,715,265 shares issued and outstanding at the minimum, mid-point, maximum and adjusted maximum of the Adjusted Valuation Range, respectively. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Holding Company's Common Shares would be diluted as compared to their interests in the Holding Company if the Foundation were not established. Assuming the sale of Common Shares at the maximum of the Adjusted Valuation Range and the issuance of 1,250,000 common shares to the Foundation, there will be a dilution of approximately 4.14% to the membership and voting interests in the Holding Company of the persons purchasing Common Shares in the Conversion. For additional discussion of the dilutive effect, see "PRO FORMA DATA."

         TAX CONSIDERATIONS. The Foundation qualifies as a Section 501(c)(3) exempt organization under the Code, and is classified as a private foundation.

         Under the Code, the Holding Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Holding Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Company and the Holding Company believe that the Conversion presents a unique opportunity to establish and fund the Foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Holding Company considered the dilutive impact of the contribution of Common Shares to the Foundation on the amount of Common Shares available to be offered for sale in the Conversion. Based on such consideration, the Company and Holding Company believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given the Company's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the communities served by the Company. In this regard, assuming the sale of the Common Shares at the mid-point of the Adjusted Valuation Range, the Holding Company would have pro forma shareholders' equity of $360.7 million, or 28.6% of pro forma consolidated assets, and the Company's pro forma tangible, core and total risk-based capital ratios would be 18.78%, 18.78% and 39.62%, respectively. See "REGULATORY CAPITAL COMPLIANCE," "CAPITALIZATION," AND "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION." The amount of the contribution will not adversely impact the financial condition of the Company and the Holding Company, and the Company and the Holding Company therefore believe that the amount of the charitable contribution is reasonable and is safe and sound given the Company's and the Holding Company's pro forma capital positions.

         The Company and the Holding Company have received an opinion of their independent tax advisors that the Holding Company's contribution of its own shares to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the shares at the time of the contribution, subject to the annual deduction limitation described above. The Holding Company, however, will be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Company's and the Holding Company's independent tax advisors, however, have not rendered advice as to the fair market value for purposes of determining the amount of the tax deduction. The Holding Company is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. Assuming the close of the Offering at the mid-point of the Adjusted Valuation Range, the Holding Company estimates that all of the deduction should be deductible over the six-year period. Neither the Company nor the Holding Company expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Holding Company may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Holding Company at that time, the interests of shareholders of the Holding Company and the depositors of the Company, and the financial condition and operations of the Foundation.

         As a private foundation, earnings and gains, if any, from the sale of common shares or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2%. The Foundation is required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. The contribution to the Foundation is expected to be subject to certain conditions agreed to by the Foundation in writing as a condition to receiving OTS approval of the Conversion.

         APPROVAL OF THE FOUNDATION BY MEMBERS. The contribution of common shares to the Foundation is subject to the approval of a majority of the total outstanding votes eligible to be cast at the Special Meeting. If the Company's members approve the Plan, but not the contribution to the Foundation, the Company intends to complete the Conversion without the contribution to the Foundation. The elimination of the contribution to the Foundation may materially increase the pro forma market value of the Company, as converted, and the Holding Company. See "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITHOUT FOUNDATION."

PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Deposit holders who are members of the Company in its mutual form will have no voting rights in the Company as converted and will not participate, therefore, in the election of directors or otherwise control the Company's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders, and voting rights in the Company will be held exclusively by the Holding Company as the sole shareholder of the Company. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         DEPOSIT ACCOUNTS AND LOANS. Deposit accounts in the Company, as converted, will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Company, and the existing FDIC insurance on such accounts will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Company.

         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Company of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Company intends to proceed with the Conversion based upon an opinion received from its special counsel, Vorys, Sater, Seymour and Pease LLP, to the following effect:

                  (1) The Conversion constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Company in its mutual form or in its stock form as a result of the Conversion. The Company in its mutual form and the Company in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by the Company upon the receipt of money from the Holding Company in exchange for the capital stock of the Company, as converted;

                  (3) The assets of the Company will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion, and the holding period of the assets of the Company after the Conversion will include the period during which the assets were held by the Company before the Conversion;

                  (4) No gain or loss will be recognized by the deposit account holders of the Company upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Company immediately prior to the Conversion, of withdrawable deposit accounts in the Company immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Company immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Company, as described below;

                  (5) The basis of the withdrawable deposit accounts in the Company held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Company immediately prior to the Conversion. The basis of the interests in the Liquidation

         Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

                  (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

                  (7) The basis of the Common Shares purchased by members of the Company pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

                  (8) For purposes of Section 381 of the Code, the Company will be treated as if there had been no reorganization. The taxable year of the Company will not end on the effective date of the Conversion. Immediately after the Conversion, the Company in its stock form will succeed to and take into account the tax attributes of the Company in its mutual form immediately prior to the Conversion, including the Company's earnings and profits or deficit in earnings and profits;

                  (9) The bad debt reserves of the Company in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Company in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Company in its stock form as they would have had if there had been no Conversion. The Company in its stock form will succeed to and take into account the dollar amounts of those accounts of the Company in its mutual form which represent bad debt reserves in respect of which the Company in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

                  (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Company available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Company will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

                  For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

                  (1) The Company is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

                  (2) The Company is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Company's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

                  (3) As a "financial institution," the Company is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

                  (4) The Conversion will not be a taxable transaction to the Company in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Company will increase if the taxable net worth of the Company (i.e., book net worth computed in accordance with GAAP at the close of the Company's taxable year for federal income tax purposes) increases thereby; and

                  (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Company in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         The Company has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

         Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Company in its present mutual form, each depositor in the Company would receive a pro rata share of any assets of the Company remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their deposit accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's accounts bears to the total aggregate value of all deposits in the Company at the time of liquidation.

         In the event of a complete liquidation of the Company in its stock form after the Conversion, each depositor would have a claim of the same general priority as the claims of all other general creditors of the Company. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's account plus accrued interest. The depositor would have no interest in the assets of the Company above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Company.

         For the purpose of granting a limited priority claim to the assets of the Company in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Company after the Conversion, the Company will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Company as of December 31, 1997 (the "Liquidation Account"). The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Company.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date.

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of each fiscal year of the Holding Company subsequent to the respective record dates, the balance in the deposit account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such deposit account at the close of business on the last day of any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such deposit account shall be adjusted proportionately to the reduction in such deposit account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Company (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the Holding Company as the sole shareholder of the Company. Any assets remaining after satisfaction of such liquidation rights and the claims of the Company's creditors would be distributed to the Holding Company as the sole shareholder of the Company. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Company will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Company at any time with the concurrence of the OTS and the Division. If the Company and the Holding Company determine, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the adoption of the Amended Articles of Incorporation and the Amended Constitution by the voting members of the Company at the Special Meeting and the completion of the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Company will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, EASTERN STANDARD TIME, ON _____ __, 1998. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE ___:00 __.M., EASTERN STANDARD TIME, ON _____ __, 1998, WILL BE VOID, WHETHER OR NOT THE COMPANY HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE COMPANY THAT HE OR SHE IS PURCHASING SUCH SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Company at the Special Meeting.

         The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

                  (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering up to the greater of (i) 30,000 Common Shares,
         (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 11 of the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Company as set forth in Section 11 of the Plan. If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 28,937,500, the maximum of the Adjusted Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph
         (a), increases in the Qualifying Deposits of directors and executive officers of the Company during the twelve months preceding the Eligibility Record Date shall not be considered.

                  (b) The ESOP shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Adjusted Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. See "RISK FACTORS - Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

                  (c) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 30,000 Common Shares, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 11 of the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Company as set forth in Section 11 of the Plan. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                  (d) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above, each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 30,000 Common Shares, and (ii) .10% of the total number of Common Shares sold in connection with the Conversion, subject to adjustment by the Boards of Directors of the Company and the Holding Company. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

                  (e) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Eligible Members pursuant to paragraphs (a), (b), (c) and (d), above, the directors, officers and employees of the Company shall receive, without payment therefor, nontransferable rights to purchase an aggregate of up to 15% of the Common Shares sold in connection with the Conversion subject to the overall purchase limitations set forth in Section 11 of the Plan and subject to adjustment by the Boards of Directors of the Company and the Holding Company as set forth in Section 11 of the Plan. The ability of directors, officers and employees to purchase Common Shares under this paragraph is in addition to rights which are otherwise available to them under the Plan.

         If the exercise of subscription rights by directors, officers and employees of the Company results in an oversubscription, Common Shares will be allocated among subscribing directors, officers and employees on an equitable basis to be determined by the Board of Directors of the Company by giving weight to an individual's period of service, compensation and position at the Company. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Intended Purchases by Directors and Executive Officers."

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sale of shares subscribed for would be in violation of any applicable statutes, regulations, or rules.

         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require the Holding Company or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident," as used herein with respect to the Subscription Offering, means any person who, on the date of submission of a Stock Order Form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of the Company and the Holding Company.

COMMUNITY OFFERING

         To the extent Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Company is hereby offering Common Shares in the Community Offering subject to the limitations set forth below. If subscriptions are received in the Subscription Offering for up to 33,465,625 Common Shares, Common Shares may not be available in the Community Offering. All sales of the Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering.

         THE COMMUNITY OFFERING WILL BE TERMINATED ON OR BEFORE___________, 1998, UNLESS EXTENDED BY THE COMPANY AND THE HOLDING COMPANY WITH THE APPROVAL OF THE OTS AND THE DIVISION, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND ______________, 1998.

         In the event shares are available for the Community Offering, each person, together with any Associate or groups Acting in Concert, may purchase in the Community Offering up to 30,000 Common Shares. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Company, subject to the following:

                  (i) Preference will be given to natural persons who are residents of Columbiana, Mahoning and Trumbull Counties, Ohio, the county in which the offices of the Company are located;

                  (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

                  (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Company to accept or reject such purchases in whole or in part.

         The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of a Stock Order Form, maintains a bona fide residence within, as appropriate, Columbiana, Mahoning and Trumbull Counties, Ohio, or a jurisdiction in which the Common Shares are being offered for sale.

PUBLIC OFFERING

         As a final step in the Conversion, the Plan provides that all Common Shares not purchased in the Subscription Offering and the Community Offering may be offered for sale to the general public in the Public Offering through a syndicate of registered broker-dealers to be formed by Trident and McDonald & Co. The Company and the Holding Company expect to market any Common Shares which remain unsubscribed after the Subscription Offering and the Community Offering through the Public Offering. The Company and the Holding Company have the right to reject orders in whole or part in their sole discretion in the Public Offering. Neither Trident, McDonald & Company nor any registered broker-dealer shall have any obligation to take or purchase any Common Shares in the Public Offering; however, Trident and McDonald & Company have agreed to use their best efforts in the sale of Common Shares in the Public Offering.

         The price at which Common Shares are sold in the Public Offering will be the same price at which Common Shares are offered and sold in the Subscription Offering and the Community Offering. No person will be permitted to subscribe in the Public Offering for more than 30,000 Common Shares, subject to the maximum purchase limitations. See "- Limitations on Purchases of Common Shares."

LIMITATIONS ON PURCHASES OF COMMON SHARES

         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25, or $250. No fractional shares will be issued. Purchases in the Offering are further subject to the limitation that no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 30,000 Common Shares in the Offering. In connection with the exercise of subscription rights arising from a deposit account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 15,000 Common Shares. Such limitations do not apply to the ESOP. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering by the Boards of Directors.

         "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal whether or not pursuant to an express agreement" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise." Persons shall be presumed to be Acting in Concert with each other, subject to rebuttal through a filing with the OTS, if: (i) both are purchasing Common Shares in the Conversion and (a) are certain executive officers, including the president, chief executive officer, chief operating officer or vice president, directors, trustees, partners, persons who perform, or whose nominees or representatives perform, similar policy making functions at a company (other than the Company or the Holding Company), a principal business unit or subsidiary of a company, a partnership, a joint venture or a similar organization; (b) are persons who directly or indirectly own or control 10% or more of the stock of a company (other than the Company or the Holding Company); or (c) constitute a group under the beneficial ownership reporting rules under Section 13 or the proxy rules under Section 14 of the Exchange Act; or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. Companies (other than the Company or the Holding Company), partnerships, joint ventures and similar organizations shall be presumed to be acting in concert with their executive officers, directors, trustees, trusts for which they serve as trustee, partners, agents who perform, or whose nominees or representatives perform, similar policy making functions and persons who directly or indirectly own or control 10% or more of their stock if both are purchasing Common Shares in the Conversion. In addition, if a person is presumed to be Acting in Concert with another person, company or similar organization, then such person is presumed to be Acting in Concert with anyone else who is, or is presumed to be, Acting in Concert with such other person, company or similar organization.

         For purposes of the Plan, (i) the directors of the Company or the Holding Company are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of the Company or the Holding Company; (ii) an associate of a person (an "Associate") is (a) any corporation or organization (other than the Company or the Holding Company) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or the Holding Company.

         Purchases of Common Shares in the Offering are also subject to the change in control regulations of the OTS which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation."

         After the Conversion, Common Shares, except for Common Shares purchased by affiliates of the Holding Company and the Company, will be freely transferable, subject to OTS and Division regulations.

PLAN OF DISTRIBUTION

         The offering of the Common Shares is made only pursuant to this Prospectus, which is available at the offices of the Company. See "ADDITIONAL INFORMATION." Officers and directors of the Company will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the Company unless such information is also set forth in this Prospectus, nor will they render investment advice. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of the Holding Company and the Company to participate in the sale of Common Shares. No officer, director or employee of the Holding Company or the Company will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

         To assist the Holding Company and the Company in marketing the Common Shares, the Holding Company and the Company have retained Trident and McDonald & Company (the "Underwriters"), broker-dealers registered with the SEC and members of the National Association of Securities Dealers, Inc. ("NASD"). The Underwriters will assist the Company in (i) training and educating the Company's employees regarding the mechanics and regulatory requirements of the conversion process; (ii) conducting information meetings for subscribers and other potential purchasers; and (iii) keeping records of all stock subscriptions. For providing these services, the Company has agreed to pay the Underwriters a commission equal to .95% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Dealers (hereinafter defined), if any, and shares purchased by the ESOP and directors, officers, and employees of the Company and their affiliates.

         The Company has also agreed to reimburse the Underwriters for all reasonable legal fees and expenses not to exceed $50,000 and reasonable out-of-pocket expenses not to exceed $10,000. The Company and the Holding Company have also agreed to indemnify the Underwriters, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933, as amended (the "Act"), unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to the Company by the Underwriters expressly for use in the Summary Proxy Statement or this Prospectus.

         If Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Underwriters may enter into an agreement with other NASD member firms ("Selected Dealers") to assist in the sale of Common Shares in the Community Offering and the Public Offering, if conducted. If Selected Dealers are used, the Company will pay a fee for shares sold by Selected Dealers in an amount to be agreed upon jointly by the Underwriters and the Company to reflect market requirements at the time of the Community Offering. During the Community Offering and the Public Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Company believes that enough indications of interest and orders have been received in the Community Offering and the Public Offering, if necessary, to consummate the Conversion, the Underwriters will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Company. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Company from Selected Dealers, funds will earn interest at the current passbook savings account rate, which is currently ____%, with an annual percentage yield of ____%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond ____________, 1998, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that prior to a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest.

USE OF STOCK ORDER FORMS

         Subscriptions for Common Shares in the Subscription Offering and in the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Company by mail or in person, prior to 12:00 noon, Eastern Standard Time, on ____________, 1998, a properly executed and completed Stock Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. ANY STOCK ORDER FORM WHICH IS NOT RECEIVED BY THE COMPANY PRIOR TO 12:00 NOON, EASTERN STANDARD TIME, ON _____ ______, 1998, OR FOR WHICH FULL PAYMENT HAS NOT BEEN RECEIVED BY THE COMPANY PRIOR TO SUCH TIME, WILL NOT BE ACCEPTED. PHOTOCOPIES, TELECOPIES OR OTHER REPRODUCTIONS OF STOCK ORDER FORMS WILL NOT BE ACCEPTED. See "ADDITIONAL INFORMATION."

         AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY THE HOLDING COMPANY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE HOLDING COMPANY, UNLESS (i) THE COMMUNITY OFFERING IS NOT COMPLETED BY __________, 1998, OR (ii) THE FINAL VALUATION OF THE COMPANY, AS CONVERTED, AND THE HOLDING COMPANY IS LESS THAN $212,500,000 OR MORE THAN $334,652,500. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR ORDERED COMMON SHARES IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS OR ORDERS PRIOR TO A DATE SPECIFIED IN THE NOTICE. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE PURCHASE LIMITATIONS ARE INCREASED, PERSONS WHO HAVE SUBSCRIBED FOR THE MAXIMUM AMOUNT WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS. SUBSCRIBERS SHOULD UNDERSTAND THAT IN THE EVENT OF ANY EXTENSION, SIGNIFICANT DELAYS COULD OCCUR BETWEEN THE EXPIRATION DATE AND THE FINAL CLOSING DATE OF THE CONVERSION.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany a completed Stock Order Form in order for subscriptions or orders to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person; (ii) by check, bank draft, or money order made payable to the Company; or (iii) by authorization of withdrawal from deposit accounts in the Company (other than non-self-directed IRAs). No payments by wire transfer will be accepted. The Company cannot lend money or otherwise extend credit to any person to purchase Common Shares.

         Payments made in cash or by check, bank draft, or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Company on such account at the then current passbook savings account rate, which is currently ____% with an annual percentage yield of ____%, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until the check has cleared for payment.

         Instructions for authorizing withdrawals from deposit accounts, including certificates of deposit, are provided in the Stock Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at the Company's passbook rate subsequent to the withdrawal.

         In order to utilize funds in an IRA maintained at the Company, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. There will be no early withdrawal or IRS penalties for such transfer. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. THIS CANNOT BE DONE THROUGH THE

MAIL. Persons who are interested in utilizing IRAs at the Company to subscribe for Common Shares should contact the Conversion Information Center at (330) ___-___ for instructions and assistance.

         Subscriptions will not be filled by the Company until subscriptions have been received in the Offering for up to 21,250,000 Common Shares, the minimum point of the Adjusted Valuation Range. If the Conversion is terminated, all funds delivered to the Company for the purchase of Common Shares will be returned with interest, and all charges to deposit accounts will be rescinded. If subscriptions are received for at least 21,250,000 Common Shares, subscribers and other purchasers will be notified by mail, promptly upon completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. The funds on deposit with the Company for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

INTENDED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the intended purchases by the directors and executive officers of the Company and the Holding Company:

Name                                        Total shares (1)     Aggregate purchase price (1) Percent of total offering (2)
----                                        ------------         ------------------------     -------------------------
Richard M. Barrett                           31,000              $  310,000                   .124%
James E. Bennett, Jr.                         1,000                  10,000                   .004
Charles. B. Cushwa, III                      60,000                 600,000                   .24
Donald R. Inglis                             30,000                 300,000                   .12
Patrick A. Kelly                             60,000                 600,000                   .24
Gary Keller                                  60,000                 600,000                   .24
William A. Holdford                          10,000                 100,000                   .04
Douglas M. McKay                             80,000                 800,000                   .32
Herbert F. Schuler, Sr.                      90,000                 900,000                   .36
Clarence R. Smith, Jr.                       25,000                 250,000                   .10
Robert J. Steele, Jr.                        10,000                 100,000                   .04
Donald J. Varner                             60,000                 600,000                   .24
John F. Zimmerman, Jr.                       15,000                 150,000                   .06
                                            -------              ----------                  ------
All directors and executive                 532,000              $5,320,000                  2.128%
   officers as a group (13 persons)         =======              ==========                  ======


-----------------------------

(1) Includes intended purchases by Associates of directors and executive officers, to the extent known.

(2) Assumes that 25,000,000 Common Shares, the mid-point of the Adjusted Valuation Range, will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."


         All purchases by executive officers and directors of the Company are being made for investment purposes only and with no present intent to resell. Directors and executive officers will pay the same $10 per share price for Common Share purchased in the Conversion as all other subscribers.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Company, as converted, and the Holding Company. Keller, a firm which evaluates and appraises financial institutions, has been retained by the Company to prepare an appraisal of the estimated pro forma market value of the Company as converted, and the Holding Company. Keller will receive a fee of $27,000 for its appraisal and one update and will not be reimbursed for out-of-pocket expenses.

         Keller was selected by the Board of Directors of the Company because Keller has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Company and Keller have no relationships which would affect Keller's independence.

         The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the economic and demographic conditions in the Company's primary market area; the quality and depth of the Company's management and personnel; certain historical financial and other information relating to the Company; a comparative evaluation of the operating and financial statistics of the Company with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Company's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks. The Boards of Directors of the Holding Company and the Company reviewed and deemed appropriate the assumptions and methodology used by Keller in preparing the appraisal.

         The Pro Forma Value, determined by Keller, is $250,000,000 as of February 24, 1998. The Adjusted Valuation Range established in accordance with the Plan is $212,500,000 to $289,375,000 which, based upon a per share offering price of $10, will result in the sale of between 21,250,000 and 28,937,500 Common Shares. Applicable regulations permit the Holding Company to issue up to a total of 33,465,625 Common Shares with an aggregate purchase price of $334,656,250. The total number of Common Shares sold in the Conversion will be based on the Adjusted Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Adjusted Valuation Range. See "PRO FORMA DATA."

         If, due to changing market conditions, the final valuation is less than $212,500,000 or more than $334,656,250, subscribers will be given the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE COMPANY. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE COMPANY, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE COMPANY OR THE HOLDING COMPANY. THE VALUATION CONSIDERS THE COMPANY ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

         A copy of the complete appraisal is on file and open for inspection at the office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606; at the office of the Division, 77 S. High Street, Columbus, Ohio 43215; and at the offices of the Company.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

         OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS may permit a repurchase during the first year following the completion of the Conversion or may permit the Holding Company to exceed the 5% limits in the second and third years if exceptional circumstances are established. In addition, any repurchase during the three years following the completion of the Conversion, the Company's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Company or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

         Ohio regulations prohibit the Holding Company from repurchasing shares during the first year after the Conversion if the effect thereof would cause the Company not to meet its capital requirements.

RESTRICTIONS ON TRANSFER OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Holding Company's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Company, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Company.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Common Shares received by affiliates of the Holding Company will be subject to resale restrictions. An "affiliate" of the Holding Company, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Holding Company. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is generally entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of the Holding Company or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, such as The Nasdaq Stock Market, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated, or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the voting members of the Company or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY
                  AND THE COMPANY AND ANTI-TAKEOVER PROVISIONS

GENERAL

         Federal law and regulations, Ohio law, the Articles of Incorporation and Code of Regulations of the Holding Company, the Amended Articles of Incorporation and Amended Constitution of the Company, and certain employee benefit plans to be adopted by the Holding Company and the Company contain certain provisions which may deter or prohibit a change of control of the Holding Company and the Company. Such provisions are intended to encourage any acquirer to negotiate the terms of an acquisition with the Board of Directors of the Holding Company, thereby reducing the vulnerability of the Holding Company to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Anti-takeover devices and provisions may, however, have the effect of discouraging sudden and other hostile takeover attempts which are not approved by the Board of Directors, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate by virtue of such devices and provisions. Such provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office. The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

         FEDERAL DEPOSIT INSURANCE ACT. The Federal Deposit Insurance Act (the "FDIA") provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured savings association or holding company unless 60 days' prior written notice has been given to the OTS, and the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

         CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Company without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person shall be deemed to have acquired beneficial ownership of more than 10% of the equity securities of the Holding Company or the Company if the person holds any combination of stock and revocable and/or irrevocable proxies of the Holding Company under circumstances that give rise to a conclusive control determination or rebuttable control determination under the Control Regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of the Holding Company enabling the acquirer
(a) to elect one-third or more of the directors, (b) to cause the Holding Company or the Company's shareholders to approve the acquisition or corporate reorganization of the Holding Company, or (c) to exert a controlling influence on a material aspect of the business operations of the Holding Company or the Company, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

         The three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to the Holding Company or the Company or any underwriter or selling group acting on behalf of the Holding Company or the Company, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company or the Company if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of the capital stock of the Holding Company or the Company by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have the beneficial ownership in the aggregate of more than 25% of any class of equity security of the Holding Company or the Company.

         HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary.

         Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the Holding Company. Except with the prior approval of the Director of the OTS, no director or officer of the savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

         MERGER MORATORIUM STATUTE. Ohio has a merger moratorium statute regulating certain takeover bids affecting certain public corporations which have significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder") for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

         After the initial three-year moratorium, such a business combination may not occur unless (1) one of the exceptions referred to above applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

         An Ohio corporation, under certain circumstances, may "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. The statute still prohibits for 12 months, however, any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of the Holding Company do not opt out of the protection afforded by Chapter 1704.

         CONTROL SHARE ACQUISITION STATUTE. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33-1/3% or 50% of the outstanding voting securities of the Holding Company (a "Control Share Acquisition") must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

         The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

ARTICLES OF INCORPORATION OF THE HOLDING COMPANY

         ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of the Holding Company permit the Board of Directors of the Holding Company to issue additional common shares. The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of the Holding Company.

         MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Article Sixth of the Articles of Incorporation of the Holding Company provides that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 80% of the voting shares of the Holding Company are required to approve any such matters:

                  (1) A proposed amendment to the Articles of Incorporation of the Holding Company;

                  (2) A proposed Amendment to the Code of Regulations of the Holding Company;

                  (3) A proposal to change the number of directors by action of the shareholders;

                  (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of the Holding Company with or into one or more other corporations;

                  (5) A proposed combination or majority share acquisition involving the issuance of shares of the Holding Company and requiring shareholder approval;

                  (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the Holding Company; or

                  (7)      A proposed dissolution of the Holding Company.

         ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of the Holding Company have been amended to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors of the Holding Company.

EMPLOYEE BENEFIT PLANS

         The Stock Option Plan, the ESOP and the RRP also may be deemed to have certain anti-takeover effects. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT - Employee Stock Ownership Plan; - Stock Option Plan; and - Recognition and Retention Plan."


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

         The Articles of Incorporation of the Holding Company will authorize the issuance of 100 million common shares, and 25 million preferred shares. Neither of the common shares and the preferred shares authorized by the Holding Company's Articles of Incorporation have par value. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. Notwithstanding the foregoing, until payments are received by the Holding Company from the ESOP in accordance with the terms of a loan agreement to be entered into by and between the Holding Company and the ESOP, Common Shares issued to the ESOP for which payment in money has not been received will not be fully paid and non-assessable. The Common Shares will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

         None of the preferred shares of the Holding Company will be issued in connection with the Conversion. The Board of Directors of the Holding Company is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

         The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Articles of Incorporation.

LIQUIDATION RIGHTS

         In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Company. See "THE CONVERSION - Liquidation Account."

VOTING RIGHTS

         The holders of the Common Shares will possess exclusive voting rights in the Holding Company. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of the Holding Company -- Elimination of Cumulative Voting."

DIVIDENDS

         The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

         After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by the Holding Company; "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                            REGISTRATION REQUIREMENTS

         The Holding Company will register its common shares pursuant to Section 12(g) of the Exchange Act prior to or promptly upon the completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply to the Holding Company.


                                  LEGAL MATTERS

         Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion are being passed upon for the Holding Company and the Company by Vorys, Sater, Seymour and Pease LLP, Cincinnati, Ohio. Certain legal matters are being passed upon for Trident by its counsel, Luse Lehman Gorman Pomerenck & Schick, A Professional Corporation, Washington, D.C.


                                     EXPERTS

         Keller has consented to the publication herein of the summary of its letter to the Company setting forth its opinion as to the estimated pro forma market value of the Company as converted and to the use of its name and statements with respect to it appearing herein.

         The financial statements of the Company as of December 31, 1997, and for the year then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of the Company as of December 31, 1996, and for each of the two years then ended included in this Prospectus have been audited by Packer, Thomas & Co., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement on Form S-1 (File No. ______________) under the Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates. Such information may also be inspected on the SEC's internet website, at www.sec.gov.

         The Company has filed an Application for Conversion (the "Application") with the OTS and the Division. This Prospectus omits certain information contained in the Application. The Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606; and at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY, OTHER THAN THE COMMON SHARES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM DELIVERY OF THIS PROSPECTUS WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                             PAGE
                                                             ----

PROSPECTUS SUMMARY..............................................1
SELECTED FINANCIAL INFORMATION AND OTHER DATA..................10
RISK FACTORS...................................................13
USE OF PROCEEDS................................................19
MARKET FOR COMMON SHARES.......................................20
DIVIDEND POLICY................................................20
REGULATORY CAPITAL COMPLIANCE..................................21
CAPITALIZATION.................................................22
PRO FORMA DATA.................................................23
COMPARISON OF VALUATION AND PRO FORMA
  INFORMATION WITHOUT FOUNDATION...............................26
THE HOME SAVINGS AND LOAN COMPANY OF
  YOUNGSTOWN, OHIO STATEMENTS OF INCOME........................27
MANAGEMENT'S DISCUSSION AND ANALYSIS...........................28
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............28
THE BUSINESS OF THE ASSOCIATION................................39
CHANGE IN ACCOUNTANTS..........................................60
MANAGEMENT.....................................................60
REGULATION.....................................................68
TAXATION.......................................................75
THE CONVERSION.................................................78
RESTRICTIONS ON ACQUISITION OF THE HOLDING
  COMPANY AND THE ASSOCIATION AND RELATED
  ANTI-TAKEOVER PROVISIONS.....................................96
DESCRIPTION OF AUTHORIZED SHARES..............................100
REGISTRATION REQUIREMENTS.....................................101
LEGAL MATTERS.................................................101
EXPERTS.......................................................101
ADDITIONAL INFORMATION........................................102
FINANCIAL STATEMENTS..........................................F-1


UNTIL 25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

INDEPENDENT AUDITORS' REPORT


To The Board of Directors
The Home Savings And Loan Company
of Youngstown, Ohio

We have audited the accompanying statements of financial condition of The Home Savings and Loan Company of Youngstown, Ohio as of December 31, 1997, and the related statements of income, equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audit. The financial statements of The Home Savings and Loan Company of Youngstown, Ohio for the years ended December 31, 1996 and 1995 were audited by other auditors whose report, dated February 28, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1997 financial statements present fairly, in all material respects, the financial position of The Home Savings and Loan Company of Youngstown, Ohio at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
CLEVELAND, OHIO
February 27, 1998

INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS
THE HOME SAVINGS AND LOAN COMPANY
OF YOUNGSTOWN, OHIO

We have audited the accompanying statements of financial condition of The Home Savings and Loan Company of Youngstown, Ohio as of December 31, 1996, and the related statements of income, retained earnings, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Home Savings and Loan Company of Youngstown, Ohio at December 31, 1996, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.




Packer, Thomas & Co.
Youngstown, Ohio
February 28, 1997

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


                        STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      -----------------------------
                                                                         1997              1996
                                                                      ----------        ----------
                                                                             (In thousands)
ASSETS:
Cash and deposits with banks                                          $   14,618        $   13,686
Federal funds sold and other                                              19,879             5,982
                                                                      ----------        ----------
     Total cash and cash equivalents                                      34,497            19,668
                                                                      ----------        ----------
Investment securities:
  Available for sale (amortized cost of $39,091 and $14,543,
   respectively)                                                          39,402            14,659
  Held to maturity, (fair value of $5,013 and $28,108,                     4,968            27,970
   respectively)
Mortgage-backed securities:
  Available for sale (amortized cost of $61,633 and $83,750,              62,423            84,466
   respectively)
  Held to maturity (fair value of $247,986 and $288,219,
    respectively)                                                        243,848           286,384
Loans, net (including allowance for loan losses
   of $5,982 and $5,040, respectively)                                   633,236           616,923
Federal Home Loan Bank stock                                              11,136            10,370
Premises and equipment                                                     7,930             6,596
Accrued interest receivable                                                6,414             6,450
Real estate owned                                                             55                29
Other assets                                                               1,084             1,221
                                                                      ----------        ----------
     TOTAL ASSETS                                                     $1,044,993        $1,074,736
                                                                      ==========        ==========

LIABILITIES AND EQUITY:
LIABILITIES:
  Deposits                                                            $  886,808        $  932,060
  Advance payments by borrowers for taxes and insurance                    3,715             3,852
  Accrued interest payable                                                   845             1,000
  Post-retirement benefit obligation                                       7,647             7,326
  Accrued expenses and other liabilities                                   4,625             2,367
                                                                      ----------        ----------
     Total liabilities                                                   903,640           946,605
                                                                      ----------        ----------

COMMITMENTS AND CONTINGENCIES

EQUITY:
  Retained earnings (substantially restricted)                           140,636           127,589
  Net unrealized gain on available for sale securities, net of
   taxes of $385 and $291, respectively                                      717               542
                                                                      ----------        ----------

     TOTAL EQUITY                                                        141,353           128,131
                                                                      ----------        ----------
     TOTAL LIABILITIES AND EQUITY                                     $1,044,993        $1,074,736
                                                                      ==========        ==========

See Notes to Financial Statements.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO

                              STATEMENTS OF INCOME


                                                                  Year Ended December 31,
                                                         ------------------------------------------
                                                           1997             1996             1995
                                                         --------         --------         --------
                                                                       (In thousands)
INTEREST INCOME:
  Loans                                                  $ 54,148         $ 48,586         $ 43,093
  Mortgage-backed securities:
   Available for sale                                       5,122            6,871            6,969
   Held to maturity                                        19,024           21,988           23,827
  Investment securities:
    Available for sale                                      2,169            1,226            2,253
   Held to maturity                                           843            1,780            2,185
  FHLB stock dividend                                         766              695              632
  Other interest-earning assets                               613              603              875
                                                         --------         --------         --------
     Total interest income                                 82,685           81,749           79,834

INTEREST EXPENSE:
  Interest expense on deposits                             40,463           43,009           41,104
                                                         --------         --------         --------
NET INTEREST INCOME                                        42,222           38,740           38,730
RECOVERY OF LOAN LOSS ALLOWANCES                           (1,546)
                                                         --------         --------         --------
NET INTEREST INCOME AFTER RECOVERY OF
   LOAN LOSS ALLOWANCES                                    43,768           38,740           38,730
                                                         --------         --------         --------
NONINTEREST INCOME:
  Service fees and other charges                            1,092              755              681
  Net (losses) gains:
    Mortgage-backed securities available for sale              80                               321
    Investment securities available for sale                                    45               74
    Other (losses) gains                                      (34)             (45)               9
  Other income                                                426              536              469
                                                         --------         --------         --------
     Total noninterest income                               1,564            1,291            1,554
                                                         --------         --------         --------
NONINTEREST EXPENSES:
  Salaries and employee benefits                           14,710           12,735           11,033
  Occupancy                                                 1,256            1,250            1,194
  Equipment and data processing                             2,534            2,181            1,768
  Deposit insurance premiums                                  588            2,033            2,064
  Federal deposit insurance special assessment                               5,903
  Franchise tax                                             1,752            1,643            1,398
  Advertising                                               1,045            1,000            1,162
  Other expenses                                            3,418            3,323            3,376
                                                         --------         --------         --------
    Total noninterest expenses                             25,303           30,068           21,995
                                                         --------         --------         --------
  Income before income taxes                               20,029            9,963           18,289
  Income taxes                                              6,982            3,332            6,707
                                                         --------         --------         --------
NET INCOME                                               $ 13,047         $  6,631         $ 11,582
                                                         ========         ========         ========

See Notes to Financial Statements.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO

                            STATEMENTS OF CASH FLOWS


                                                                                Year Ended December 31,
                                                                        1997              1996              1995
                                                                     ---------         ---------         ---------
                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $  13,047         $   6,631         $  11,582
  Adjustments to reconcile net income to net cash
   provided by operating activities:
      Recovery of loan loss allowances                                  (1,546)
      Net (gains) losses                                                   (46)                               (404)
      Accretion of discounts and amortization of premiums               (1,090)           (1,499)           (2,018)
      Depreciation                                                       1,080             1,016               671
      FHLB stock dividends                                                (766)             (695)             (632)
      Decrease (increase) in interest receivable                            36             1,312               (89)
      (Decrease) increase in interest payable                             (155)              (18)              512
      Increase in post retirement benefit obligation                       321               312               221
      Decrease (increase) in prepaid and other assets                      137              (182)             (109)
      Increase (decrease) in other liabilities                           2,165              (929)            2,807
                                                                     ---------         ---------         ---------
           Net cash provided by operating activities                    13,183             5,948            12,541
                                                                     ---------         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from principal repayments and maturities of:
    Mortgage-backed securities held to maturity                         42,885            46,034            41,023
    Mortgage-backed securities available for sale                       19,101            23,014            13,705
    Investment securities held to maturity                              23,000             2,000            15,700
    Investment securities available for sale                             6,312             3,653             2,596
  Proceeds from sale of:
    Mortgage-backed securities available for sale                        3,065                               9,711
    Investment securities available for sale                                              21,004            16,353
  Purchases of:
    Mortgage-backed securities held to maturity                                          (30,031)          (43,884)
    Mortgage-backed securities available for sale                                         (8,110)          (16,334)
    Investment securities available for sale                           (30,876)           (7,544)          (16,487)
    Investment securities held to maturity                                                                 (11,704)
  Principal collected on loans                                         119,120           125,550           105,413
  Loans originated and acquired                                       (133,473)         (194,674)         (146,803)
  Proceeds from disposal of real estate owned                              315                81               385
  Purchases of premises and equipment                                   (2,414)           (1,516)           (1,488)
  Proceeds from disposal of premises and equipment                                             7
                                                                     ---------         ---------         ---------
     Net cash provided by (used in) investing activities                47,035           (20,532)          (31,814)
                                                                     ---------         ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net decrease in Now, Savings and Money Market Accounts            (16,842)             (241)          (54,150)
     Net (decrease) increase of Certificates of Deposit                (28,410)           (6,554)           94,093
     Net (decrease) increase in advance payments by borrowers
     for taxes and insurance                                              (137)             (767)              542
                                                                     ---------         ---------         ---------
         Net cash provided (used in) by financing activities           (45,389)           (7,562)           40,485
                                                                     ---------         ---------         ---------
Increase (decrease) in cash and cash equivalents                        14,829           (22,146)           21,212
Cash and cash equivalents, beginning of year                            19,668            41,814            20,602
                                                                     ---------         ---------         ---------
Cash and cash equivalents, end of year                               $  34,497         $  19,668         $  41,814
                                                                     =========         =========         =========

See Notes to Financial Statements.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


                              STATEMENTS OF EQUITY


                                                               Net Unrealized
                                                                Gain (Loss)
                                                                     On            Retained
                                                                 Securities        Earnings         Total Equity
                                                                 ----------        --------         ------------
                                                                                (In thousands)


Balance, January 1, 1995                                         $  (2,167)        $ 109,376         $ 107,209

Change in net unrealized gain on securities, net of taxes            3,502                               3,502
Net income                                                                            11,582            11,582
                                                                 ---------         ---------         ---------

Balance, December 31, 1995                                           1,335           120,958           122,293
                                                                 ---------         ---------         ---------

Change in net unrealized loss on securities, net of taxes             (793)                               (793)
Net income                                                                             6,631             6,631
                                                                 ---------         ---------         ---------

Balance, December 31, 1996                                             542           127,589           128,131
                                                                 ---------         ---------         ---------

Change in net unrealized gain on securities, net of taxes              175                                 175
Net income                                                                            13,047            13,047
                                                                 ---------         ---------         ---------

Balance, December 31, 1997                                       $     717         $ 140,636         $ 141,353
                                                                 =========         =========         =========

See Notes to Financial Statements.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


                          NOTES TO FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of The Home Savings & Loan Company of Youngstown, Ohio, a state chartered savings and loan company, (the "Company"), conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

     NATURE OF OPERATIONS

     The Company is an Ohio Corporation organized as a savings and loan association. The business of the Company is providing consumer and business banking services to its market area in northeastern Ohio. At the end of 1997, the Company was doing business through 14 full service banking branches. Loans and deposits are primarily generated from the areas where banking branches are located. The Company's income is derived predominantly from interest on loans, securities, and to a lesser extent, noninterest income. The Company's principal expenses are interest paid on deposits and normal operating costs. The Company's operations are principally in the savings and loan industry, which constitutes a single industry segment.

     PLAN OF CONVERSION

     On December 9, 1997, the Board of Directors of the Company adopted a Plan of Conversion to convert from a state chartered mutual savings and loan association to a state of Ohio chartered capital stock savings and loan association with the concurrent formation of a holding company, subject to approval by regulatory authorities and depositors of the Company. The conversion is expected to be accomplished through the adoption of a state stock charter for the Company, the sale of all of the Company's stock to the holding company and the sale of the holding company's common stock to the public. A subscription offering of the shares of common stock will be offered initially to eligible account holders, employee benefit plans of the Company, supplemental eligible account holders, other members and directors, officers and employees of the Company. Any shares of common stock not sold in the subscription offering are expected to be offered for sale to the general public.

     At the time of the conversion, the Company will establish a liquidation account in an amount equal to its retained earnings as of the date of the latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Company after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Company, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

     Subsequent to the conversion, the Company may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

     Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be charged as an expense. As of December 31, 1997, conversion costs have not been significant.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Securities are classified as available for sale or held to maturity upon their acquisition. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of equity, net of taxes. Securities classified as held to maturity are carried at amortized cost. Premiums and discounts are recognized in interest income over the period to maturity by the level yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis.

     LOANS

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances. For balance sheet presentation, the balances are presented net of deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Discounts and premiums are accreted or amortized using the interest method over the remaining period to contractual maturity. Unamortized net fees or costs are recognized upon early repayment of the loans. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses.

     Loans intended for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. Net unrealized losses are recognized through a valuation allowance by a charge to income. Gains or losses on the sale of loans are determined under the specific identification method.

     On January 1, 1995, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
     - Income Recognition and Disclosures," which impose certain requirements on the measurement of impaired loans. The Company has previously measured such loans in accordance with the methods prescribed in SFAS No. 114. Consequently, no additional loss provisions were required by the adoption of these statements. SFAS No. 114 also requires that impaired loans for which foreclosure is probable should continue to be accounted for as loans. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Company's results of operations.

     A loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current and by reducing the delinquency to less than 90 days. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Cash receipts received on impaired loans are generally applied first to escrow requirements, then to delinquent interest, with any remainder to the principal balance. Loans are returned to full accrual status when the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms). Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the terms due to the inability of the borrower to meet the obligation under the original terms.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO



     A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, the Company considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0 and it is not probable that all payments will be received in accordance with contractual terms. Loans on non-income producing properties are considered impaired whenever fair value of the underlying collateral is less than book value of the outstanding loan. The Company performs a review of all loans over $500,000 to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated, including all collection costs, according to the provisions of the SFAS No. 114. Most of the Company's loan portfolios are excluded from the scope of SFAS No. 114 because the pronouncement is generally not applicable to large groups of smaller-balance homogeneous loans such as residential mortgage, and other consumer loans. For loans which are individually not significant ($500,000 or less) and represent a homogeneous population, the Company evaluates impairment based on the level and extent of delinquencies in the portfolio and the Company's prior charge-off experience with those delinquencies. The Company charges principal off at the earlier of (i) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value, or (ii) when collection efforts have ceased.

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, overall growth in the loan portfolio and current economic conditions. Consequently, these estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at an appropriate level.

     PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives (or term of the lease, if shorter) of the related assets.

     REAL ESTATE OWNED

     Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell after foreclosure. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

     LOAN FEES

     Loan origination fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. Fees received for loan commitments that are expected to be drawn, based on the Company's experience with similar commitments, are deferred and amortized over the lives of the loans using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees or costs related to loans paid off are included in income. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO

     INCOME TAXES

     The provision for federal income taxes is based upon earnings reported for financial statement purposes rather than amounts reported on the Company's income tax returns. Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

     POSTRETIREMENT BENEFITS

     The Company accrues estimated costs of retiree health care and life insurance benefits over the years employees render the services necessary to earn those benefits. The Company elected to recognize the accumulated postretirement benefit obligation when SFAS No. 106 "Employers' Accounting for Postretirement Benefits other than Pensions" was adopted.

     STATEMENTS OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a term of three months or less to be cash equivalents.

     LONG-LIVED ASSETS

     Effective October 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible assets and goodwill related to those assets to be held and used and for long-lived assets to be held and certain intangible assets to be disposed of. The adoption of SFAS No. 121 did not have a material impact on the Company's financial conditions or results of operations.

     POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The Company's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most financial institutions, the Company's short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Company's interest earning assets consist primarily of long-term, fixed rate and adjustable rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest bearing liabilities which are deposits. Accordingly, the Company's earnings could be adversely affected during periods of rising interest rates.

     NEW ACCOUNTING STANDARDS

     On January 1, 1997 the Company adopted SFAS No. 125. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," amends portions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS No. 65, and supersedes SFAS No. 122. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interests in the assets that are transferred. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is required to be applied prospectively. The adoption of this statement has not had a material effect on the Company's financial condition or results of operations. The Financial Accounting Standards Board has issued

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," that defers the effective date of certain provisions of SFAS No. 125 related to secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending, and similar transactions until after December 31, 1997. Management has determined that the impact of adopting this statement is not material to the financial statements.

     SFAS No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify terms of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassifications of financial statements for earlier periods provided for comprehensive purposes is required.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement standardizes the disclosure for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for the Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions," were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. It does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatements of disclosures for earlier periods provided for comparative purposes is required. Management does not believe the adoption of this statement will have a material impact on the Company's financial condition and results on operations.

     RECLASSIFICATIONS

     Certain items in the financial statements for 1996 and 1995 have been reclassified to conform to the 1997 presentation.

2.   CASH AND CASH EQUIVALENTS

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled $2.534 million and $2.22 million at December 31, 1997 and 1996, respectively.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


3.   INVESTMENT SECURITIES

     Investment securities are summarized as follows:


                                                                          December 31, 1997
                                                         ----------------------------------------------------
                                                                         Gross          Gross
                                                         Amortized    Unrealized      Unrealized       Fair
                                                           Cost          Gains          Losses         Value
                                                         -------        -------        -------        -------
                                                                            (In thousands)
AVAILABLE FOR SALE
U.S. Treasury and agency securities                      $25,072        $   190        $  --          $25,262
Corporate notes                                           14,019            121           --           14,140
                                                         -------        -------        -------        -------
   Total investment securities available for sale         39,091            311           --           39,402

HELD TO MATURITY
U.S. Treasury and agency securities                        4,968             45           --            5,013
                                                         -------        -------        -------        -------
   Total investment securities held to maturity            4,968             45           --            5,013
                                                         -------        -------        -------        -------

Total investment securities                              $44,059        $   356        $  --          $44,415
                                                         =======        =======        =======        =======


                                                                           December 31, 1996
                                                         ----------------------------------------------------
                                                                         Gross          Gross
                                                         Amortized     Unrealized     Unrealized       Fair
                                                           Cost          Gains          Losses         Value
                                                         -------        -------        -------        -------
                                                                            (In thousands)
AVAILABLE FOR SALE
U.S. Treasure and agency securities                      $12,517        $    96        $  --          $12,613
Corporate notes                                            2,026             21              1          2,046
                                                         -------        -------        -------        -------
   Total investment securities available for sale         14,543            117              1         14,659
HELD TO MATURITY
U.S. Treasury and agency securities                       14,967             84                        15,051
Corporate notes                                           13,003             55              1         13,057
                                                         -------        -------        -------        -------
   Total investment securities held to maturity           27,970            139              1         28,108
                                                         -------        -------        -------        -------

Total investment securities                              $42,513        $   256        $     2        $42,767
                                                         =======        =======        =======        =======

     The weighted average interest rate on investment securities was 6.39% and 6.34% at December 31, 1997 and 1996, respectively.

     Investment securities available for sale by contractual maturity, repricing or expected call date are shown below:


                                                        December 31, 1997
                                                  ---------------------------
                                                  Amortized Cost   Fair Value
                                                  --------------   ----------
                                                          (In thousands)

     Due in one year or less                         $ 5,004        $ 5,011
     Due after one year through five years            29,087         29,354
     Due after five years through ten years            5,000          5,037
     Due after ten years                                  -              -
                                                     -------        -------
        Total                                        $39,091        $39,402
                                                     =======        =======

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     Investment securities held to maturity by contractual maturity, repricing or expected call date are shown below:


                                                       December 31, 1997
                                                  ---------------------------
                                                  Amortized Cost   Fair Value
                                                  --------------   ----------
                                                         (In thousands)

     Due in one year or less                          $     -       $     -
     Due after one year through five years              4,968         5,013
     Due after five years through ten years                 -             -
     Due after ten years                                    -             -
                                                       ------        ------
        Total                                          $4,968        $5,013
                                                       ======        ======

     Proceeds on sales of investment securities were $21,004,000 and $16,353,000 for the years ended December 31, 1996 and 1995. There were realized gains of approximately $155,000 and $74,000 for the years ended December 31, 1996 and 1995, respectively. Realized losses were approximately $110,000 for the year ended December 31, 1996, and there were no realized losses for year ended December 31, 1995. There were no sales of investment securities during the year ended December 31, 1997.

     Securities pledged for public funds deposits were approximately $3,763,000 and $2,888,000 at December 31, 1997 and 1996, respectively.

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities were summarized as follows:



                                                                         December 31, 1997
                                                       --------------------------------------------------------
                                                                        Gross           Gross
                                                       Amortized      Unrealized     Unrealized
                                                         Cost           Gains           Losses        Fair Value
                                                       --------        --------        --------        --------
                                                                               (In thousands)

     AVAILABLE FOR SALE
       Participation certificates:
         Government agency issues                      $ 59,304        $  1,073        $    205        $ 60,172
         Private issues                                   2,329               -              78           2,251
                                                       --------        --------        --------        --------
          Total mortgage-backed securities
            available for sale                           61,633           1,073             283          62,423
                                                       --------        --------        --------        --------
     HELD TO MATURITY
       Participation certificates:
        Government and government agency issues         243,848           4,672             534         247,986
                                                       --------        --------        --------        --------
          Total mortgage-backed securities             $305,481        $  5,745        $    817        $310,409
                                                       --------        --------        --------        --------

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


                                                                           December 31, 1996
                                                        --------------------------------------------------------
                                                                         Gross           Gross
                                                        Amortized      Unrealized     Unrealized
                                                          Cost           Gains           Losses        Fair Value
                                                        --------        --------        --------        --------
                                                                               (In thousands)

     AVAILABLE FOR SALE
       Participation certificates:
         Government agency issues                       $ 81,237        $  1,655        $    859        $ 82,033
         Private issues                                    2,513               -              80           2,433
                                                        --------        --------        --------        --------
          Total mortgage-backed securities
             available for sale                           83,750           1,655             939          84,466
                                                        --------        --------        --------        --------
     HELD TO MATURITY
       Participation certificates:
         Government and government agency issues         286,384           4,519           2,684         288,219
                                                        --------        --------        --------        --------
          Total mortgage-backed securities              $370,134        $  6,174        $  3,623        $372,685
                                                        ========        ========        ========        ========

     Mortgage-backed securities are classified by type of interest payment as follows:


                                                                           December 31,
                                                        --------------------------------------------------------
                                                                1997                           1996
                                                        -------------------------      -------------------------
                                                        Amortized                      Amortized
                                                          Cost         Fair Value         Cost       Fair Value
                                                        --------        --------        --------        --------
                                                                            (In thousands)
     AVAILABLE FOR SALE
       Adjustable rate:
        Private issues                                  $    762        $    762        $    919        $    919
                                                        --------        --------        --------        --------
            Total adjustable rate                            762             762             919             919
                                                        --------        --------        --------        --------
       Fixed rate:
         Participation certificates:
           Government agency issues                       59,304          60,172          81,237          82,033
           Private issues                                  1,567           1,489           1,594           1,514
                                                        --------        --------        --------        --------
             Total fixed rate                             60,871          61,661          82,831          83,547
                                                        --------        --------        --------        --------
                Total available for sale                  61,633          62,423          83,750          84,466
                                                        --------        --------        --------        --------

     HELD TO MATURITY
       Adjustable rate:
         Participation certificates:
           Government agency Issues                          955             969           1,113           1,124
                                                        --------        --------        --------        --------
               Total adjustable rate                         955             969           1,113           1,124
                                                        --------        --------        --------        --------
       Fixed rate:
         Participation certificates:
           Government and government
            agency issues                                242,893         247,017         285,271         287,095
                                                        --------        --------        --------        --------
             Total fixed rate                            242,893         247,017         285,271         287,095
                                                        --------        --------        --------        --------
               Total held to maturity                    243,848         247,986         286,384         288,219
                                                        --------        --------        --------        --------

     Total mortgage-backed securities                   $305,481        $310,409        $370,134        $372,685
                                                        ========        ========        ========        ========


Proceeds on sales of mortgage-backed securities were $3,065,000 and $9,711,000 for the years ended December 31, 1997 and 1995, respectively. These were realized gains of $80,000 and $325,000 for the years ended December 31,

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


1997 and 1995, respectively, and realized losses for the year ended December 31, 1995 were $4,000. There were no sales of mortgage-backed securities during the year ended December 31, 1996.

5.   LOANS

     Loans held for portfolio consist of the following:


                                                       December 31,
                                                 --------------------------
                                                   1997              1996
                                                 --------          --------
                                                       (In thousands)
     Real Estate:
       Permanent:
         One-to-four family                      $489,677          $482,089
         Multifamily                                8,944             8,778
         Non-residential                           33,479            35,315
         Land                                         285               195
       Construction:
         One-to-four family                        24,044            27,610
         Multifamily                                  325               490
                                                 --------          --------
           Total real estate                      556,754           554,477
     Consumer                                      43,388            39,605
     Commercial                                    59,897            46,742
                                                 --------          --------
           Total loans                            660,039           640,824
                                                 --------          --------

       Less:
         Loans in process                          16,485            14,700
         Allowance for loan losses                  5,982             5,040
         Deferred loan fees, net                    4,336             4,161
                                                 --------          --------
           Total                                   26,803            23,901
                                                 --------          --------
             Loans, net                          $633,236          $616,923
                                                 ========          ========

     Loans with adjustable rates included above totaled $180.6 million and $177.0 million at December 31, 1997 and 1996, respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

     The Bank's primary lending area is within the northeast, Ohio. At December 31, 1997 and 1996, substantially all of the Company's gross loans were to borrowers in Ohio.

     The Company originates or purchases commercial real estate and business loans. These loans are considered by management to be of somewhat greater risk of uncollectibility than single-family residential real estate loans due to the dependency on income production or future development of real estate. The following table sets forth the Company's commercial non-residential real estate portfolios by type of collateral.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


                                                       December 31,
                                   --------------------------------------------------
                                             1997                        1996
                                   ------------------------      --------------------
                                                    Percent                   Percent
                                    Amount         of Total      Amount       of Total
                                   -------        ---------      -------       -----
                                                       (In thousands)

     Strip shopping centers        $ 1,736             5.19%     $ 1,886        5.34%
     Office buildings                9,160            27.36        9,922       28.10
     Warehouses                     17,853            53.33       18,610       52.70
     Hotel property                  4,373            13.06        4,504       12.75
     Other                             357             1.06          393        1.11
                                   -------        ---------      -------       -----
       Total                       $33,479           100.00%     $35,315      100.00%
                                   =======        =========      =======      ======


     Commercial loans are collateralized by accounts receivable, inventory and other assets used in the borrowers' business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers' residence.

     At December 31, 1997, 1996 and 1995, loans serviced for the benefit of others, not included in the detail above, totaled $6.6 million, $7.0 million and $7.6 million, respectively.

     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a ninety day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates exposes the Company to some degree of interest rate risk. The Company evaluates each customer's creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. The Company normally has outstanding a number of commitments to extend credit. At December 31, 1997, there were outstanding commitments to originate $5,708,000 of fixed-rate mortgage loans and other loans and $1,992,000 of adjustable-rate loans, all at market rates. Terms of the commitments extend up to nine months, but are generally less than two months.

     At December 31, 1997, there were also outstanding unfunded consumer lines of credit of $16,068,000 and commercial lines of credit of $3,047,000. Substantially all lines of credit are adjustable-rate based on the one-year U.S. Treasury index and are generally renewable on an annual basis. The Company does not expect all of these lines to be used by the borrowers.

     The Company's business activity is principally with customers located in Ohio. Except for residential loans in the Company's market area, the Company has no other significant concentrations of credit risk.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses are as follows:


                                                         Year ended December 31,
                                               ---------------------------------------
                                                 1997           1996            1995
                                               -------         -------         -------
                                                            (In thousands)

     Balance, beginning of year                $ 5,040         $ 5,118         $ 5,111
       Recovery of loan loss allowances         (1,546)              -               -
       Amounts charged off                        (446)            (85)           (394)
       Recoveries                                2,934               7             401
                                               -------         -------         -------
     Balance, end of year                      $ 5,982         $ 5,040         $ 5,118
                                               =======         =======         =======

     Nonperforming loans (loans 90 days past due and restructured loans) were $10.2 million, $9.8 million and $6.1 million at December 31, 1997, 1996 and 1995, respectively.


                                                                           As of or for the year ended
                                                                                  December 31,
                                                                              --------------------
                                                                               1997         1996
                                                                              ------        ------
                                                                                 (In thousands)
     Impaired loans on which no valuation allowance was provided              $9,340        $8,863
     Impaired loans on which specific valuation allowance was provided           151           251
                                                                              ------        ------
     Total impaired loans at year-end                                          9,491         9,114

     Specific valuation allowances on impaired loans at year-end                 157           254
     Average impaired loans during year                                        8,390         7,349
     Interest income recognized on impaired loans during year                    544           522
     Interest income potential based on original contract terms of
       impaired loans                                                            585           584


     Directors and officers of the Company are customers of the institution in the ordinary course of business. Deposits and loans of directors and officers have terms consistent with those offered to other customers. At December 31, 1997 and 1996, loans to officers or directors of the Company totaled approximately $1,345,000 and $1,227,000, respectively.

6.   PREMISES AND EQUIPMENT


                                                                   December 31,
                                                              ----------------------
                                                                1997          1996
                                                              -------        -------
                                                                  (In thousands)

     Land and land improvements                               $ 1,952        $ 1,066
     Buildings                                                  9,992          8,900
     Leasehold improvements                                       325            771
     Furniture and equipment                                    4,773          4,134
                                                              -------        -------
                                                               17,042         14,871

     Less allowances for depreciation and amortization          9,112          8,275
                                                              -------        -------
           Total                                              $ 7,930        $ 6,596
                                                              =======        =======

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


7.   DEPOSITS

     Deposits consist of the following:


                                                    December 31,
                                    --------------------------------------------------
                                              1997                      1996
                                    ------------------------    ----------------------
                                                 Weighted                  Weighted
                                     Amount     Average Rate    Amount    Average Rate
                                     ------     ------------    ------    ------------
                                                      (In thousands)

     Checking accounts:
       Interest-bearing             $ 58,707         2.03%     $ 56,347       2.34%
       Noninterest-bearing             5,387                      4,201
     Savings accounts                243,588         2.99       256,081       3.08
     Money market accounts            56,727         2.99        64,622       3.08
     Certificates of deposit         522,399         5.78       550,809       5.74
                                    --------       ------      --------     ------
        Total deposits              $886,808         4.56%     $932,060       4.60%
                                    ========       ======      ========     ======


     A summary of certificates of deposit by maturity follows:


                                                            December 31, 1997
                                                            -----------------
                                                             (In thousands)

     Within 12 months                                           $349,600
     12 months to 24 months                                       82,530
     24 months to 36 months                                       51,240
     36 months to 48 months                                       14,780
     Over 48 months                                               24,249
                                                                --------
       Total                                                    $522,399
                                                                ========

     At December 31, 1997, deposit accounts with balances of $100,000 and greater totaled approximately $48.7 million. Deposits in excess of $100,000 are not federally insured. The Company has not accepted brokered deposits for the years ended December 31, 1997 and 1996.

     Directors and officers of the Company are customers of the institution in the ordinary course of business. Deposits and loans of directors and officers have terms consistent with those offered to other customers. At December 31, 1997 and 1996, deposits from officers or directors of the Company totaled approximately $2,467,000 and $2,484,000, respectively.

8.   INCOME TAXES

     In accordance with SFAS No. 109, "Accounting for Income Taxes," deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, based on the weight of available evidence, when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     The provision for federal income taxes consists of the following components:


                                                Year ended December 31,
                                        ------------------------------------
                                         1997            1996          1995
                                        ------          ------        ------
                                                 (In thousands)

     Current                            $6,807          $3,055        $5,875
     Deferred                              175             277           832
                                        ------          ------        ------
        Total                           $6,982          $3,332        $6,707
                                        ======          ======        ======

     A reconciliation from tax at the statutory rate to the income tax provision is as follows:


                                                                  Year Ended December 31,
                                             -------------------------------------------------------------------
                                                    1997                     1996                   1995
                                                   ------                   ------                  ----

                                             Dollars       Rate       Dollars      Rate       Dollars      Rate
                                             -------       ----       -------      ----       -------      ----
                                                                       (In thousands)

       Tax at statutory rate                  $7,010       35.00%      $3,487       35.00%     $6,401       35.00%
       Increase (decrease) due to:
           Other                                 (28)       (.14)        (155)      (1.55)        306        1.67
                                              ------       -----       ------       -----      ------       -----
           Income tax provision               $6,982       34.86%      $3,332       33.45%     $6,707       36.67%
                                              ======       =====       ======       =====      ======       =====


     Significant components of the deferred tax assets and liabilities are as follows. No valuation allowance was considered necessary for the years ended December 31, 1997 and 1996.


                                                        December 31,
                                                 -----------------------
                                                   1997            1996
                                                 -------         -------
                                                      (In thousands)

     Deferred tax assets:
         Loan loss reserves                      $ 2,093         $ 1,764
         Post-retirement benefits                  2,676           2,564
         Deferred loan fees                        1,518           1,457
         Interest on non-accrual loans               205             204
                                                 -------         -------
           Net deferred tax assets                 6,492           5,989
                                                 -------         -------


     Deferred tax liabilities:
         Accelerated depreciation                    479             560
         Pension benefit obligations                 461             493
         Original issue discount                   1,408             877
         FHLB stock dividends                      2,093           1,833
         Post 1987 tax bad debts                   2,152           2,152
         Mark-to-market                              385             291
                                                 -------         -------
            Net deferred tax liabilities           6,978           6,206
                                                 -------         -------
               Net deferred tax liability        $  (486)        $  (217)
                                                 =======         =======


     During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995.
     Section 593 allowed thrift institutions, including the Company, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on the Company's statement of income as income taxes were provided for in prior years in accordance with generally accepted accounting principles. The timing of this recapture may be delayed for a one or two-year period to the extent that the Company originates more residential loans than the average originations in the past six years. The Company met the origination requirement for 1996 and 1997 and, therefore, will delay recapture at least until the six-year period beginning in 1998. The recapture amount of approximately $6.1 million will result in payments totaling approximately $2.1 million and have been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of shareholders or if the Company no longer qualifies as a "bank." Tax bad debt deductions accumulated prior to 1988 by the Company are approximately $14.4 million. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.

9.   REGULATORY CAPITAL REQUIREMENTS

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The regulations require the Company to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Core and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined).


                                                                 As of December 31, 1997
                                             ----------------------------------------------------------------------
                                                                           Minimum          To Be Well Capitalized
                                                                           Capital          Under Prompt Corrective
                                                    Actual                Requirements        Action Provisions
                                             -------------------      -----------------      ----------------------
                                             Amount        Ratio      Amount      Ratio        Amount         Ratio
                                             ------        -----      ------      -----        ------         -----
                                                                         (In thousands)

      Total capital (to risk-weighted
        assets)                              $146,461     28.85%      $40,619      8.00%        $50,774   10.00%
      Tier 1 capital (to risk-weighted
        assets)                               140,636     27.70             *         *          30,464    6.00
      Core (Tier 1) capital (to
        adjusted total assets)                140,636     13.47        31,322      3.00          52,203    5.00
      Tangible capital (to adjusted
        total assets)                         140,636     13.47        15,661      1.50               *       *

                                                                   As of  December 31, 1996
                                             ----------------------------------------------------------------------
                                                                           Minimum           To Be Well Capitalized
                                                                           Capital          Under Prompt Corrective
                                                    Actual                Requirements          Action Provisions
                                             -------------------      -----------------      ----------------------
                                             Amount        Ratio      Amount      Ratio       Amount       Ratio
                                             ------        -----      ------      -----       ------       -----
                                                                        (In thousands)

      Total capital (to risk-weighted
        assets)                             $132,374       26.15%    $40,496       8.00%      $50,620      10.00%
      Tier 1 capital (to risk-weighted
        assets)                              127,589       25.21            *         *        30,372       6.00
      Core (Tier 1) capital (to
        adjusted total assets)               127,589       11.87       32,247      3.00        53,745       5.00
      Tangible capital (to adjusted
        total assets)                        127,589       11.87       16,124      1.50             *          *

     *  Ratio is not required under regulations.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


    The following is a reconciliation of the Company's equity reported in the financial statements under generally accepted accounting principles to OTS regulatory capital requirements.


                                                               Tangible    Core (Tier 1)    Risk-Based
                                                               Capital        Capital        Capital
                                                              ---------      ---------      ---------

                                                                                  (in thousands)
     DECEMBER 31, 1997
     Total equity as reported in the financial statements     $ 141,353      $ 141,353      $ 141,353
     General allowance for loan losses                                -              -          5,825
     Net unrealized gain on available for sale securities          (717)          (717)          (717)
                                                              ---------      ---------      ---------

     Regulatory Capital                                       $ 140,636      $ 140,636      $ 146,461
                                                              =========      =========      =========

     DECEMBER 31, 1996
     Total equity as reported in the financial statements     $ 128,131      $ 128,131      $ 128,131
     General allowance for loan losses                                -              -          4,785
     Net unrealized gain on available for sale securities          (542)          (542)          (542)
                                                              ---------      ---------      ---------

     Regulatory Capital                                       $ 127,589      $ 127,589      $ 132,374
                                                              =========      =========      =========

     As of December 31, 1997 and 1996, the Office of Thrift Supervision categorized the Company as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, the Company must maintain minimum Core, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed the Company's category.

     Management believes, as of December 31, 1997, that the Company meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Company's loans and securities are concentrated, could adversely affect future earnings and, consequently, the Company's ability to meet its future capital requirements.

10.  BENEFIT PLANS

     RETIREMENT PLANS

     The Company has a defined benefit pension plan covering substantially all of its full-time employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. Participants become 100% vested upon completion of five years of service. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     Net periodic pension expense included the following components:


                                                                Year Ended December 31,
                                                          ---------------------------------
                                                            1997         1996         1995
                                                          -------      -------      -------
                                                                           (In thousands)

     Service cost - benefits earned during the period     $   376      $   357      $   290
     Interest cost on projected benefit obligation            530          544          466
     Actual return on plan assets                          (1,013)        (525)        (425)
     Net amortization and deferral                            500          (39)         (60)
                                                          -------      -------      -------
     Net periodic pension expense                         $   393      $   337      $   271
                                                          =======      =======      =======


                                                                        As of December 31,
                                                                        ------------------
                                                                         1997       1996
                                                                        ------     ------
                                                                          (In thousands)
     Accumulated benefit obligation:
       Vested benefits                                                  $5,004     $5,227
       Nonvested benefits                                                  236        196
                                                                        ------     ------

     Actuarial present value of accumulated benefit obligations         $5,240     $5,423
                                                                        ======     ======

     The following tables present the pension plan's funded status and amounts recognized in the Company's financial statements:


                                                                             As of December 31,
                                                                           ---------------------
                                                                             1997         1996
                                                                           -------      --------
                                                                             (In thousands)

     Plan assets at fair value, primarily stock and bond funds             $ 7,445      $ 7,264
       Less: projected benefit obligation for service rendered to date      (8,612)      (8,350)
                                                                           -------      -------
     Excess of projected benefit obligation over plan assets                (1,167)      (1,086)
     Unrecognized net loss from past experience different from that
        assumed and effect of changes in assumptions                         1,544        1,745
     Unrecognized net transition asset                                                     (161)
     Unrecognized prior service cost                                           367          410
                                                                           -------      -------
     Prepaid pension cost included in prepaid expenses and other assets    $   744      $   908
                                                                           =======      =======


     Assumptions used in accounting for the defined benefit plan were as follows:


                                                                  Year Ended December 31,
                                                                  ----------------------
                                                                  1997              1996
                                                                  ----              ----

       Weighted average discount rate                             7.00%             7.25%
       Rates of increase in future compensation levels            6.00              6.00
       Expected long-term rate of return on plan assets           8.00              8.00

     The prior service cost is being amortized using the straight-line method over the average remaining service period of participants expected to receive benefits.

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     The Company has a defined contribution 401(K) savings plan, which covers substantially all employees. Under the provisions of the plan, the Company's matching contribution is discretionary and may be changed from year to year. For 1997 and 1996, the Company match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. In addition, in 1997, 1996 and 1995 the Company paid a 1% discretionary contribution to all employees who were eligible to participate in the plan. Also in 1996, the Company implemented a discretionary profit sharing pool as a part of the 401(K) plan which is based upon a formula involving the average net income of the Company over a three year period. Participants become 100% vested in the Company contributions upon completion of five years of service. For the years ended 1997, 1996 and 1995, the expense related to this plan was approximately $468,000, $513,000 and $107,000, respectively.

     OTHER POSTRETIREMENT BENEFIT PLANS

     In addition to the Company's retirement plans, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits to full-time employees who have worked 15 years and attained age 60, or worked 5 years and attained age 65, while in service with the Company. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. The Company's policy is to pay premiums monthly, with no pre-funding.

     The following tables present the other postretirement benefit plan's funded status and amounts recognized in the Company's financial statements


                                                                       Year Ended December 31,
                                                                ---------------------------------------
                                                                1997             1996              1995
                                                                ----             ----              ----
                                                                           (In thousands)

        Service cost                                            $208             $189              $165
        Interest cost                                            332              316               296
        Net amortization and deferral                           (134)            (128)             (177)
                                                                ----             ----              ----
        Net periodic post-retirement benefit cost               $406             $377              $284
                                                                ====             ====              ====


                                                                             As of December 31,
                                                                         --------------------------
                                                                           1997              1996
                                                                         -------           -------
                                                                             (In thousands)
        Accumulated post-retirement benefit obligation:
          Retirees                                                        $1,738            $1,709
          Fully eligible active plan participants                            252               483
          Other active plan participants                                   3,260             2,592
                                                                         -------           -------
        Accumulated post-retirement benefit obligation                     5,250             4,784
        Unrecognized net gain                                              2,028             2,147
        Unrecognized prior service cost                                      369               395
                                                                         -------           -------
        Accrued post-retirement benefit obligation                        $7,647            $7,326
                                                                         =======           =======

     The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 1997 and 1996 actuarial valuations is 9 percent through 1997 and is assumed to decrease 1 percent per year to 6 percent for the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by approximately $1,015,000, and the aggregate of

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     the service and interest cost components of net periodic postretirement benefit cost for 1997 by approximately $120,000.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7 percent and 7.25 percent at December 31, 1997 and 1996, respectively.


11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Cash, Cash Equivalents, Accrued Interest Receivable and Payable and Advance Payments by Borrowers for Taxes and Insurance - The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

     Mortgage-Backed and Investment Securities - Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

     Loans - The fair value is estimated by discounting the future cash flows using the current market rates for loans of similar maturities with adjustments for market and credit risks.

     Federal Home Loan Bank Stock - The fair value is estimated to be the carrying value, which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

     Deposits - The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.



                                                  December 31, 1997                 December 31, 1996
                                               ------------------------         -------------------------
                                               Carrying         Fair            Carrying          Fair
                                                 Value          Value             Value           Value
                                               ---------      ---------         ---------       ---------
                                                                     (In thousands)
       Assets:
          Cash and cash equivalents            $  34,497      $  34,497         $  19,668       $  19,668
          Investment securities:
            Held to maturity                       4,968          5,013            27,970          28,108
            Available for sale                    39,402         39,402            14,659          14,659
          Mortgage-backed securities:
            Held to maturity                     243,848        247,986           286,384         288,219
            Available for sale                    62,423         62,423            84,466          84,466
          Loans                                  633,236        640,354           616,923         614,723
          Federal Home Loan Bank stock            11,136         11,136            10,370          10,370
          Accrued interest receivable              6,414          6,414             6,450           6,450
       Liabilities:
          Deposits:
            Checking, savings and money
              market accounts                    364,409        364,409           381,251         381,251
            Certificates of deposit              522,399        522,051           550,809         550,433
          Advance payments by borrowers
            for taxes and insurance                3,715          3,715             3,852           3,852
          Accrued interest payable                   845            845             1,000           1,000


12.  STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

                                                                        Year Ended December 31,
                                                                ------------------------------------
                                                                  1997            1996          1995
                                                                -------         -------      -------
                                                                            (In thousands)
      Supplemental disclosures of cash flow information:
        Cash paid during the year for:
          Interest on deposits and borrowings                   $40,618         $43,026      $40,592
          Income taxes                                            5,500           4,425        4,311
      Supplemental schedule of noncash activities:
        Loans exchanged for mortgage-backed securities                              224
        Securities transferred from held to maturity to
          available for sale                                                                  13,934
        Transfers from loans to real estate owned                   372              71          311

13.  SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

     On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund ("SAIF") in a section entitled the Deposit Insurance Funds Act of 1996 ("ACT"). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pretax charge of $5,903,000 ($3,837,000 after tax),

                        THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


     which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment of the Act on September 30, 1996, and paid on November 29, 1996. The annual deposit insurance rate in effect after this recapitalization has been reduced to 6.5 basis points of insured deposits.

                         Up to 28,937,500 Common Shares

                               UNITED COMMUNITY
                                FINANCIAL CORP.


                                   ----------



                                   PROSPECTUS



                                   ----------



                            TRIDENT SECURITIES, INC.

                      MCDONALD & COMPANY SECURITIES, INC.

                                              , 1998

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
--------      -------------------------------------------

              *  Legal Fees and expenses......................................$200,000
              *  Postage, printing, Edgar and mailing..........................500,000
              *  Appraisal and business plan fees and expenses..................38,000
              *  Accounting  fees and expenses.................................110,000
              *  SEC filing fees...............................................105,199
              *  OTS filing fees................................................14,400
              *  Nasdaq filing fees.............................................95,000
              *  Conversion agent fees and expenses.............................75,000
              *  Transfer agent fees and expenses...............................45,000
              *  Other expenses................................................189,401
             **  Underwriting fees and expenses..............................2,128,000
                                                                            ----------
                    Total estimated expenses............................... $3,500,000
                                                                            ==========

-----------------------------
*        Estimated.


** To assist the Holding Company and the Company in marketing the Common Shares, the Holding Company and the Company have retained Trident Securities, Inc. ("Trident") and McDonald & Company Securities, Inc. ("McDonald") (collectively, the "Underwriters"). The Underwriters are broker-dealers registered with the SEC and members of the NASD.

         For its services, the Underwriters will receive a marketing fee of .95% of the aggregate purchase price of the Common Shares sold other than
         (i) Common Shares purchased by the directors, officers and employees of the Company and the Holding Company and their affiliates, (ii) Common Shares purchased by the ESOP, and (iii) Common Shares sold by Selected Dealers (hereinafter defined).

         Depending on market conditions, the Common Shares, if any, not initially subscribed for in the Subscription Offering or the Community Offering may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers ("Selected Dealers") to be formed by the Underwriters. If Selected Dealers are employed, the Selected Dealers will be paid a commission to be agreed to by the Underwriters, the Company and the Holding Company.

         The estimated underwriting fees are based on the following assumptions:
         (i) 25,000,000 Common Shares will be sold in the Offering; (ii) approximately 600,000 Common Shares sold in the Offering will be purchased by directors, officers and employees of the Company and the Holding Company and their affiliates; (iii) 2,000,000 Common Shares sold in the Offering will be purchased by the ESOP; and (iv) the remaining 22,400,000 Common Shares sold in the Offering will be sold to persons other than the ESOP and the Company's directors, executive officers and employees and affiliates, with sales commissions of .95% of the aggregate dollar amount of such Common Shares.

         The Company will also reimburse the Underwriters for all reasonable fees and expenses of its legal counsel, not to exceed $60,000.

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------      ------------------------------------------

              (a) OHIO REVISED CODE

                  Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

              (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                  (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                  (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

           (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

           (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions
(E)(1) and (2) of this section. Such determination shall be made as follows:

                  (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

                  (b) If the quorum described in division (E)(4)(a) of this
           section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                  (c) By the shareholders; or

                  (d) By the court of common pleas or the court in which such action, suit, or proceeding was brought.

           Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

           (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

           (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices and positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

           (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

           (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
(7).

           (9) As used in this division, references to "corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

           (B)    THE HOLDING COMPANY'S CODE OF REGULATIONS

                  Article Five of the Holding Company's Code of Regulations provides for the indemnification of officers and directors as follows:

                  SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

                  SECTION 5.02. COURT-APPROVED INDEMNIFICATION. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

                           (A) the corporation  shall not indemnify any officer
or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Mahoning County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

                           (B) the corporation  shall promptly make any such
unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

                  SECTION 5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

                  SECTION 5.04 DETERMINATION REQUIRED. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or
(C) by the shareholders, or (D) by the Court of Common Pleas of Mahoning County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division
(C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this
Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Mahoning County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

                  SECTION 5.05. ADVANCES FOR EXPENSES. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

                           (A)      if it shall  ultimately  be  determined  as
provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

                           (B)      if, in respect of any claim, issue or other
matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Mahoning County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

                  SECTION 5.06. ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  SECTION 5.07. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five.

                  SECTION 5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as examples and not by way of limitation:

                           (A) A person claiming indemnification under this
Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

                           (B) References to an "other  enterprise"  shall
include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

                  SECTION 5.09. VENUE. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Mahoning County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Mahoning County, Ohio, in any such action, suit or proceeding.

            (C)   INSURANCE POLICIES

                  The Company currently maintains a directors' and officers' liability policy providing for insurance of directors and officers for liability incurred in connection with performance of their duties as directors and officers. Such policy does not, however, provide insurance for losses resulting from willful or criminal misconduct.

           (D)    INDEMNIFICATION AGREEMENTS

                  (I)   AGREEMENT WITH KELLER & CO., INC.

                  The Company has agreed to indemnify Keller & Co., Inc. ("Keller"), the firm retained by the Company to provide the appraisal of the pro forma market value of the Company, as converted, and the Holding Company, in connection with certain matters related to the appraisal. The Company will indemnify Keller and its affiliates and employees for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in the information supplied to Keller by the Company or by an intentional omission by the Company to state a material fact in the information so provided, except where Keller has been negligent or at fault.

                  (II)  AGREEMENT WITH TRIDENT

                  In general, the agreement with Trident (the "Agency Agreement") provides that the Company will indemnify and hold harmless Trident's directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense (including the reasonable fees and disbursements of counsel) arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of the Company with its consent in connection with, or in contemplation of, the transactions contemplated by the Agency Agreement, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon, and in conformity with, written information regarding Trident furnished to the Company by Trident expressly for use in the Summary Proxy Statement or the Prospectus.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.
--------      ----------------------------------------

              No securities of the Holding Company have been sold by the Holding Company without registration pursuant to the Act, except as follows:

               On February 2, 1998, in connection with the incorporation of the Holding Company, 100 common shares, without par value, of the Holding Company (the "Securities") were sold for an aggregate purchase price of $100 pursuant to
Section 4(2) of the Act in a transaction not involving any public offering. The Securities were sold to Douglas M. McKay, the President of the Holding Company, who had access to all material information about the Holding Company. The Securities were offered without the use of any form of general solicitation or advertising. No underwriter was involved in the transaction, and no commission, discount or other remuneration was paid or given in connection with the sale of the Securities. Under the terms of the Subscription Agreement between the Holding Company and Mr. McKay, the Securities will be repurchased by the Holding Company for $100 on the effective date of the Conversion.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
--------      -------------------------------------------
              (a) EXHIBITS

                  The exhibits filed as a part of this Registration Statement are as follows:
           1.1    Engagement letter with Trident Securities, Inc.
          *1.2    Form of Agency Agreement with Trident Securities, Inc.
           2      Plan of Conversion
           3.1    Articles of Incorporation of United Community Financial Corp.
          *3.2    Code of Regulations of United Community Financial Corp.
           5      Opinion of Vorys, Sater, Seymour and Pease LLP regarding
                  legality of securities being registered
           8.1    Opinion of Vorys, Sater, Seymour and Pease LLP regarding tax matters
           8.2    Opinion of Keller & Company, Inc. regarding the value of
                  subscription rights for tax purposes.
         *10.1    United Community Financial Corp. 1998 Stock Option and
                  Incentive Plan (proposed)
          10.2    United Community Financial Corp. Recognition and Retention
                  Plan and Trust Agreement (proposed)
         *10.3    United Community Financial Corp. Employee Stock Ownership
                  Plan and Trust (proposed)
          10.4    Form of Employment Agreement between The Home Savings and Loan
                  Company of Youngstown, Ohio and certain executive officers
                  (proposed)
          23.1    Consent of Deloitte & Touche LLP
          23.2    Consent of Packer, Thomas & Co.
          23.3    Consent of Keller & Company, Inc.
          23.4    Consent of Vorys, Sater, Seymour and Pease LLP
          27      Financial Data Schedule
          99.1    Summary Proxy Statement
         *99.2    Order Form and Form of Certification
          99.3    Form of Proxy
          99.4    Solicitation and Marketing Material (proposed)
          99.5    Appraisal Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Keller & Company, Inc.
        **99.6    Appraisal Report prepared by Keller & Company, Inc.
         *99.7    Form of Home Savings Charitable Foundation Gift Instrument

      ----------------------

      * To be filed supplementally or by amendment
      **To be filed pursuant to hardship exemption.

        (b)      FINANCIAL STATEMENT SCHEDULES:

                  No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

ITEM 17.          UNDERTAKINGS.
--------          --------------

                  (a) The undersigned, the Holding Company, hereby undertakes:

                           (1) To file, during any period in which offers or
                sales are being made, a post-effective amendment to this Registration Statement:

                                (i) To include any prospectus required by
                 Section 10(a)(3) of the Act;

                                (ii) To reflect in the  prospectus  any facts
                 or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                 (iii) To  include  any  material  information
                 with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           (2) That, for the purpose of determining any
                liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Holding Company, pursuant to the foregoing provisions or otherwise, the Holding Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Holding Company of expenses incurred or paid by a director, officer or controlling person of the Holding Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Holding Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, duly authorized to do so, in the City of Youngstown, State of Ohio, on March 10, 1998.

                                            UNITED COMMUNITY FINANCIAL CORP.


                                            By: /s/  Douglas M. McKay
                                               ------------------------------
                                                Douglas M. McKay
                                                 its President

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and as of the dates indicated.

           Signature                                Title                                        Date
           ---------                                -----                                        ----

                                             Director
-----------------------------------------
Richard M. Barrett

/s/ James E. Bennett, Jr.                    Director                                        March 10, 1998
------------------------------------------
James E. Bennett, Jr.

/s/Charles B. Cushwa, III                    Director                                        March 10, 1998
-------------------------------
Charles B. Cushwa, III

                                             Director
------------------------------------------
Donald R. Inglis

                                             Director
------------------------------------------
Gary Keller

/s/ Patrick A. Kelly                         Treasurer (principal financial and accounting   March 10, 1998
------------------------------------------   officer)
Patrick A. Kelly


/s/ Douglas M. McKay                         Director, President and Chairman (principal     March 10, 1998
-------------------------------------------  executive officer)
Douglas M. McKay


/s/Herbert F. Schuler                        Director                                        March 10, 1998
-------------------------------------------
Herbert F. Schuler

/s/Clarence R. Smith, Jr.                    Director                                        March 10, 1998
-------------------------------------------
Clarence R. Smith, Jr.

/s/Donald J. Varner                          Secretary                                       March 10, 1998
-------------------------------------------
Donald J. Varner

                                             Director
-------------------------------------------
John F. Zimmerman, Jr.


                                      II-9